Exhibit 10.08

EXECUTION COPY

$25,000,000

CREDIT AGREEMENT

between

SANDERS MORRIS HARRIS GROUP INC.,

as Borrower

and

PROSPERITY BANK,

as Lender

Dated as of May 11, 2009

-i-

(continued)

-ii-

(continued)

-iii-

SCHEDULES:

1.01	Existing Letters of Credit
4.04	Consents, Authorizations, Filings and Notices
4.13	Investment Advisers
4.15	Subsidiaries
4.18	UCC Filing Jurisdictions
4.21	Material Contracts
4.22	Insurance
4.25	Existing Accounts
6.02(d)	Existing Indebtedness
6.03(f)	Existing Liens
6.06	Contractually Obligated Restricted Payments
6.08(a)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Security Agreement
B	Form of Closing Certificate
C	Form of Mortgage
D	Form of Term Note
E	Form of Legal Opinion
F	Form of Solvency Certificate
G	Form of Notice of Borrowing
H	Form of Compliance Certificate
I	Form of Edelman Subordination Agreement

-iv-

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of May 11, 2009, between SANDERS MORRIS HARRIS GROUP INC., a Texas corporation (the "Borrower") and PROSPERITY BANK, as lender (the "Lender").

WHEREAS, the Borrower has requested that the Lender extend to the Borrower a term loan; and

WHEREAS, the Lender has agreed to extend a term loan to the Borrower on the terms and subject to the conditions set forth in this Agreement.

ARTICLE I

DEFINITIONS

Section 1.01.   Defined Terms.  As used in this Agreement, the terms listed in this Section 1.01 shall have the respective meanings set forth in this Section 1.01.

"Account Debtor" means any person obligated on an Account.

"Accounts" has the meaning specified in the UCC.

"Acquisition" has the meaning specified in Section 3.01(b)(i).

"Acquisition Agreement" means that certain letter agreement, dated as of January 1, 2009, among Fredric M. Edelman, an individual, Edward Moore, an individual, and the Borrower, which sets forth agreements between the parties thereto regarding transactions contemplated by the Reorganization and Purchase Agreement.

"Acquisition Documents" means the collective reference to the Acquisition Agreement, the Subordinated Note, the Reorganization and Purchase Agreement and all schedules, exhibits and annexes thereto and all other agreements, instruments and documents governing, evidencing or affecting the terms thereof or entered into in connection therewith.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 5% or more of the Equity Interests having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by contract or otherwise.

"Aggregate Indebtedness" means, at any time, "aggregate indebtedness" as defined in and as computed in accordance with Rule 15c3-1.

"Agreement" means this Credit Agreement.

"Anti-Terrorism Order" means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

"Approved Fund" means any Fund that is administered or managed by (a) the Lender, or (b) an Affiliate of the Lender, or (c) an entity or Affiliate of an entity that administers or manages the Lender.

"Asset Sale" means (a) any Disposition or series of related Dispositions of any Equity Interests in a Subsidiary of the Borrower, all or substantially all of the assets of a Subsidiary of the Borrower, or all or substantially all of the assets of a business unit of the Borrower or any Subsidiary of the Borrower, excluding the Capital Markets Division Disposition and the Concept Capital Division Disposition or (b) any Disposition or series of related Dispositions (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 6.05) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

"Assigned Agreement Payment" means any payment made by any Person to the Borrower and/or to SMH SPEADV under any Assigned Agreement.

"Assigned Agreement Payment Account" means that certain deposit account maintained by the Borrower and/or SMH SPEADV with the Lender into which the Borrower and/or SMH SPEADV transfers or deposits Assigned Agreement Payments.

"Assigned Agreement Payment Escrow Account" means that certain deposit account maintained by the Lender into which the Lender transfers or deposits and holds Assigned Agreement Payment Escrow Amounts in escrow until applied in accordance with this Agreement.

"Assigned Agreement Payment Escrow Amount" has the meaning specified in Section 2.06(d).

"Assigned Agreements" means the collective reference to the Redemption Agreement, the Purchase and Sale Agreement, the Salient Note, the Servicing Agreement, the SMH SPEADV Assignments, and all schedules, exhibits and annexes thereto, and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

"Attributable Indebtedness" means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease Obligation, and (c) all Synthetic Debt of such Person.

"Available Cash" means, at any time, (a) the aggregate amount of all unrestricted and unencumbered cash and Cash Equivalents of the Borrower and its Subsidiaries at such time minus (b) the aggregate amount of taxes that would then be payable if the cash or Cash Equivalents of the Foreign Subsidiaries were paid as a dividend to the Borrower or any of its Domestic Subsidiaries as a result of the payment of any such dividend.

"Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Borrower" has the meaning specified in the preamble hereto.

"Borrowing Date" means the Business Day specified by the Borrower as the date on which the Borrower requests the Lender to make the Loan hereunder.

"Business" has the meaning specified in Section 4.16(b).

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

"Capital Expenditures" means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

"Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

"Capital Markets Division Disposition" means the sale of certain assets of SMH Capital Inc. pursuant to that certain Contribution Agreement, dated as of January 1, 2009, by and among the Borrower, SMH Capital Inc., Pan Asia China Commerce Corp., Siwanoy Capital, LLC and Siwanoy Securities, LLC.

"Cash" or "cash" means money, currency or a credit balance in a deposit account.

"Cash Equivalents" means any of the following:

(a)           marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(b)          certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by the Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;

(c)           commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;

(d)           fully collateralized repurchase obligations of the Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government;

(e)           securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory the securities of which state, commonwealth, territory, political subdivision, or taxing authority (as the case may be) are rated at least A by S&P or A by Moody's;

(f)            securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by the Lender or any commercial bank satisfying the requirements of clause (b) of this definition;

(g)           shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or

(h)           shares of money market mutual funds that (i) comply with the criteria set forth in Securities and Exchange Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody's, and (iii) have portfolio assets of at least $5,000,000,000.

"Cash Management Agreement" means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

"CFTC" means the Commodity Futures Trading Commission and any successor entity.

"Clearing Account" means any deposit account, securities account or commodity account established and maintained by any Loan Party with any other Person pursuant to a Clearing Agreement.

"Clearing Agreement" means any agreement, contract or other arrangement between or among the Borrower or any other Loan Party and any broker, dealer, clearing firm, clearing organization, or other Person governing, evidencing or relating to the purchase, sale, brokering, trading, clearing and/or settlement of or the provision of margin or other collateral for any securities transactions by, for, in the name of or on behalf of any customer or other third party.

"Closing Date" means the date on which the conditions precedent set forth in Section 3.01 shall have been satisfied, which date is May 11, 2009.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

"Collateral Account" has the meaning specified in the Guarantee and Security Agreement.

"Commitment" means the obligation of the Lender, if any, to make the Loan to the Borrower hereunder in the original principal amount of $25,000,000.

"Commitment Letter" means the letter agreement dated February 13, 2009 between the Borrower and the Lender.

"Commonly Controlled Entity" means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

"Compliance Certificate" means a certificate duly executed and properly completed by a Responsible Officer of the Borrower substantially in the form of Exhibit H, or in such other form as may be required by the Lender.

"Concept Capital Division" means the division of SMH Capital Inc. known as the Concept Capital Division based in New York, New York.

"Concept Capital Division Disposition" means the sale of the assets of SMH Capital Inc. comprising the Concept Capital Division to NewCo LLC pursuant to the terms of that certain Term Sheet dated as of January 1, 2009 by and among the Borrower, SMH Capital Inc., Michael S. Rosen, and Jack D. Seibald and other agreements, instruments and documents.

"Concept Capital Obligations" means any damages, costs, expenses, claims, liabilities, obligations and other amounts which may be or have been paid or incurred from time to time by the Borrower or any other Group Member directly or indirectly from, as a result of or in connection with any Concept Capital Short Sales Exposure or any other liability, obligation, transaction or matter, in each case whether now existing or hereafter arising, with respect to NewCo LLC or the Concept Capital Division from, under, with respect to or in connection with any Clearing Agreement or other agreement, contract or arrangement, applicable law or otherwise.

"Concept Capital Short Sales Exposure" means, at any date, an aggregate amount equal to the absolute value of the difference of (a) all amounts that NewCo LLC has received from selling securities that NewCo LLC either does not own (or owns but has not delivered to any other Person (which securities have been borrowed by NewCo LLC from one or more third parties) to any Person on or prior to such date minus (b) all amounts that NewCo LLC has paid (or would be required to pay) on such date as a result of purchasing such securities in the open market on such date and returning such securities to such third party lenders.

"Consent and Agreement" means, individually and collectively, (a) the Consent and Agreement among the Borrower, SMH Capital Inc., the Lender, Endowment Advisers, L.P., The Endowment Fund Management, LLC, and The Endowment Fund, GP, L.P., dated as of May 11, 2009 and (b) the Consent and Agreement among the Borrower, SMH Capital Inc., the Lender, Salient Partners, L.P., and Salient Capital Management, LLC, dated as of May 11, 2009.

"Consolidated Client Assets" means, at any date, the aggregate fair market value of all financial assets of all Persons that are invested in any account maintained with, or that are under the management of or held and maintained by, the Borrower or any of its Subsidiaries on behalf of such Persons at such date, in any case on account of which the Borrower or any of its Subsidiaries receive management fees or commission income in exchange for the ongoing management of such financial assets or such accounts.

"Consolidated Current Assets" means, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

"Consolidated Current Liabilities" means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

"Consolidated Leverage Ratio" means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated Tangible Net Worth on such date.

"Consolidated Liquid Assets" means, at any date, (a) Available Cash and all Cash Equivalents at such date, (b) all Marketable Equity Securities at such date, (c) all fee and commission income earned but not yet received under investment advisory and brokerage accounts managed by the Borrower and its Subsidiaries which are due and payable to the Borrower within ninety (90) days of such date, and (d) all amounts under the Redemption Agreement which are due and payable to the Borrower within ninety (90) days of such date, in each case that would, in conformity with GAAP, be included as an asset on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

"Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash distributions, (c) the undistributed earnings of any Subsidiary of the Borrower (other than a Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary, (d) unrealized appreciation or depreciation in the value of any Investment owned by the Borrower or its Subsidiaries, and (e) any charge to or write-down of goodwill recorded by the Borrower in accordance with Statement of Financial Accounting Standards No. 142 as in effect on the date hereof (i) for the fiscal Quarter ended as at December 31, 2008, (ii) for the fiscal Quarter ended as at March 31, 2009, or (iii) for the fiscal Quarter ended as at June 30, 2009 solely as a result of an impairment of goodwill arising directly as a result of the Acquisition.

"Consolidated Short Sales Amount" means, at any date, an aggregate amount equal to all amounts that the Borrower or any Group Member has received from selling securities that such Person does not own (or owns but does not deliver to any other Person (which securities have been borrowed by the Borrower or such other Group Member from one or more third parties)) to any other Person on or prior to such date which securities have neither been purchased or repurchased in the open market prior to such date nor returned to such third party lender on or prior to such date.

"Consolidated Short Sales Exposure" means, at any date, an aggregate amount equal to the absolute value of the difference of (a) all amounts that the Borrower or any such Subsidiary has received from selling securities that the Borrower or any such Subsidiary does not own (or owns but has not delivered to any other Person (which securities have been borrowed by the Borrower or any such other Group Member from one or more third parties) to any other Person on or prior to such date, minus (b) all amounts that the Borrower or any such other Group Member has paid (or would be required to pay) on such date as a result of purchasing such securities in the open market on such date and returning such securities to such third party lenders; provided, however, that if such difference (prior to taking the absolute value thereof) on any date is a positive number, then the absolute value of such difference shall be deemed to be zero on such date.

"Consolidated Tangible Net Worth" means, at any date, (a) all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders' equity at such date, minus (b) the net amount of all goodwill and all other intangible assets of the Borrower and its Subsidiaries, determined on a consolidated basis in conformity with GAAP at such date.

"Consolidated Total Debt" means, at any date, the aggregate principal amount of all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

"Continuing Directors" means the directors of the Borrower on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, if, in each case, such other director's nomination for election to the board of directors of the Borrower is recommended by at least 66-2/3% of the then Continuing Directors.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Cumulative Consolidated Net Income" means, on any date, the sum of Consolidated Net Income for the Fiscal Quarter commencing on January 1, 2008 and for each Fiscal Quarter thereafter up to and including the Fiscal Quarter most recently ended on such date.

"Cumulative Dividend Amount" means, on any date, the sum of all cash dividends made by the Borrower on its issued and outstanding shares of common stock from the Closing Date and through and including such date.

"Customer Security" has the meaning specified in Rule 15c3-3.

"Default" means any of the events specified in Section 7.01, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"Default Rate" means a rate per annum equal to the Highest Lawful Rate.

"Disposition" means with respect to any property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms "Dispose" and "Disposed of" shall have correlative meanings.

"Dollars" and "$" means dollars in lawful currency of the United States.

"Domestic Subsidiary" means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

"Edelman Subordination Agreement" means the Subordination Agreement to be executed by the Lender, the Borrower, Fredric M. Edelman, an individual, and any other Person which from time to time is a permitted holder of all or any part of the Subordinated Note, substantially in the form of Exhibit I.

"EFA LLC Interests" has the meaning specified in Section 3.01(b)(iv).

"EFC LLC Interests" has the meaning specified in Section 3.01(b)(iv).

"Eligible Assignee" means (a) an Affiliate of the Lender, (b) an Approved Fund and (c) any other Person (other than a natural person) approved by the Borrower (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if a Default or an Event of Default has occurred and is continuing.

"Environmental Laws" means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrant, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Event of Default" means any of the events specified in Section 7.01, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"Excess Payment" means, for any Fiscal Quarter, the aggregate amount of cash, securities or other property received by the Borrower under or in respect of the Redemption Agreement which is in excess of $3,000,000 during such Fiscal Quarter.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Foreign Subsidiary" means any Foreign Subsidiary in respect of which either (a) the pledge of all of the Equity Interests of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

"Excluded Taxes" means, with respect to the Lender, the Lender (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to the Lender because the Lender has failed to comply with clause (A) of Section 2.10(e)(i).

"Existing Accounts" has the meaning specified in Section 4.25.

"Existing Credit Facility" means the Credit Agreement, dated as of May 9, 2005, between JPMorgan Chase Bank, National Association, as lender, and Sanders Morris Harris Group Inc., as borrower, as amended, restated, supplemented or otherwise modified prior to the date hereof.

"Extraordinary Receipts" means any and all cash received by or paid to or for the account of any Group Member not in the ordinary course of business (and not consisting of proceeds from an Asset Sale or Recovery Event), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) or casualty claims, (d) judgments, proceeds of settlements or other consideration of any kind in connection with any claim or cause of action, (e) indemnity payments, and (f) any purchase price adjustments.

"FINRA" means Financial Institution Regulatory Authority, Inc., and any successor entity.

"Fiscal Quarter" means any of the four quarters of any Fiscal Year.

"Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on December 31 in any calendar year.

"FOCUS Report" means, for any Person, the Financial and Operational Combined Uniform Single Report required to be filed on a monthly or quarterly basis, as the case may be, with the SEC or the NYSE, or any report that is required in lieu of such report.

"Foreign Subsidiary" means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"Funding Office" means the office of the Lender specified in Section 8.02 or such other office as may be specified from time to time by the Lender as its funding office by written notice to the Borrower.

"GAAP" means generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.01, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.01(b).  In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower and the Lender, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any Self-Regulatory Organization.

"Group Members" means the collective reference to the Borrower and its Subsidiaries.

"Guarantee and Security Agreement" means the Guarantee and Security Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A.

"Guarantee Obligation" means, as to any Person (the "Guaranteeing Person"), any obligation of (a) the Guaranteeing Person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the Guaranteeing Person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "Primary Obligations") of any other third Person (the "Primary Obligor") in any manner, whether directly or indirectly, including any obligation of the Guaranteeing Person, whether or not contingent, (i) to purchase any such Primary Obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such Primary Obligation or (2) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation or (iv) otherwise to assure or hold harmless the owner of any such Primary Obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any Guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the Primary Obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such Guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such Primary Obligation and the maximum amount for which such Guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such Guaranteeing Person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

"Guarantors" means the collective reference to each Material Subsidiary of the Borrower.

"Hazardous Materials" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

"Highest Lawful Rate" means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to the Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.  On each day, if any, that Texas law establishes the Highest Lawful Rate, the Highest Lawful Rate shall be the "weekly ceiling" (as defined in Section 303 of the Texas Finance Code) for that day.

"Indebtedness" means, with respect to any Person, without duplication:

(a)           all indebtedness of such Person for borrowed money;

(b)           all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business that are not past due by more than sixty (60) days after the respective dates on which such trade payables were created);

(c)           all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(d)           all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e)           all Attributable Indebtedness in respect of Capital Lease Obligations (but not operating leases) and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(f)           the maximum amount of all obligations of such Person, contingent or otherwise, with respect to bankers' acceptances, letters of credit (except to the extent such letters of credit are secured by cash collateral), letters of guaranty, surety bonds, performance bonds and similar obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus all accrued and unpaid dividends;

(h)           all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above;

(i)           all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and

(j)           all obligations of such Person in respect of Swap Contracts, valued at the Swap Termination Value thereof.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

"Indebtedness for Borrowed Money" means, with respect to any Person, without duplication, all Indebtedness of such Person, except for obligations constituting Indebtedness under clauses (b), (d) or (g) of the definition of Indebtedness in this Agreement.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Indemnitee" has the meaning specified in Section 8.05(b).

"Insolvency" means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

"Insolvent" means pertaining to a condition of Insolvency.

"Intellectual Property" means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

"Investment" means, with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest of another Person, (b) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person, (c) any loan, advance, extension of credit or capital contribution to, assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (d) any Guarantee Obligation incurred by that Person in respect of Indebtedness of any other Person, and (e) any other investment by that Person in any other Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

"L/C Collateral Account" means a deposit account established and maintained by the Borrower at JPMorgan Chase Bank, N.A. containing cash collateral permitted under Section 6.03(i)(i).

"Lender" has the meaning specified in the preamble hereto.

"Lending Office" means the office or offices of the Lender as the Lender may from time to time notify the Borrower.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any capital lease having substantially the same economic effect as any of the foregoing, and any easement, right of way or other encumbrance on title to real property).

"Loan" means the term loan made by the Lender to the Borrower pursuant to this Agreement in the original principal amount of $25,000,000.

"Loan Documents" means this Agreement, the Term Note, each Secured Cash Management Agreement, each Consent and Agreement, the Commitment Letter, the Security Documents, and the Edelman Subordination Agreement.

"Loan Parties" means each Group Member that is or hereafter becomes a party to a Loan Document.

"Margin Stock" has the meaning assigned to that term under Regulation U.

"Marketable Debt Securities" means, at any time, any debt securities for which an active trading market exists, and price quotations are available from dealers of such securities and third-party pricing sources acceptable to the Lender at such time.

"Marketable Equity Securities" means, at any time, any equity securities listed on a national securities exchange located in the United States or quoted on the Nasdaq Stock Market, Inc. quotation system for which valuations are available on such exchange or from such quotation system at such time.

"Material Adverse Change" means any material adverse change in the business, property, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Loan Parties and their respective Subsidiaries taken as a whole.

"Material Adverse Effect" means a material adverse effect on (a) the Acquisition, (b) the business, property, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Loan Parties and their respective Subsidiaries taken as a whole, (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Lender under any Loan Document, (d) the validity, perfection or priority of any Lien granted pursuant to the Security Documents, (e) the timing or amount of any payment made (or to be made) by any Person to any Loan Party under any Assigned Agreement, (f) the value of the Collateral taken as a whole, or (g) the ability of any Loan Party to perform its obligations under any Loan Document to which it is or is to be a party.

"Material Contract" means any agreement or contract of any Group Member which (a) involves consideration to any Group Member of $500,000 or more in any year, (b) involves consideration by any Group Member of $500,000 or more in any year, (c) imposes financial obligations on any Group Member of $500,000 or more in any year, (d) is an Acquisition Document, an Assigned Agreement, a Swap Contract, or a Clearing Agreement or (e) is otherwise material (or together with related agreements and contracts, is material) to the business, operations, financial condition, performance or properties of the Group Members, taken as a whole.

"Material Subsidiary" means, on any date, (a) each Wholly-Owned Subsidiary of the Borrower and each other Subsidiary of the Borrower which accounts for at least 10% of the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries on such date and (b) SMH SPEADV.

"Maturity Date" means October 31, 2012; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

"Minority Owner" means, with respect to any Subsidiary of the Borrower, any Person (other than a Group Member) who or which directly owns on the Closing Date any Equity Interests in such Subsidiary.

"Mortgages" means the collective reference to the fee mortgages, deeds of trust and similar documents made by any Loan Party in favor of, or for the benefit of, the Lender substantially in the form of Exhibit C (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

"MSRB" means the Municipal Securities Rulemaking Board and any successor entity.

"Multiemployer Plan" means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Net Capital" means, at any time, "net capital" computed in accordance with Rule 15c3-1.

"Net Cash Proceeds" means:

(a)           in connection with any Asset Sale, any Recovery Event or any Extraordinary Receipt received or paid to the account of any Group Member, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received in connection with such transaction, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of any such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and

(b)           in connection with any issuance or sale of Equity Interests or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

"NewCo LLC" means Concept Capital Advisors, LLC.

"Notice of Borrowing" means a Notice of Borrowing, substantially in the form of Exhibit G, duly executed by a Responsible Officer of the Borrower.

"Obligations" means the unpaid principal of and interest on (including interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loan and all other obligations, indebtedness liabilities of the Loan Parties to the Lender and each of them, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document, instrument or agreement made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, guarantee obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Lender that are required to be paid by the Loan Parties pursuant to any Loan Document) or otherwise.

"Organizational Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Participant" has the meaning specified in Section 8.06(c).

"Payment Date" means the last day of each calendar month to occur while the Loan is outstanding and the Maturity Date.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

"Permitted Letters of Credit" means each letter of credit described on Schedule 1.01.

"Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

"Plan" means at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Pledged Equity Interests" has the meaning specified in the Guarantee and Security Agreement.

"Pledged Notes" has the meaning specified in the Guarantee and Security Agreement.

"Preferred Interests" means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person's property and assets, whether by dividend or upon liquidation.

"Prime Rate" means, for any date, the greater of (a) the prime rate published by The Wall Street Journal on such date, or (b) 5.00%.  If at any time The Wall Street Journal does not publish such prime rate, the Lender in its sole discretion shall determine such prime rate using another source of information.

"Pro Forma Balance Sheet" has the meaning specified in Section 4.01(a).

"Projections" has the meaning specified in Section 5.02(c).

"Properties" has the meaning specified in Section 4.16(a).

"Purchase and Sale Agreement" means that certain Purchase and Sale Agreement dated as of August 29, 2008 by and among Sanders Morris Harris Group Inc., Salient Partners, L.P. and Salient Capital Management, LLC and their respective partners and members.

"Recovery Event" means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

"Redemption Agreement" means that certain Agreement to Retire Partnership Interest and Second Amendment to the Limited Partnership Agreement of Endowment Advisors, L.P., dated as of August 29, 2008, among the Borrower, Endowment Advisors, L.P., The Endowment Fund, GP, L.P., and The Endowment Fund Management, LLC and their respective partners and members.

"Regulation T" has the meaning specified in Regulation T of the Board as in effect from time to time.

"Regulation U" has the meaning specified in Regulation U of the Board as in effect from time to time.

"Regulation X" has the meaning specified in Regulation X of the Board as in effect from time to time.

"Reinvestment Deferred Amount" means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loan or reduce the Revolving Commitments pursuant to Section 2.05(b) as a result of the delivery of a Reinvestment Notice.

"Reinvestment Event" means any Asset Sale, Recovery Event or Extraordinary Receipt in respect of which the Borrower has delivered a Reinvestment Notice.

"Reinvestment Notice" means a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale, Recovery Event or Extraordinary Receipt to acquire or repair fixed or capital assets useful in its business.

"Reinvestment Prepayment Amount" means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower's business.

"Reinvestment Prepayment Date" means, with respect to any Reinvestment Event, the earlier of (a) the date occurring six (6) months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person's Affiliates.

"Reorganization" means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

"Reorganization and Purchase Agreement" means that certain Reorganization and Purchase Agreement, dated as of May 10, 2005, among the Borrower, the Edelman Financial Center, Inc., The Edelman Financial Center, LLC and Fredric M. Edelman, an individual.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, ..28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

"Requirement of Law" means, as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Responsible Officer" means the chief executive officer, president or chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender, but, in any event with respect to financial matters, the chief financial officer of the applicable Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person's stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

"Rule 8c1" means Rule 8c1 of the General Rules and Regulations as promulgated by the SEC under the Exchange Act, as such rule may be amended from time to time, or any rule or regulation of the SEC which replaces Rule 8c1.

"Rule 15c2-1" means Rule 15c2-1 of the General Rules and Regulations as promulgated by the SEC under the Exchange Act, as such rule may be amended from time to time, or any rule or regulation of the SEC which replaces Rule 15c2-1.

"Rule 15c3-1" means Rule 15c3-1 of the General Rules and Regulations as promulgated by the SEC under the Exchange Act, as such rule may be amended from time to time, or any rule or regulation of the SEC which replaces Rule 15c3-1.

"Rule 15c3-3" means Rule 15c3-3 of the General Rules and Regulations as promulgated by the SEC under the Exchange Act, as such rule may be amended from time to time, or any rule or regulation of the SEC which replaces Rule 15c3-3.

"Salient Note" means that certain Unsecured Subordinated Promissory Note, dated as of August 29, 2008, in the original principal amount of $9,349,340 made by Salient Partners, L.P. and payable to the order of the Borrower.

"SEC" means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

"Secured Cash Management Agreement" means any Cash Management Agreement that is entered into by and between any Loan Party and the Lender.

"Security Documents" means the collective reference to the Guarantee and Security Agreement, each Consent and Agreement and all other security and collateral agreements and documents hereafter delivered to the Lender that create or purport to create a Lien in favor of the Lender.

"Servicing Agreement" means the Servicing Agreement, dated effective as of September 5, 2006, between Endowment Advisers, L.P. and the Borrower.

"Single Employer Plan" means any Plan that is subject to Title IV of ERISA, but that is not a Multiemployer Plan.

"SMHG Operating Account" has the meaning specified in Section 3.01(q).

"SMHG - Salient Intercreditor Agreement" means any intercreditor agreement, subordination agreement or other similar agreement between or among any of Salient Partners, L.P., as borrower, the Borrower, as junior lender, and a to-be-specified entity, as senior lender, in form and substance satisfactory to the Borrower and the Lender.

"SMHG - Salient Intercreditor Agreement Form" means a proposed execution copy of an Intercreditor Agreement among Salient Partners, L.P., as borrower, the Borrower, as junior lender, and a to-be-specified entity, as senior lender, relating to the Salient Note, in form and substance satisfactory to the Borrower and the Lender.

"SMH SPEADV" means SMH SPEADV, LLC, a Delaware limited liability company.

"SMH SPEADV Assignments" means the collective reference to (a) the Assignment and Assumption Agreement, dated as of May 1, 2009 between the Borrower and SMH SPEADV, pursuant to which the Borrower transfers all of its right, title and interest in the Redemption Agreement to SMH SPEADV and (b) the Assignment and Assumption Agreement, dated as of May 1, 2009 between the Borrower and SMH SPEADV, pursuant to which the Borrower transfers all of its right, title and interest in the Salient Documents to SMH SPEADV.

"SMH SPEADV LLC Interests" means 100% of the limited liability company membership interests of SMH SPEADV.

"Solvent" means, with respect to any Person as of any date of determination, that on such date (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise," as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) "debt" means liability on a "claim," and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

"Specified FOCUS Reports" has the meaning specified in Section 4.01(b).

"Subordinated Note" means that certain Unsecured Subordinated Promissory Note dated May 7, 2009, issued by the Borrower and payable to the order of Fredric M. Edelman, an individual, in the principal amount of $10,000,000 as consideration under the Acquisition Agreement.

"Subsidiary" means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) representing a majority of such shares of stock or such other ownership interests or to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided, however, that the term Subsidiary shall not include any limited partnership, limited liability company, trust, or other special purpose investment entity managed by a Group Member solely because any of the partners, members, or other beneficial owners is a customer of such Group Member.  Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

"Synthetic Debt" means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of "Indebtedness" or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

"Synthetic Lease" means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for income tax purposes, other than any such lease under which such Person is the lessor.

"Synthetic Lease Obligations" means, with respect to any Synthetic Lease, at any time, an amount of equal to the higher of (a) the aggregate termination value or purchase price or similar payments in the nature of principal payable thereunder and (b) the then aggregate outstanding principal amount of the notes or other instruments issued by, and the amount of the equity investment, if any, in, the lessor under such Synthetic Lease.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Note" has the meaning specified in Section 2.12(c).

"UCC" means the Uniform Commercial Code as in effect in the State of Texas; provided that if perfection or the effect of perfection or non-perfection is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Texas, "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

"United States" and "U.S." mean the United States of America.

"USA PATRIOT Act" means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

"Wholly Owned Subsidiary" means, as to any Person, any other Person all of the Equity Interests of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

Section 1.02.   Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.01 and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (vi) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vii) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, accounts and contract rights.

(d)           No inference in favor of, or against, any party to this Agreement shall be drawn from the fact that such party has drafted any portion of this Agreement.

(e)           All obligations of the Borrower and each other Loan Party under this Agreement and the other Loan Documents shall be performed and satisfied by or on behalf of the Borrower or such other Loan Party, as applicable, at its sole cost and expense.

ARTICLE II

AMOUNT AND TERMS OF COMMITMENT

Section 2.01.   Commitment.  Subject to the terms and conditions hereof, the Lender agrees to make the Loan to the Borrower on the Closing Date in an amount not to exceed the amount of the Commitment.

Section 2.02.   Procedure for Loan Borrowing.  The Borrower shall give the Lender irrevocable notice in the form of a Notice of Borrowing (which notice must be received by the Lender prior to 10:00 A.M., Houston, Texas time, one (1) Business Day prior to the anticipated Closing Date) requesting that the Lender make the Loan to the Borrower on the Closing Date and specifying the amount to be borrowed.

Section 2.03.   Repayment of Loan.  The Borrower unconditionally promises to repay the Loan in forty-two (42) consecutive amortizing equal monthly installments, due on each Payment Date, commencing on May 29, 2009, subject to adjustment as provided in Section 2.04 and Section 2.05; provided, however, that the final principal repayment installment of the Loan shall be repaid on the Maturity Date and in any event shall be in an amount equal to the unpaid principal amount of the Loan outstanding on such date.

Section 2.04.   Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loan, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Lender at least one Business Day prior thereto, which notice shall specify the date and amount of prepayment.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of the Loan shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.  Each prepayment of the Loan pursuant to this Section 2.04 shall be applied to the principal repayment installments thereof in inverse order of maturity.

Section 2.05.   Mandatory Prepayments and Commitment Reductions.

(a)           If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 6.02), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loan as set forth in Section 2.05(d).

(b)           If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale (other than the Capital Markets Division Disposition and the Concept Capital Markets Division Disposition), Recovery Event or Extraordinary Receipt then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loan as set forth in Section 2.05(d); provided, that (i) the aggregate Net Cash Proceeds of Asset Sales, Recovery Events and Extraordinary Receipts that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $1,000,000 in any Fiscal Year and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loan as set forth in Section 2.05(d).

(c)           If, at any time during any Fiscal Quarter, the Borrower receives Excess Payments under the Redemption Agreement, an amount equal to 100% of such Excess Payments shall be applied on the Payment Date immediately succeeding the last day of such Fiscal Quarter toward the prepayment of the Loan as set forth in Section 2.05(d).

(d)           All amounts to be applied in connection with prepayments of the Loan made pursuant to this Section 2.05 shall be applied to the Loan and to the principal repayment installments thereof in inverse order of maturity.  Each prepayment of the Loan under Section 2.05 shall be accompanied by accrued interest to the date of such prepayment on the amount so prepaid.

Section 2.06.   Interest Rates and Payment Dates.

(a)           The Loan shall bear interest for each day at a rate per annum equal to the Prime Rate.

(b)           (i)           If any amount of principal of the Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.

(ii)           If any amount (other than principal of the Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.

(iii)           While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.

(iv)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Principal and interest on the Loan shall be due and payable on each Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any bankruptcy, insolvency, reorganization or similar law.

(d)           The Borrower covenants and agrees that (i) each Assigned Agreement Payment made (or to be made) by any Person to the Borrower and/or to SMH SPEADV shall be made, transferred or deposited directly into the Assigned Agreement Payment Account, (ii) on or at any time after any Assigned Agreement Payment is made, transferred or deposited into the Assigned Agreement Payment Account, the Lender will, without notice to or consent of or other action by any other Person, automatically debit and transfer from the Assigned Agreement Payment Account into the Assigned Agreement Payment Escrow Account all or a portion of such Assigned Agreement Payment such that the balance in the Assigned Agreement Payment Escrow Account shall be equal to the next three (3) principal and interest payments scheduled to be made on the Loan (as determined by the Lender) (each such amount, an "Assigned Agreement Payment Escrow Amount"), and then on the next scheduled principal and interest payment date on the Loan, apply a portion of such Assigned Agreement Payment Escrow Amount to the payment and satisfaction of the next scheduled principal and interest payment on the Loan and hold the remaining portion of such Assigned Agreement Payment Escrow Amount in the Assigned Agreement Payment Escrow Account and apply such amounts to the next two (2) scheduled principal and interest payments on the Loan as and when due under this Agreement, and (iii) neither the Borrower nor SMH SPEADV shall use, withdraw or transfer any funds from the Assigned Agreement Payment Account with respect to any Assigned Agreement Payment until the Lender has confirmed to the Borrower that the Lender has debited and transferred the Assigned Agreement Payment Escrow Amount pertaining to such Assigned Agreement Payment to the Assigned Agreement Payment Escrow Account; provided that if at any time an Event of Default has occurred and is continuing, the Lender may immediately apply any funds on deposit in the Assigned Agreement Payment Account and/or the Assigned Agreement Payment Escrow Account to the payment and performance of the Obligations in such order and manner as the Lender may from time to time determine in its sole discretion.

Section 2.07.   Computation of Interest and Fees.

(a)           Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.  Any change in the interest rate on the Loan resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change becomes effective.  The Lender shall as soon as practicable notify the Borrower of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

Section 2.08.   Pro Rata Treatment and Payments.

(a)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without any condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 12:00 Noon, Houston, Texas time, on the due date thereof to the Lender at the Funding Office, in Dollars and in immediately available funds.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.

(b)           The Borrower hereby authorizes the Lender and the Lender's Affiliates, if and to the extent any payment owed to the Lender is not made when due hereunder or any other Loan Document, to charge from time to time, to the fullest extent permitted by applicable law, against any or all of the Borrower's accounts with the Lender or such Affiliate any amount so due.

(c)           Nothing herein shall be deemed to obligate the Lender to obtain the funds for the Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain funds for the Loan in any particular place or manner.

Section 2.09.   Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(ii)           subject the Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.10) and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender; or

(iii)           impose on the Lender any other condition, cost or expense affecting this Agreement made by the Lender; and

the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If the Lender determines that any Change in Law affecting the Lender or any Lending Office of the Lender or the Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, if any, as a consequence of this Agreement or the Loan, to a level below that which the Lender or the Lender's holding company could have achieved but for such Change in Law (taking into consideration the Lender's policies and the policies of the Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender's holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of the Lender setting forth in reasonable detail the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, and how such amount or amounts were determined as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Requests.  Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender's right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Survival.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder.

Section 2.10.   Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)           Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable laws require the Borrower or the Lender to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by the Borrower or the Lender, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If the Borrower or the Lender shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Lender shall withhold or make such deductions as are determined by the Lender to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Lender shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Tax Indemnifications.

(i)           Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby indemnify the Lender and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, the Lender shall, and does hereby, indemnify the Borrower and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower incurred by or asserted against the Borrower by any Governmental Authority as a result of the failure by the Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by the Lender to the Borrower to subsection (e).  The agreements in this clause (ii) shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by the Borrower or the Lender, as the case may be, after any payment of Taxes by the Borrower or the Lender to a Governmental Authority as provided in this Section 2.10, the Borrower shall deliver to the Lender or the Lender shall deliver to the Borrower the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Lender, as the case may be.

(e)           Status of Lender; Tax Documentation.

(i)           The Lender shall deliver to the Borrower at the time or times prescribed by applicable laws or when reasonably requested by the Borrower such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) the Lender's entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to the Lender by the Borrower pursuant to this Agreement or otherwise to establish the Lender's status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, Lender shall deliver to the Borrower executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower as will enable the Borrower, as the case may be, to determine whether or not the Lender is subject to backup withholding or information reporting requirements; and

(iii)           The Lender shall promptly (A) notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of the Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable laws of any jurisdiction that the Borrower make any withholding or deduction for taxes from amounts payable to the Lender.

(f)           Treatment of Certain Refunds.  If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)           Survival.  The agreements in this Section 2.10 shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder.

Section 2.11.   Use of Proceeds.  The proceeds of the Loan shall be used to finance a portion of the Acquisition, to repay certain Indebtedness of the Borrower outstanding on the Closing Date, to pay related transaction fees and expenses, and for other general corporate purposes.

Section 2.12.   Evidence of Debt.

(a)           The Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to the Lender resulting from the Loan from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

(b)           The entries made in the account of the Lender maintained pursuant hereto shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, provided, however, that the failure of the Lender to maintain such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan in accordance with the terms of this Agreement.

(c)           The Borrower agrees that, upon the request by the Lender, the Borrower will execute and deliver to the Lender, a promissory note of the Borrower evidencing the Loan substantially in the form of Exhibit D with appropriate insertions as to date and principal amount (the "Term Note").  The Lender is hereby authorized to record the Borrowing Date, the amount of the Loan and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed to and constituting a part of the Term Note and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure by the Lender to make any such recordation (or any error therein) shall not affect any of the obligations of the Borrower under the Term Note or this Agreement.

Section 2.13.   Mitigation Obligations.  If the Lender requests compensation under Section 2.09, or requires the Borrower to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.10, then the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking the Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.10, as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01.   Conditions to Making the Loan.  The agreement of the Lender to make the Loan is subject to the satisfaction, prior to or concurrently with the making of the Loan on the Closing Date, of the following conditions precedent:

(a)           Credit Agreement; Other Loan Documents.  The Lender shall have received the following, each of which shall be originals or, at the discretion of the Lender, telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, and each in form and substance satisfactory to the Lender:

(i)           this Agreement, duly executed and delivered by the Lender and the Borrower;

(ii)          the Term Note, duly executed and delivered by a duly authorized officer of the Borrower;

(iii)         the Guarantee and Security Agreement, duly executed and delivered by each Loan Party;

(iv)         each Control Agreement required by Section 5.01 of the Guarantee and Security Agreement, duly executed by the Lender, the applicable Loan Parties, and the applicable depository institutions, commodity intermediaries and securities intermediaries, which is required to be delivered by any Loan Party on or prior to the Closing Date pursuant to the Guarantee and Security Agreement;

(v)          each Acknowledgment and Consent, in the form attached to the Guarantee and Security Agreement, duly executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party, which is required to be delivered by any Loan Party on or prior to the Closing Date pursuant to the Guarantee and Security Agreement;

(vi)         executed copies of the Assigned Agreements referred to in the Guarantee and Security Agreement, together with each Consent and Agreement relating thereto and the SMH SPEADV Assignments, duly executed and delivered by each party thereto; and

(vii)        the Edelman Subordination Agreement, duly executed and delivered by the Borrower and Fredric M. Edelman, an individual; and

(viii)       the SMHG - Salient Intercreditor Agreement Form.

(b)           Acquisition, Etc.  The Lender shall be satisfied that the following transactions shall have been consummated, in each case on terms and conditions satisfactory to the Lender:

(i)           The Borrower shall have purchased (A) from Fredric M. Edelman, an individual, 58% of the limited liability company membership interests of Edelman Financial Advisors, LLC, and (B) from Edward Moore, an individual, 8% of the limited liability company membership interests of Edelman Financial Advisors, LLC pursuant to the Acquisition Documents (such purchase transactions, collectively, the "Acquisition");

(ii)          the aggregate purchase price for the limited liability company membership interests of Edelman Financial Advisors, LLC to be purchased by the Borrower pursuant to the Acquisition shall not exceed $35,500,000;

(iii)         the aggregate Indebtedness for Borrowed Money of the Borrower and its Subsidiaries on the Closing Date, after giving effect to the Acquisition, shall not exceed $37,000,000;

(iv)         immediately following the consummation of the Acquisition, the Borrower shall own 76% of the limited liability company membership interests of each of (A) The Edelman Financial Center, LLC (the "EFC LLC Interests") and (B) Edelman Financial Advisors, LLC (the "EFA LLC Interests"); and

(v)          the Lender shall (A) have received satisfactory evidence that the Existing Credit Facility shall have been terminated and all amounts thereunder shall have been paid in full and (B) be satisfied that acceptable satisfactory arrangements shall have been made for the termination of all letters of credit issued by any Person for the account of the Borrower or any of its Subsidiaries (other than the Permitted Letters of Credit) and the termination of all Liens granted in connection with the Existing Credit Facility and any such letters of credit (other than Liens securing reimbursement obligations arising from Permitted Letters of Credit).

(c)           Closing Certificates, Etc.  The Lender shall have received from each Loan Party, as applicable, (i) a copy of a long form good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (ii) a Closing Certificate for each such Person substantially in the form of Exhibit B, with appropriate insertions and attachments, dated the Closing Date duly executed and delivered by such Person's Secretary or Assistant Secretary, other Responsible Officer, managing member or general partner, as applicable, as to:

(i)           resolutions of each such Person's Board of Directors (or general partner, manager or managers, other managing body, in the case of an entity other than a corporation) then in full force and effect authorizing, to the extent relevant, all aspects of the Acquisition applicable to such Person and the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(ii)          the incumbency and signatures of such Person's officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person;

(iii)         the full force and validity of each Organizational Document of such Person and copies thereof; and

(iv)         the other matters specified therein;

upon which certificates the Lender may conclusively rely until they shall have received a further certificate of the Secretary, Assistant Secretary, other Responsible Officer, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

(d)           Pro Forma Balance Sheet; Financial Statements.  The Lender shall have received (i) if requested by the Lender, the Pro Forma Balance Sheet, (ii) audited consolidated and consolidating financial statements of the Borrower and its Subsidiaries for the 2006, 2007 and 2008 Fiscal Years and unaudited interim consolidated and consolidating financial statements of the Borrower and its Subsidiaries for each fiscal month and quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lender, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries.

(e)           Approvals.  All governmental and third-party approvals (including landlords' and other consents) necessary in connection with the Acquisition, the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the Loan contemplated hereby.  There shall not exist any order, decree, judgment, ruling or injunction which restrains the consummation of the transactions contemplated by the Loan Documents or the Acquisition Documents.

(f)           Lien Searches.  The Lender shall have received the results of recent Lien searches by a Person satisfactory to the Lender, of the Uniform Commercial Code, Intellectual Property, judgment and tax lien filings that may have been filed with respect to personal property of the Loan Parties, and the results of such searches shall be satisfactory in form and substance to the Lender.

(g)           Fees and Expenses.  The Lender shall have received payment in full of the Commitment Fee (as defined in the Commitment Letter), and all fees, costs and expenses for which invoices have been presented (including, without limitation, all fees, costs and expenses of legal counsel to the Lender), on or before the Closing Date.  All such amounts will be paid with proceeds of the Loan made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Closing Date.

(h)           Legal Opinion.  The Lender shall have received the legal opinion of John T. Unger, general counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit E.

(i)           Pledged Equity Interests; Pledged Notes.  The Lender shall have received (i) the certificates representing each of the EFC LLC Interests, the EFA LLC Interests, the SMH SPEADV LLC Interests, and each of the other Pledged Equity Interests required to be delivered by a Loan Party to the Lender on or prior to the Closing Date pursuant to the Guarantee and Security Agreement, in each case together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) the original executed Salient Note and each of the other Pledged Notes required to be delivered by any Loan Party to the Lender on or prior to the Closing Date pursuant to the Guarantee and Security Agreement, in each case endorsed (without recourse to the Lender) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j)           Actions to Perfect Liens.  The Lender shall have received evidence satisfactory to it that all filings, recordings, registrations, and other actions necessary, or in the opinion of the Lender, desirable to perfect and protect the Liens created by the Security Documents shall have been completed (including, without limitation, the filing of financing statements on form UCC-1, and receipt by the Lender of duly executed payoff letters, UCC-3 termination statements (or authorizations to terminate financing statements).

(k)           Solvency Certificate.  The Lender shall have received a Solvency Certificate, in substantially the form of Exhibit F, executed by the chief financial officer of the Borrower.

(l)           Insurance.  The Lender shall have received insurance certificates and endorsements satisfying the requirements of Section 5.02(b) of the Guarantee and Security Agreement.

(m)           Related Agreements.  The Lender shall have received true and correct executed copies, certified as to authenticity by the Borrower, of the Acquisition Documents, the Assigned Agreements, each Material Contract then in effect and such other documents or instruments as may be requested by the Lender, including a copy of each employment agreement, non-competition agreement and other agreement with each officer of any Loan Party.

(n)           Capitalization; Legal Structure.  The Lender shall be satisfied with the corporate (or other organizational) and legal structure and capitalization of each Loan Party and each of its Subsidiaries, including the terms and conditions of their Organizational Documents and each class of Equity Interests in each Loan Party and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization.

(o)           FOCUS Reports.  The Lender shall have received copies of the FOCUS Reports referred to in Section 4.01.

(p)           Business Plan.  If Lender has so requested, the Lender shall have received a business plan for the Borrower and its Subsidiaries for the Fiscal Year ending on December 31, 2009, which business plan shall be satisfactory in form and substance to the Lender.

(q)           Operating Accounts.  The Borrower shall have established its primary operating accounts with the Lender pursuant to one or more Cash Management Agreements (each, an "SMHG Operating Account").

(r)           Representations and Warranties.  Each of the representations and warranties of the Loan Parties contained in the Loan Documents shall be true and correct on and as of such date, before and after giving effect to the Loan and application of the proceeds therefrom, as if made on and as of such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they shall be true and correct as of such earlier date).

(s)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date or would result from the Loan or the application of the proceeds therefrom.

(t)           Additional Matters.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, the other Loan Documents, the Assigned Agreements, the Clearing Agreements and the Acquisition Documents shall be satisfactory in form and substance to the Lender, and the Lender shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loan, the Borrower hereby represents and warrants to the Lender that:

Section 4.01.   Financial Condition.

(a)           If required by the Lender, the unaudited pro forma consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the Closing Date (including the notes thereto) (the "Pro Forma Balance Sheet") has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loan to be made and the Subordinated Note to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing.  If furnished to the Lender, the Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at the Closing Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)           The audited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at December 31, 2006, December 31, 2007 and December 31, 2008, and the related consolidated and consolidating statements of income, changes in shareholders' equity, and of cash flows for the Fiscal Years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP (or, with the written approval of the Lender, other independent certified public accountants of nationally recognized standing), present fairly on a consolidated and consolidating basis the financial condition of the Borrower as at such date, and on a consolidated and consolidating basis the results of its operations and its cash flows for the respective Fiscal Years then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  No Group Member has any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, or any Swap Contracts or other similar obligations, in each case that are not reflected in the most recent financial statements referred to in this paragraph.  During the period from December 31, 2008 to and including the date hereof, other than the Capital Markets Division Disposition and the Concept Capital Division Disposition, there has been no Disposition by any Group Member of any material part of its business or property.  The Borrower has also provided the Lender the quarterly FOCUS Reports provided by SMH Capital Inc. to the SEC during 2008 (the "Specified FOCUS Reports").  The Specified FOCUS Reports are correct and complete in all material respects and conform in all material respects to Exchange Act requirements and applicable SEC rules and regulations.

Section 4.02.   No Change.  Since December 31, 2008 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.03.   Corporate Existence; Compliance with Law.  Each Group Member (a) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or other organization, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, (d) possesses all licenses, registrations and authorizations from and with any Governmental Authority necessary or material to the conduct of its business as now or presently proposed to be conducted, (e) is in compliance, and after entering into this Agreement will be in compliance, with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (f) is not in arrears in regard to any assessment made upon it by the SIPC or any other applicable Governmental Authority, and (g) has not received any notice from the SEC, FINRA, MSRB, CFTC or any other Governmental Authority of any alleged rule violation or other circumstance which could reasonably be expected to have a Material Adverse Effect.

Section 4.04.   Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain the Loan hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents and the Acquisition Documents to which it is a party and, in the case of the Borrower, to authorize the Loan on the terms and conditions of this Agreement and to authorize the transactions and payments contemplated for the Acquisition.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition or the Loan or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.04, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.18.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.05.   No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the making of the Loan hereunder and the use of the proceeds thereof will not violate, conflict with or create a default under any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.  The Acquisition and the Acquisition Documents comply with all applicable Requirements of Law.

Section 4.06.   Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, the Acquisition Documents or the Assigned Agreements or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

Section 4.07.   No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

Section 4.08.   Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.03.

Section 4.09.   Intellectual Property.  Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted.  No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim.  The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

Section 4.10.   Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member).  No Tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.  No Group Member is a party to any Tax sharing or Tax allocation agreement.

Section 4.11.   Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member  pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

Section 4.12.   ERISA.

(a)           Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code.

(b)           No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.

(c)           The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by more than $250,000 in the aggregate as to all such Plans.

(d)           Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

Section 4.13.   Investment Company Act; Investment Advisers Act; Other Regulations.

(a)           No Loan Party is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940.

(b)           No Loan Party is an "investment adviser" under the Investment Advisers Act of 1940, except as set forth in Schedule 4.13.  Each Loan Party set forth on Schedule 4.13 is duly registered as an "investment adviser" under the Investment Advisers Act of 1940.

(c)           No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

Section 4.14.   Federal Reserve Regulations.  Neither the making of the Loan hereunder nor the use of any of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, Regulation U, or Regulation X.  Following the application of the proceeds of the Loan, less than 25% of the value of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder taken as a whole have been, and will continue to be, represented by Margin Stock.  If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

Section 4.15.   Subsidiaries.  Except as disclosed to the Lender by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock or similar options granted to employees or directors and directors' qualifying shares) of any nature relating to any Equity Interests of the Borrower or any Subsidiary.  All of the outstanding shares of capital stock and other Equity Interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable, and all such shares and other Equity Interests owned by the Borrower or a Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens.

Section 4.16.   Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)           the facilities and properties owned, leased or operated by any Group Member (the "Properties") do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations or under circumstances that constitute or constituted a violation of any Environmental Law or could give rise to any Environmental Liability;

(b)           no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, Environmental Liability or potential Environmental Liability or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the "Business"), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)           Hazardous Materials have not been transported or disposed of from the Properties in violation of any Environmental Law, or in a manner or to a location that could give rise to any Environmental Liability, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to any Environmental Liability;

(d)           no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)           there has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to any Environmental Liability;

(f)           the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)           no Group Member has assumed any Environmental Liability of any other Person.

Section 4.17.   Accuracy of Information, Etc.  No statement or information contained in this Agreement, any other Loan Document, any Assigned Agreement, or any Acquisition Document or any other document, report, certificate or statement furnished by or on behalf of the Borrower or any Subsidiary to the Lender, or any of them, in connection with the transactions contemplated by this Agreement, any other Loan Document, any Assigned Agreement, or any Acquisition Document contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  As of the date hereof, all of the representations and warranties of the Borrower or any Subsidiary contained in the Acquisition Documents and the Assigned Agreements are true and correct in all material respects.  There is no fact known to the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in any other Loan Document, in any Assigned Agreement, in any Acquisition Document or in any other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.

Section 4.18.   Security Documents.  The Guarantee and Security Agreement is effective to create in favor of the Lender a legal, valid and enforceable security interest in all of the Collateral described therein and proceeds thereof.  In the case of the Pledged Equity Interests and the Pledged Notes described in the Guarantee and Security Agreement, when certificates representing such Pledged Equity Interests and when such Pledged Notes are delivered to the Lender, and in the case of the other Collateral described in the Guarantee and Security Agreement, when financing statements and other filings specified on Schedule 4.18 in appropriate form are filed in the offices specified on Schedule 4.18, the Guarantee and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in and to all such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity Interests and Pledged Notes, Liens permitted by Section 6.03).

Section 4.19.   Solvency.  Each Loan Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

Section 4.20.   Certain Documents.  The Borrower has delivered to the Lender complete and correct copies of the Acquisition Documents and the Assigned Agreements, including any amendments, supplements or modifications with respect to any of the foregoing.

Section 4.21.   Material Contracts.  Schedule 4.21 sets forth as of the Closing Date a complete and accurate list of all Material Contracts of each Group Member, showing the parties, subject matter and term thereof.  Each such Material Contract has been duly authorized, executed and delivered by all of the parties thereto, has not been amended, supplemented or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under any Material Contract by any party thereto.

Section 4.22.   Insurance.  Schedule 4.22 sets forth as of the Closing Date a complete and accurate list of all policies of insurance maintained by each Group Member, showing with respect to each such policy the type of insurance, the coverage amount, the carrier, and the duration of coverage.  All premiums with respect to such policies of insurance have been fully paid.

Section 4.23.   Foreign Assets Control Regulations, Etc.

(a)           Neither the making of the Loan hereunder nor the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)           No Group Member (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person.  Each Group Member is in compliance with the USA PATRIOT Act.

(c)           No part of the proceeds from the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower.

Section 4.24.   Net Capital.

(a)           SMH Capital Inc. is operating pursuant to the Aggregate Indebtedness requirements provided in paragraph (a)(1) of Rule 15c3-1;

(b)           SMH Capital Inc. is not in arrears with respect to any assessment made upon it by the SIPC, except for any such assessment being contested in good faith and by appropriate proceedings; and

(c)           No Loan Party is subject to regulation under Rule 8c-1, Rule 15c2-1, Rule 15c3-1 or Rule 15c3-3, other than SMH Capital Inc.

Section 4.25.   Loan Party Accounts.  No Loan Party has established or is maintaining, for its own account, any deposit account, securities account or commodity account with any other Person, other than (i) the SMHG Operating Accounts, (ii) the Clearing Accounts in effect on the date hereof, (iii) the L/C Collateral Account in effect on the date hereof, and (iv) the deposit accounts described on Schedule 4.25 as in effect on the date hereof (such scheduled accounts being referred to herein collectively as the "Existing Accounts").

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any of the Obligations remain outstanding or any Loan Document remains in effect, the Borrower shall and shall cause each of its Subsidiaries to:

Section 5.01.   Financial Statements.  Furnish to the Lender:

(a)           as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a copy of the audited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated and consolidating statements of income, changes in shareholders' equity, and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

(b)           as soon as available, but in any event not later than fifty (50) days after the end of each of the first three quarterly periods of each Fiscal Year of the Borrower, the unaudited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income, changes in shareholders' equity, and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Section 5.02.   Certificates; Other Information.  Furnish to the Lender:

(a)           concurrently with the delivery of the financial statements referred to in Section 5.01(a), (i) a certificate of the independent certified public accountants reporting on such financial statements stating that (A) in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate, and (B) the Compliance Certificate delivered concurrently with such financial statements is true and correct in all respects, (ii) a certificate, executed by an authorized officer of an independent third party reasonably acceptable to the Lender, stating the assets under management of each of The Edelman Financial Center, LLC, and Edelman Financial Advisors, LLC, and (iii) either a certificate, executed by an authorized officer of an independent third party reasonably acceptable to the Lender, stating the assets under management of The Endowment Master Fund, L.P. or a copy of the form N-CSR Certified Shareholder Report filed by the Endowment Master Fund, L.P. with the SEC;

(b)           concurrently with the delivery of any financial statements pursuant to Section 5.01, a Compliance Certificate executed by a Responsible Officer of the Borrower (x) stating that, to the best of such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (y) containing all information and calculations necessary for determining compliance with the financial covenants and other provisions of this Agreement specified by the Lender referred to therein as of the last day of the Fiscal Quarter or Fiscal Year of the Borrower, as the case may be;

(c)           as soon as available, and in any event no later than forty-five (45) days after the end of each Fiscal Year of the Borrower, a detailed consolidated budget for the following Fiscal Year (including the projected consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated and consolidating statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)           within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year and ninety (90) days after the end of the fourth Fiscal Quarter of each Fiscal Year of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e)           no later than ten (10) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification under or pursuant to any Acquisition Document or any Assigned Agreement;

(f)           within five (5) days after the same are sent, copies of all financial statements and reports that any Group Member sends to any holder of any of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower or any other Loan Party may make to, or file with, the SEC;

(g)           no later than twenty (20) days prior to the closing of any Asset Sale, a notice (i) describing such Asset Sale and the material terms thereof, and (ii) stating the estimated Net Cash Proceeds anticipated to be received by the Group Members from such Asset Sale;

(h)           promptly, copies of all federal, state, local and foreign Tax returns and reports filed by each Group Member in respect of Taxes measured by income (excluding sales, use and like Taxes);

(i)           as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, (i) a report in form and substance satisfactory to the Lender outlining all insurance coverage maintained as of the date of such report by the Group Members (specifying the type, amount, deductibles and carrier) and the duration of such coverage, and (ii) an insurance broker's statement that all premiums then due and payable with respect to such coverage have been paid and confirming compliance by the Group Members with Section 5.02(a) of the Guarantee and Security Agreement;

(j)           as soon as available and in any event within five (5) Business Days after the receipt thereof, copies of any "management letter" or similar letter or report received by the Borrower from its independent public accountants;

(k)           as soon as available and in any event within twenty-five (25) days after the end of each Fiscal Quarter of the Borrower, the FOCUS Reports for such Fiscal Quarter filed by each applicable Loan Party with the SEC;

(l)           as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter of the Borrower, a report from the Borrower's general counsel showing all litigation to which the Borrower or any of its Subsidiaries is a party;

(m)           as soon as available and in any event within five (5) Business Days after the end of each calendar month, (i) a report describing the Consolidated Short Sales Exposure, the Concept Capital Short Sales Exposure, the Consolidated Short Sales Amount, and Available Cash and Cash Equivalents in each case as of the last Business Day of such calendar month, and all Clearing Agreements in effect as of the last Business Day of such calendar month, (ii) a report describing any claims made or reasonably expected to be made by any Person, directly or indirectly, against the Borrower or any other Group Member from, as a result of or in connection with (A) any short sale transaction or (B) any other claim, liability or obligation under any Clearing Agreement (including any Concept Capital Obligation), (iii) a report describing in reasonable detail all outstanding Swap Contracts and securities repurchase (and reverse repurchase) agreements to which any Loan Party is a party and the estimated Swap Termination Value or other liability of such Loan Parties thereunder, (iv) to the extent not previously disclosed to the Lender in writing, a description of any change in the jurisdiction of organization or name of any Loan Party and a list of all Intellectual Property and real property (including any leasehold interests) acquired by any Loan Party since the date of the most recent list delivered pursuant to this subsection (m) (or, in the case of the first such list so delivered, since the Closing Date), (v) a list of all Investments that have been made or are held by any Loan Party and permitted under Section 6.08, and (vi) updated versions of each Schedule to the Guarantee and Security Agreement containing information to the effect that such Schedule is true, correct and complete in all respects as of the last Business Day of such calendar month; and

(n)           promptly, such additional financial and other information as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or (b) or Section 5.02(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at www.smhgroup.com; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that:  (x) if requested by the Lender, the Borrower shall deliver paper copies of such documents to the Lender and (y) the Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.02(b) to the Lender.

Section 5.03.   Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

Section 5.04.   Maintenance of Existence; Compliance.

(a)           (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) maintain all registrations, consents, approvals, authorizations, rights, permits, licenses, privileges and franchises from any Governmental Authority, Self-Regulatory Organization or securities exchange necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.04 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)           comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.05.   Maintenance of Property; Insurance.

(a)           Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; and

(b)           maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

Section 5.06.   Inspection of Property; Books and Records; Discussions.

(a)           Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and

(b)           at the sole cost and expense of the Borrower, representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of any Group Member with officers and employees of any Group Member and with its independent certified public accountants.

Section 5.07.   Notices.  Promptly give notice to the Lender of:

(a)           the occurrence of any Default or Event of Default;

(b)           any (i) default, event of default, termination event or other similar event or circumstance under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)           any litigation, proceeding or other claim against or affecting any Group Member (i) in which the amount involved is $250,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d)           as soon as possible, and in any event within ten (10) days after any Responsible Officer of the Borrower learns thereof, notice of the assertion or commencement of any claim, action, litigation, suit or proceeding against or affecting any Group Member, commenced by any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect;

(e)           any assertion of any Environmental Liability or any other claim under any Environmental Law against, or with respect to any activities or properties of, any Group Member in which the amount of the Environmental Liability or claim is $250,000 or more;

(f)           the following events, as soon as possible and in any event within thirty (30) days after any Group Member knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(g)           any material change in accounting policies or financial reporting practices by any Group Member;

(h)           the occurrence of any Asset Sale, Recovery Event, incurrence or issuance of Indebtedness or receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05;

(i)           as soon as possible, and in any event, within two (2) Business Days, any information or notice provided to the Borrower by (A) any Person under or in connection with any Consent and Agreement or any Assigned Agreement, (B) The Edelman Financial Center, LLC or Edelman Financial Advisors, LLC, (C) Fredric M. Edelman or any other Person under or in connection with the Edelman Subordination Agreement, (D) any Person under or in connection with any SMHG - Salient Intercreditor Agreement or (E) The Endowment Master Fund, L.P. or any of its Affiliates;

(j)           any default, event of default or similar occurrence by any party to any of the Acquisition Documents or any of the Assigned Agreements;

(k)           prior to its occurrence, any change in the management of the Borrower; and

(l)           any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice delivered to the Lender pursuant to this Section 5.07 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

Section 5.08.   Environmental Laws.

(a)           Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

Section 5.09.   Additional Collateral.

(a)           With respect to any property acquired after the Closing Date by any Group Member (other than any property described in paragraph (b), (c) or (d) below, and property acquired by any Excluded Foreign Subsidiary) as to which the Lender does not have a perfected Lien, promptly (i) execute and deliver to the Lender such amendments to the Guarantee and Security Agreement or such other documents or agreements as the Lender may require to grant to the Lender, a perfected first priority security interest in such property and (ii) take all actions required by the Lender to grant to the Lender a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Security Agreement or by law or as may be requested by the Lender.

(b)           With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $100,000 acquired after the Closing Date by any Group Member, promptly (i) execute and deliver a first priority Mortgage, in favor of the Lender covering such real property, (ii) if requested by the Lender, provide the Lender with (A) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be specified by the Lender), together with such endorsements as the Lender may require, (B) a current ALTA survey of such real property, together with a surveyor's certificate, (C) an environmental site assessment report for such real property, (D) an appraisal of such real property, and (E) such consents, waivers, and estoppels, and intercreditor, attornment and subordination agreements as may be required by the Lender in connection with such Mortgage, each of the foregoing to be in scope, form and substance satisfactory to the Lender, and (iii) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, satisfactory to the Lender.

(c)           With respect to any new Material Subsidiary (other than an Excluded Foreign Subsidiary) which is created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Lender such amendments to the Guarantee and Security Agreement and take such other action as the Lender may require to grant to the Lender, for the benefit of the Lender, a perfected first priority security interest in the Equity Interests of such new Material Subsidiary that is owned by any Group Member, (ii) deliver to the Lender the certificates representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Material Subsidiary (A) to become a party to the Guarantee and Security Agreement, (B) to take all actions required by the Lender to grant to the Lender a perfected first priority security interest in the Collateral described in the Guarantee and Security Agreement with respect to such new Material Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Security Agreement or by law or as may be requested by the Lender and (C) to deliver to the Lender a certificate of such Material Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments, and (iv) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, satisfactory to the Lender.

(d)           With respect to any new Excluded Foreign Subsidiary that is a Material Subsidiary which is created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Lender such amendments to the Guarantee and Security Agreement and take such other action as the Lender may require to grant to the Lender a perfected first priority security interest in the Equity Interests of such new Material Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66% of the total outstanding voting Equity Interests of any such new Material Subsidiary be required to be so pledged), (ii) deliver to the Lender the certificates representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member and take such other action as may be required by the Lender to perfect the Lender's security interest therein, and (iii) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, satisfactory to the Lender.

Section 5.10.   Further Assurances.

(a)           Promptly upon request by the Lender, correct any defect or error that may be discovered from time to time in any Loan Document or in the execution, acknowledgment, filing or recordation thereof; and

(b)           Promptly upon request by the Lender, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Lender may require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Group Member's properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Group Member is or is to be a party.

Section 5.11.   Compliance with Leases.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which any Group Member is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or canceled, notify the Lender of any default by any party with respect to such leases and cooperate with the Lender in all respects to cure any such default.

Section 5.12.   Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Lender and, upon request of the Lender, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Group Member is entitled to make under such Material Contract, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

Section 5.13.   Valuation and Appraisals.  Promptly upon the request of the Lender at any time and from time to time, and at the sole cost and expense of the Borrower, provide the Lender with descriptions, valuations, appraisals and updates of any or all of the Collateral (including, to the extent requested by the Lender, valuations and appraisals from third parties selected or approved by the Lender), and prepared on a basis satisfactory to the Lender, such appraisals and updates to include, without limitation, information required by applicable Requirements of Law and by the internal policies of the Lender.

Section 5.14.   Board Visitation.  Permit the Lender to designate an observer, without voting rights, who will be entitled to attend, observe or otherwise participate in all meetings of the board of directors (or equivalent governing body) of the Borrower (including meetings of committees and subcommittees thereof).  The Borrower shall deliver to the Lender reasonable prior notice of the time and place of each meeting of the board of directors (or equivalent governing body) of the Borrower.  The Borrower shall deliver to the Lender (a) in advance of execution, any resolutions adopted or taken by the board of directors (or equivalent governing body), or any committee or subcommittee thereof, without a meeting, and (b) all other materials provided to the board of directors (or equivalent governing body) of the Borrower.  The Borrower shall reimburse such observer on demand for all expenses incurred by it in attending such meetings.

Section 5.15.   Operating Accounts and Other Business.  At all times maintain all of the Borrower's primary operating accounts with the Lender and enter into Cash Management Agreements with the Lender to the extent required by the Lender to operate and maintain all such operating accounts, and take all actions reasonably requested by the Lender from time to time to enable the Lender to provide any Group Member with information regarding any products or services offered by the Lender, including Cash Management Agreements and overnight investments.

Section 5.16.   Net Capital.  Cause SMH Capital Inc. to (a) maintain at all times a ratio of Net Capital to Aggregate Indebtedness (computed in accordance with Rule 15c3-1) of not less than 10% and (b) at all times extend or maintain credit to or for its customers in compliance with the applicable provisions of Regulation T, and with respect to any Customer Securities, in compliance with Regulation T, Rule 8c-1, Rule 15c2-1, and Rule 15c3-1, and all other applicable Requirements of Law from time to time in effect.

Section 5.17.   Capital Markets Division Disposition.  Consummate in full to the satisfaction of the Lender the Capital Markets Division Disposition on or prior to June 30, 2009.

Section 5.18.   Concept Capital Division Disposition and Indemnification.

(a)           Consummate in full to the satisfaction of the Lender the Concept Capital Division Disposition on or prior to September 30, 2009 (including the transfer by the Borrower to NewCo LLC of all short sales transactions and exposures of the Concept Capital Division, either by assignment and assumption or by termination of all short sales transactions, in effect on or immediately prior to the date of such consummation; and

(b)           take all actions necessary or requested by the Lender to terminate each Contractual Obligation (including any Clearing Agreement), the terms and provisions of which directly or indirectly create (or may create) any Concept Capital Obligations, on or prior to the date which is thirty (30) days after the date of consummation of the Concept Capital Division Disposition, and provide evidence of each such termination to the Lender.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Obligations remain outstanding or any Loan Document remains in effect, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

Section 6.01.   Financial Covenants.

(a)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any Fiscal Quarter of the Borrower to exceed 0.50 to 1.00.

(b)           Consolidated Tangible Net Worth.  Permit Consolidated Tangible Net Worth as at the last day of any calendar month to be less than $90,000,000.

(c)           Consolidated Liquid Assets.  Permit (i) Consolidated Liquid Assets as at the last day of any Fiscal Quarter of the Borrower to be less than $40,000,000, or (ii) the portion of Consolidated Liquid Assets consisting of Available Cash and Cash Equivalents as at the last day of any calendar month to be less than $20,000,000.

(d)           Consolidated Client Assets.  Permit Consolidated Client Assets at any time to be less than $8,000,000,000.

(e)           Consolidated Short Sales Exposure.  Permit (i) Consolidated Short Sales Exposure at any time during the period from the Closing Date until September 30, 2009 to be greater than $1,000,000, or (ii) Consolidated Short Sales Amount at any time during the period from October 1, 2009 until the Maturity Date to be greater than $1,000,000.

(f)           Consolidated Net Income.  Permit (i) Consolidated Net Income for any Fiscal Year of the Borrower to be less than zero, or (ii) Consolidated Net Income for any three (3) consecutive Fiscal Quarters of the Borrower to be less than zero for any such Fiscal Quarter.

Section 6.02.   Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party pursuant to any Loan Document;

(b)           Indebtedness of (i) the Borrower to any Subsidiary, (ii) of any Material Subsidiary to the Borrower or any other Subsidiary, and (iii) subject to Section 6.08(h), of any Foreign Subsidiary to the Borrower or any Material Subsidiary;

(c)           Guarantee Obligations incurred by the Borrower or any Material Subsidiary in respect of any Indebtedness of the Borrower or any Material Subsidiary otherwise permitted by this Section 6.02;

(d)           Indebtedness outstanding on the date hereof and listed on Schedule 6.02(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e)           Unsecured Indebtedness arising under Swap Contracts permitted by Section 6.20 entered into in the ordinary course of business having an aggregate Swap Termination Value not to exceed $100,000 at any time outstanding;

(f)           Indebtedness arising under securities repurchase agreements entered into in the ordinary course of business in an aggregate amount not to exceed $100,000 at any time outstanding;

(g)           Indebtedness arising from liabilities and obligations (including Concept Capital Obligations) under any Clearing Agreement in an aggregate amount not to exceed $500,000 at any time outstanding;

(h)           Indebtedness of the Borrower in respect of the Subordinated Note in an aggregate principal amount not to exceed $10,000,000, provided that such Indebtedness is at all times subject in all respects to the Edelman Subordination Agreement;

(i)           Indebtedness arising from (i) Permitted Letters of Credit and any renewals thereof in an aggregate stated face amount not to exceed $1,250,000 at any time outstanding and (ii) any letter of credit issued from time to time by the Lender for the account of any Loan Party, provided that any reimbursement obligations in respect of any letter of credit issued by the Lender is fully cash-collateralized by the Borrower at all times in a manner satisfactory to the Lender; and

(j)           Additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $250,000 at any one time outstanding.

Section 6.03.   Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)           Liens for taxes, assessments or governmental charges not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)           carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue or that are being contested in good faith by appropriate proceedings;

(c)           pledges or deposits in connection with workers' compensation, unemployment insurance and other social security, retirement benefit, or similar legislation;

(d)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds (not in excess of $100,000 in the aggregate), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)           Liens in existence on the date hereof listed on Schedule 6.03(f), securing Indebtedness permitted by Section 6.02(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)           Liens created pursuant to the Security Documents;

(h)           any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(i)           Liens arising (i) under any Clearing Agreement as in effect on the date hereof (provided that such Lien, the obligations secured by any such Lien and the property (and amount or value of property) subject to any such Lien is not or are not increased or extended in any manner after the date hereof), (ii) under any other Clearing Agreement which are approved in writing by the Lender, and (iii) by operation of law in the ordinary course of the clearance and settlement of securities purchase and sale transactions; and

(j)           Liens securing reimbursement obligations in respect of letters of credit permitted under Section 6.02(i).

Section 6.04.   Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a)           any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Material Subsidiary (provided that the Material Subsidiary shall be the continuing or surviving Person);

(b)           any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Material Subsidiary (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.05;

(c)           any Investment expressly permitted by Section 6.08 may be structured as a merger, consolidation or amalgamation, provided that in no event shall the Borrower participate in a merger, consolidation, or amalgamation without being the surviving entity; and

(d)           any Subsidiary with assets of less than $50,000 may be liquidated, wound up, or dissolved.

Section 6.05.   Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any of such Subsidiary's Equity Interests to any Person, except:

(a)           Dispositions of obsolete or worn out property in the ordinary course of business;

(b)           Dispositions of securities in the ordinary course of business;

(c)           Dispositions permitted by Sections 6.04(a), (b) or (d);

(d)           the sale or issuance of any Subsidiary's Equity Interests to the Borrower or any Material Subsidiary;

(e)           the Capital Markets Division Disposition and the Concept Capital Division Disposition; and

(f)           the Dispositions of other property having a fair market value not to exceed $3,000,000 in the aggregate during the period from and including the Closing Date and to but excluding the Maturity Date.

Section 6.06.   Restricted Payments.  Declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (a) any Subsidiary may make any Restricted Payment to the Borrower or any Material Subsidiary, (b) provided that no Default or Event of Default has occurred and is continuing at the time of any such dividend or distribution or would result from the declaration of or making of any such dividend or distribution, any Subsidiary may make any dividends or distributions to any Minority Owner of such Subsidiary in an aggregate amount during any consecutive twelve (12) month period not to exceed the lesser of (i) such Minority Owner's pro rata share of the net income of such Subsidiary for such period or (ii) any amounts such Subsidiary is obligated to pay to such Minority Owner during such period pursuant to a Contractual Obligation listed on Schedule 6.06, and (c) the Borrower may declare and pay a cash dividend on its issued and outstanding shares of common stock, provided that (x) no Default or Event of Default has occurred and is continuing at the time of any such dividend or would result from the declaration of or making of any such dividend, and (y) on the day of and after giving effect to the making of any such dividend, the Cumulative Dividend Amount on such date would be less than Cumulative Consolidated Net Income on such date.

Section 6.07.   Capital Expenditures.  Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries made in the ordinary course of business in an aggregate amount during any of the Fiscal Year of the Borrower not to exceed the amount set forth below opposite such Fiscal Year below:

Fiscal Year	Amount

2009	$6,000,000
2010	$6,000,000
2011	$6,000,000
2012	$4,500,000

provided, that (a) up to $1,000,000 of any such amount referred to above, if not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the next succeeding Fiscal Year and (b) Capital Expenditures made pursuant to this Section 6.07 during any Fiscal Year of the Borrower shall for purposes hereof be deemed made, first, in respect of amounts permitted for such Fiscal Year as provided above and, second, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (a) above.

Section 6.08.   Investments.  Make, hold, maintain,  or permit to exist any Investments, except:

(a)           Investments in Subsidiaries and Affiliates existing on the date hereof and listed on Schedule 6.08(a) hereof;

(b)           Investments in Cash Equivalents;

(c)           Investments in (i) Marketable Equity Securities and Marketable Debt Securities made in the ordinary course of business, and (ii) private equity participations, other non-publicly traded debt or equity securities or other private Investments, provided that the aggregate cost of all such Investments shall not exceed (A) $55,000,000 in the aggregate at any time outstanding or (B) with respect to all such Investments made during any Fiscal Year of the Loan Parties, $10,000,000 in the aggregate at any time outstanding during such Fiscal Year;

(d)           Guarantee Obligations permitted by Section 6.02;

(e)           securities purchased under repurchase agreements entered into in the ordinary course of business;

(f)           securities owned and loaned under securities lending agreements entered into in the ordinary course of business;

(g)           repurchases of up to 1,000,000 shares of the Borrower's common stock to fund the Borrower's incentive stock option and stock purchase plan;

(h)           loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $100,000 on the last day of any quarter;

(i)           upfront or bonus loans to employees of any Group Member in the ordinary course of business in an aggregate amount for all Group Members not to exceed $5,000,000 at any time outstanding;

(j)           the Acquisition;

(k)           Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(l)           intercompany Investments by any Group Member in any other Group Member; and

(m)           any other Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $250,000 at any time outstanding.

Section 6.09.   Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Material Subsidiary) unless such transaction is (a) otherwise expressly permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

Section 6.10.   Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

Section 6.11.   Changes in Fiscal Periods.  Permit the Fiscal Year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining Fiscal Quarters.

Section 6.12.   Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party or any refinancings thereof, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

Section 6.13.   Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, or (iii) any restrictions imposed by the Exchange Act or rules issued thereunder or rules of any Governmental Authority having jurisdiction over the Borrower or any Subsidiary.

Section 6.14.   Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) or that are reasonably related thereto.

Section 6.15.   Amendments to Acquisition Documents.

(a)           Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Acquisition Documents or any other document delivered in connection therewith such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto; or

(b)           amend, supplement or otherwise modify the terms and conditions of any of the Acquisition Documents or any such other documents in any other manner except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

Section 6.16.   Amendments to Organizational Documents.  Amend, modify or supplement any Organizational Document of any Group Member, in any manner that could be materially adverse to the rights of the Lender.

Section 6.17.   Material Contracts.  (a) Cancel or terminate any Assigned Agreement or any other Material Contract or permit, consent to or accept any cancellation or termination thereof (other than as expressly permitted, without any requirement that consent to such cancellation or termination be provided by any non-terminating party, pursuant to the existing terms of any such Assigned Agreement or other Material Contract), (b) except as and to the extent set forth in the SMH SPEADV Assignments, amend, modify or supplement in any manner any term or provision of any Assigned Agreement or any other Material Contract or give any consent, waiver or approval thereunder, (c) waive any default or termination event under or any breach or violation of any term or condition of any Assigned Agreement or any other Material Contract, (d) agree in any manner to any other amendment, modification or change of any term or condition of any Assigned Agreement or any other Material Contract, (e) fail to perform any of its obligations under any Assigned Agreement or any other Material Contract, or (f) take any other action in connection with any Assigned Agreement or any other Material Contract that would impair the value of the interests or rights of any Loan Party thereunder or the timing or amount of any payment made (or to be made) by any Person to any Loan Party thereunder or that would otherwise be adverse to the interests or rights of the Lender thereunder or under any Consent and Agreement or with respect to any of the foregoing.

Section 6.18.   Terrorism Sanctions Regulations.  Become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or engage in any dealings or transactions with any such Person.

Section 6.19.   Management and Director Compensation.  Pay any management, consulting or similar fee (excluding salary and bonus payments made to employees in the ordinary course of business) to any Affiliate of any Loan Party or to any officer, director or employee of any Loan Party or any Affiliate of any Loan Party, except the payment of directors' fees in an aggregate amount not to exceed $500,000 during any Fiscal Year of the Borrower; provided, however, the Borrower shall not, and shall not permit any of its Subsidiaries to, pay any such directors' fees if a Default or Event of Default shall have occurred and be continuing or would result from any such payment.

Section 6.20.   Swap Contracts.  Enter into any Swap Contract, except Swap Contracts that are reasonably acceptable to the Lender and which (a) hedge or mitigate risks to which the Borrower or any Subsidiary of the Borrower has actual exposure (other than those in respect of Equity Interests), and (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary of the Borrower.

Section 6.21.   Margin Stock.  Use any of the proceeds of the Loan to purchase or carry any Margin Stock in violation of Regulation T, Regulation U or Regulation X.

Section 6.22.   Loan Party Accounts.

(a)           Establish or maintain any deposit account, securities account or commodity account with any Person, other than (i) the SMHG Operating Accounts, (ii) the Clearing Accounts in effect on the date hereof, (iii) the L/C Collateral Account in effect on the date hereof, and (iv) the Existing Accounts;

(b)           hold or maintain cash or any other assets or properties in the Existing Accounts in an aggregate amount which (i) at any time from the Closing Date through September 30, 2009 exceeds $500,000, or (ii) at any time from October 10, 2009 through the Maturity Date exceeds $400,000; or

(c)           cause (or permit SMH SPEADV to cause) any Assigned Agreement Payment made to the Borrower and/or SMH SPEADV to be initially deposited or transferred into any deposit account, securities account or other account other than the Assigned Agreement Payment Account.

Section 6.23.   Subordinated Note.

(a)           Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Subordinated Note;

(b)           make any payment, repurchase or redemption with respect to the Subordinated Note or take any other action in violation of the Edelman Subordination Agreement;

(c)           amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Subordinated Loan Document (as defined in the Edelman Subordination Agreement) (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee); or

(d)           amend, modify or supplement any Subordinated Loan Document (as defined in the Edelman Subordination Agreement).

Section 6.24.   SMHG - Salient Intercreditor Agreement.  Enter into, or amend, modify or supplement in any respect, any SMHG - Salient Intercreditor Agreement, in each case without the prior written consent of the Lender.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01.   Events of Default.  If any of the following events shall occur and be continuing:

(a)           the Borrower shall fail to pay any principal of the Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on the Loan, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)           any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.04(a) (with respect to the Borrower only), Section 5.07(a), Section 5.16, Section 5.17, Section 5.18, Section 5.19 or Article VI of this Agreement or Section 5.05 or Section 5.07(b) of the Guarantee and Security Agreement; or

(d)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Lender; or

(e)           any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loan) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness when the same becomes due and payable; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or

(f)           (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Lender, reasonably be expected to have a Material Adverse Effect; or

(h)           one or more judgments or decrees for the payment of money in an aggregate amount in excess of $250,000 shall be rendered against any of the Group Members or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Group Member to enforce any such judgment; or

(i)           any non-monetary judgment or order shall be rendered against any Group Member that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)           any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be perfected, enforceable and of the same effect and priority purported to be created thereby; or

(k)           the guarantee of any Loan Party contained in Article II of the Guarantee and Security Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(l)           The SEC or any Self-Regulatory Organization has notified the SIPC pursuant to Section 5(a)(1) of the SIPA of facts which indicate that the Borrower or any other Loan Party is in or is approaching financial difficulty, or the SIPC shall file an application for a protective decree with respect to the Borrower, or such other Loan Party under Section 5(a)(3) of the SIPA; or

(m)           The SEC or other Governmental Authority shall revoke or suspend the license or authorization of the Borrower or any other Loan Party under Federal or state law to conduct business as a securities broker-dealer (and such license or authorization shall not be reinstated within 5 days), or the Borrower or any other Loan Party shall be suspended or expelled from membership in the FINRA or any other Self-Regulatory Organization or securities exchange; or

(n)           there shall occur in the judgment of the Lender any Material Adverse Change; or

(o)           except to the extent expressly permitted under this Agreement, any of the Assigned Agreements shall be terminated by any party thereto or shall otherwise cease for any reason to be in full force and effect, or any Loan Party or any other party thereto shall so assert, or any failure by any Person to make any payment required to be made to the Borrower or any other Loan Party or other default shall occur and be continuing under any Assigned Agreement; or

(p)           the Subordinated Note shall cease, for any reason, to be validly subordinated to the payment of the Obligations, as provided in the Edelman Subordination Agreement, or any holder of the Subordinated Note shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitment shall immediately terminate and the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Lender may by notice to the Borrower declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; and (ii) the Lender may by notice to the Borrower, declare the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, the Borrower waives presentment, demand, protest, notice of acceleration, notice of intent to accelerate, and all other notices of any kind.  If any Event of Default occurs and is continuing, the Lender may exercise and all rights and remedies available to it under the Loan Documents, and the Lender may apply all payments made in respect of any of the Obligations, all funds on deposit in any Collateral Account or other account pledged to the Lender under the Guarantee and Security Agreement, and all other proceeds of Collateral, to the payment and performance of the Obligations in such order and manner as the Lender may from time to time determine in its sole discretion..

ARTICLE VIII

MISCELLANEOUS

Section 8.01.   Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.01.  The Lender and each Loan Party to the relevant Loan Document may from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences.  Any such waiver and any such amendment, supplement or modification shall be binding upon the Loan Parties and the Lender.  In the case of any waiver, the Loan Parties and the Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Section 8.02.   Notices; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)           if to the Borrower or any other Loan Party, to it at 600 Travis Street, Suite 5800, Houston, Texas 77002, Attention of Rick Berry, Chief Financial Officer (Telecopier No. 713.993.4677; Telephone No. 713.993.4614);

(ii)           if to the Lender, to Prosperity Bank at 777 Walker Street, Suite L140, Houston, Texas 77002, Attention of Randall R. Reeves, President-Houston Area (Telecopier No. 713.693.9259; Telephone No. 713.693.9251);

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.

(i)           The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(ii)           Unless the Lender otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Each of the Borrower and the Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d)           Reliance by the Lender.  The Lender shall be entitled to rely and act upon any notices (including telephonic borrowing requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Lender and Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender and each of the parties hereto hereby consents to such recording.

Section 8.03.   No Waiver; Cumulative Remedies; Enforcement.  No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 8.04.   Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid.

Section 8.05.   Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Lender, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of counsel), in connection with any Default or the enforcement or protection of its rights (a) in connection with this Agreement and the other Loan Documents, including its rights under this section, or (b) in connection with the Loan, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Lender and each of its Related Parties (each such Person being referred to herein as an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties, actions, judgments, suits, costs, expenses, and disbursements (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Group Member, or any Environmental Liability related in any way to any Group Member, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Group Member, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties, actions, judgments, suits, costs, expenses or disbursements (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Group Member against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Group Member has obtained a final nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting any provisions of this Agreement or of any other Loan Document, it is the express intention of the parties hereto that each Indemnitee shall be indemnified from and held harmless against any and all losses, claims, damages, liabilities, penalties, actions, judgments, suits, costs, expenses and disbursements (including the fees, charges and disbursements of counsel) arising out of or caused in whole or in part by the ordinary negligence of any Indemnitee.

(c)           Waiver of Consequential Damages.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby irrevocably and unconditionally waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)           Payments.  All amounts due under this Section 8.05 shall be payable not later than ten (10) days after written demand therefor.  The agreements in this Section 8.05 shall survive repayment of the Loan and all other amounts payable hereunder.

Section 8.06.   Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee.  From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender's rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10 and 8.05 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a new or replacement Note to the Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.

(c)           The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of the Lender's rights and/or obligations under this Agreement (including all or a portion of the Loan); provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money (other than a mandatory prepayment) is scheduled to be made to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant (provided, however, that the Lender may, without the consent of the Participant, (A) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on the Loan or to reduce any fee payable hereunder and (B) waive the right to be paid interest at the Default Rate), or (iii) release any Guarantor from its obligations under the Guarantee and Security Agreement.  Subject to subsection (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.09 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.07 as though it were the Lender.

(d)           A Participant shall not be entitled to receive any greater payment under Section 2.09 or 2.10 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.  A Participant that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 2.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to provide to the Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.

(e)           The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Term Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

Section 8.07.   Setoff.  If an Event of Default shall have occurred and be continuing, each of the Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender and its Affiliates to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have.  The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.08.   Counterparts; Integration; Effectiveness; Electronic Execution.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.09.   Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.10.   GOVERNING LAW; JURISDICTION, ETC.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

(b)           THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN HARRIS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 8.11.   Acknowledgments.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           the Lender nor the Lender has no fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Borrower and the Lender.

Section 8.12.   Treatment of Certain Information; Confidentiality.

(a)           The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any Self-Regulatory Authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors or representatives) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) any rating agency, or (iv) the CUSIP Bureau Service or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, "Information" means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.13.   Interest Rate Limitation.  It is the intent of the Lender and the Borrower to conform to and contract in strict compliance with all applicable usury laws from time to time in effect.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Highest Lawful Rate.  If Lender shall receive interest in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.  The right to accelerate maturity of the Loan and the other Obligations does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Lender does not intend to charge or receive any unearned interest in the event of acceleration.

Section 8.14.   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.15.   Time of the Essence.  Time is of the essence of this Agreement and the other Loan Documents.

Section 8.16.   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.17.   Electronic Execution of Assignments and Certain Other Documents.  If expressly stated in such document, the words "execution," "signed," "signature," and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 8.18.   USA PATRIOT Act Notice.  The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Act.

Section 8.19.   Press Releases and Related Matters.  The Borrower agrees that neither it nor any of its Affiliates will issue any press release or public disclosure using the name of Prosperity Bank or any of its Affiliates or referring to this Agreement or any of the other Loan Documents without at least two (2) Business Days prior notice to Prosperity Bank and without the prior written consent of Prosperity Bank unless (and only to the extent that) the Borrower or such Affiliate is required to do so under applicable Requirements of Law and then, in any event, the Borrower or such Affiliate will consult with Prosperity Bank before issuing such press release or other public disclosure.  The Borrower consents to the publication by the Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  The Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

Section 8.20.   No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledge its Affiliates' understanding, that:  (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm's-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Lender, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) the Lender has not assumed nor will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty.

Section 8.21.   Independence of Covenants.  All covenants and agreements hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants or agreements, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant or agreement, shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

Section 8.22.   ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SANDERS MORRIS HARRIS GROUP INC.

By:	/s/ Bruce R. McMaken
	Name:	Bruce R. McMaken
	Title:	Executive Vice President

PROSPERITY BANK

By:	/s/ Randall R. Reeves
	Name:	Randall R. Reeves
	Title:	President-Houston Area

Signature Page to Credit Agreement

SCHEDULE 4.04

Consents, Authorizations, Filings and Notices

SCHEDULE 4.13

Investment Advisers

SCHEDULE 4.15

Subsidiaries

SCHEDULE 4.18

UCC Filing Jurisdictions

SCHEDULE 4.22

Material Contracts

SCHEDULE 4.23

Insurance

SCHEDULE 4.25

Existing Accounts

SCHEDULE 6.02(d)

Existing Indebtedness

SCHEDULE 6.03(f)

Existing Liens

SCHEDULE 6.06

Contractually Obligated Restricted Payments

SCHEDULE 6.08(a)

Existing Investments

EXHIBIT A

Form of Guarantee and Security Agreement

EXHIBIT B

Form of Closing Certificate

EXHIBIT C

Form of Mortgage

EXHIBIT D

Form of Term Note

EXHIBIT E

Form of Legal Opinion

EXHIBIT F

Form of Solvency Certificate

EXHIBIT G

Form of Notice of Borrowing

EXHIBIT H

Form of Compliance Certificate

EXHIBIT I

Form of Edelman Subordination Agreement

SCHEDULE 1.01

Existing Letters of Credit

			Effective	Expiration	Stated Face
Name of Beneficiary	Issued By	Account Party	Date	Date	Amount

NY - 527 Madison, LLC	JP Morgan Chase	SMH Capital Inc.	11/19/2008	11/24/2009	$420,003

111 South Wacker LLC	JP Morgan Chase	SMH Capital Inc.	03/09/2006	10/31/2011	$144,000

Carnegie Hall Tower, L.L.C.	JP Morgan Chase	SMH Capital Inc.	8/15/2007	11/15/2009	$229,845

Northwest 546 Fifth Ave	JP Morgan Chase	SMH Capital Inc.	12/27/2007	12/31/2009	$245,000

Federal Insurance Co.	Amegy Bank N.A.	Sanders Morris Harris Group Inc.	8/8/2008	8/8/2009	$100,000
(Workman’s Compensation)
VA-Centerponte, LLC	James Monroe Bank	Edelman Financial Services, LLC	02/14/2005	1/13/2013	$91,962

SCHEDULE 4.04

Consents, Authorizations, Filings and Notices

1.           Notice to Salient Partners, LP and Salient Capital Management, LLC with respect to assignment of Salient Note and interest in Purchase AND Sale Agreement dated as of August 29, 2009.

2.           Notice to Endowment Advisers, L.P., The Endowment Fund GP, L.P., and The Endowment Fund Management, LLC with respect to assignment of interest in the Agreement to Retire Partnership Interest and Second Amendment to Limited Partnership Agreement of Endowment Advisers, L.P.

SCHEDULE 4.13

Investment Advisers

SMH Capital Inc.
SMH Capital Advisors, Inc.
Miller-Green Financial Services, Inc.
Edelman Financial Services, LLC
Edelman Financial Advisors, LLC
SOF Management, LLC
The Rikoon Group, LLC
Leonetti & Associates, LLC
Pool Capital Partners, LLC

SCHEDULE 4.15

Subsidiaries

Subsidiary	State of Organization	Percentage Ownership of Equity Interests*

SMH Capital Inc.	Texas	100%
SMH Capital Advisors, Inc.	Texas	100%
Miller-Green Financial Services, Inc.	Texas	100%
The Edelman Financial Center, LLC	Delaware	76%
Edelman Business Services, LLC	Delaware	100	% (2)
Edelman Financial Services, LLC	Delaware	100	% (2)
Edelman Financial Advisors, LLC	Delaware	10%
SOF Management, LLC	Delaware	100	% (1)
SMH GP LP	Texas	100	% (3)
The Rikoon Group, LLC	Delaware	75%
The Dickenson Group, LLC	Ohio	50.1%
Leonetti & Associates, LLC	Illinois	50.1%
SMM Corporate Management, LLC	Delaware	99	% (1)
SMH Life Science Management, LLC	Delaware	50	% (1)
Signet Healthcare Partners, LLC	Delaware	50	% (1)
SMH PEG Management, LLC	Delaware	62.5	% (1)
SMH PEG Management II, LLC	Delaware	51.36	% (1)
SMH PE Management, LLC	Delaware	98	% (1)
SMH Colorado, LLC	Delaware	50	% (1)
PTC GP Management, LLC	Texas	50	% (1)
PTC-Houston Management, LP	Texas	42.5	% (1)
SMH NuPhysicia Management, LLC	Delaware	38.2	% (1)
Select Sports Group Holdings, LLC	Texas	50%
Select Sports Group, Ltd.	Texas	50%
10 Sports Marketing GP, LLC	Texas	50%
10 Sports Marketing, LP	Delaware	64.95%
SMH MLS, LLC	New York	100%

*	Unless otherwise specified, the Equity Interests of each Subsidiary are owned by the Borrower.
(1)	By SMH Capital Inc.
(2)	By The Edelman Financial Center, LLC
(3)	By SMH Capital Advisors, Inc.

SCHEDULE 4.18

UCC Filing Jurisdictions

Filing	Filing Office

UCC-1 Financing Statement	Texas Secretary of State

UCC-1 Financing Statement	Delaware Secretary of State

UCC-1 Financing Statement	New York Secretary of State

SCHEDULE 4.21

Material Contracts

Clearing Agreements

1.           Fully Disclosed Clearing Agreement dated June 5, 2005, between Pershing LLC and Sanders Morris Harris Inc. with Agreement for Prospectus Delivery Facilitation Services dated December 11, 2007; B/D Peakadvisor Contract dated June 21, 2005; Regulation NMS Compliance Addendum dated June 6, 2007; and Amendment for Utilization of Managed Accounts as Collateral for Non Purpose Credit Agreement to the Fully Disclosed Clearing Agreement of Pershing, LLC dated June 4, 2008.

2.           Fully Disclosed Clearing Agreement dated December 13, 2002, between Banc of America Broker/Dealer Services, a division of Banc of America Securities LLC (now Ridge Outsourcing and Clearing Solutions, Inc.)

3.           Fully Disclosed Clearing Agreement dated November 8, 2002, between Spear, Leeds & Kellogg (now Goldman Sachs Clearing & Execution, LP) and Clearing Agreement (Independent (non-Guaranteed) Introducing Broker) dated July 1, 2004, between Spear Leeds & Kellogg and SMH Capital Inc.

4.           Agreement for Securities Clearance Services dated January 14, 2009, between J.P. Morgan Clearing Corp. and SMH Capital Inc.

Office Leases

1.	Lease Agreement dated September 23, 1987, between Texas Tower Limited and Sanders Morris Harris Inc., with respect to 57th, 58th, and 59th floors at 600 Travis, as amended by:
a.	First Amendment to Lease Agreement dated October 26, 1990,
b.	Second Amendment to Lease Agreement dated December 1, 1990,
c.	Third Amendment to Lease Agreement dated May 21, 1991,
d.	Fourth Amendment to Lease Agreement dated April 20, 1992,
e.	Fifth Amendment to Lease Agreement dated July 25, 1994,
f.	Sixth Amendment to Lease Agreement dated September 25, 1996,
g.	Seventh Amendment to Lease Agreement dated January 1998,
h.	Eighth Amendment to Lease Agreement dated April 27, 2000,
i.	Ninth Amendment to Lease Agreement dated September 18, 2000,
j.	Tenth Amendment to Lease Agreement dated December 7, 2001, and
k.	Eleventh Amendment to Lease Agreement dated December 21, 2006

2.
Office Lease Agreement dated as of November 26, 2003, between NY-527 Madison, LLC and Sanders Morris Harris Inc., with respect to 6th, 7th, and 14th floors at 527 Madison Avenue, New York, New York, as amended by First Amendment dated October 16, 2005, between NY-527 Madison, LLC and Sanders Morris Harris Inc., with respect to the 10th and 15th floors of 527 Madison Avenue, and as amended by a Second Amendment (Storage Space Supplement) dated August 3, 2006, between NY-517 Madison, LLC and Sanders Morris Harris Inc, with respect to storage space on floor C1..

3.
Agreement of Lease dated January 8, 1997, between Garden City Associates and Blackford Securities Corporation (now Sanders Morris Harris Inc.), as modified by Modification of Lease dated July 11, 2005, with respect tom 1010 Franklin avenue, Garden City, New York.

4.
Assignment and Assumption of Lease and Novation Agreement dated October 29, 2007, between Samco-BD, LLC f/k/a Service Asset Management company and Concept Capital, a division of SMH Capital Inc. with respect to Agreement of Lease dated July 15, 2001, between Northwest 5th & 45th Realty Corp. and Service Asset Management Company, with respect to 546 Fifth Avenue.

5.
Sub-Sublease dated January 31, 2006, between Sagamore Hill Capital Management LP and Sanders Morris Harris Group Inc. with respect to the 3rd floor of 10 Glenville Street, Greenwich, Connecticut, as modified by letter dated June 7, 2007, to become a direct lease.

6.
Deed of Lease dated February 16, 2005, between VA-Centerpointe, L.L.C. and Edelman Financial Services, LLC, as amended by a First Amendment dated March 10, 2006, and a Second Amendment dated as of November 7, 2006, with respect to Suites 900  and 1000 at 4000 Legato Road, Fairfax, Virginia.

Other Agreements

1.	Reorganization and Purchase Agreement dated as of May 10, 2005, among Sanders Morris Harris Group Inc., The Edelman Financial Center, Inc., The Edelman Financial Center, LLC, and Fredric M. Edelman.

2.	Letter agreement dated as of January 1, 2009, among Sanders Morris Harris Group, Inc., Frederic M. Edelman, and Edward Moore

3.
Agreement to Retire Partnership Interest and Second Amendment to the Limited Partnership Agreement of Endowment Advisers, L.P. dated as of August 29, 2008, among Sanders Morris Harris Group Inc. and Endowment Advisers, L.P., The Endowment Fund GP, L.P., and The Endowment Fund Management, LLC, and their respective partners and members.

4.
Purchase and Sale Agreement dated August 29, 2008, among Sanders Morris Harris Group, Inc., Salient Partners, L.P. (“Salient Partners”), and Salient Capital Management, LLC (the “SCM”) and the respective limited partners and members of Salient Partners and SCM.

5.	Contribution Agreement dated as of January 22, 2009, among Sanders Morris Harris Group Inc., SMH Capital Inc., Pan Asia China Commerce Corp., Siwanoy Capital, LLC, and Siwanoy Securities, LLC.

6.	Term Sheet dated as of January 1, 2009, among Sanders Morris Harris group Inc., SMH Capital Inc., Michael S. Rosen, and Jack D. Seibald.

7.
Bloomberg Agreements dated March 30, 1990, between Bloomberg L.P. and Blackford Securities (Account No. 5939), dated December 3, 1996, between Bloomberg, L.P. and Cummer/Moyers Securities (Account No. 55691), dated January 12, 1994, between Bloomberg, L.P. and Sanders Morris Mundy Inc. (Account No. 24907), dated February 17, 1994, between Bloomberg, L.P. and Harris Webb & Garrison, Inc. (Account No. 23899), pertaining to Bloomberg terminals and access.

8.	Master Agreement Number 101843 with Thomson Financial LLC (Customer ID 4275) for Thomson ONE services. (Account Nos. 10360 and 212636).

9.	Membership with Nasdaq Stock Market (Location No. 9087; MPID: SMHI and Location No. 10082, Site Name SMMITX)(Account Nos. 100003806 and 100037053).

10.	Software License and Support Agreement dated September 20, 2006, between Advent Software, Inc. and Concept Capital for Advent Partner Premium Bundle.

11.	Account No. ARTC00979 with NYSE ARCA LLC (MPID: SMHJ).

12.	Account with NYSE Market Inc. (Account No. 03-77085) for 273 NYSE data devices.

13.	Account with NYSE Market, Inc. (Account No. 03-16656) for NYSE data services.

14.	Medical Benefit Plan with United Healthcare Insurance Co.

15.	Medical Benefit Plan with Anthem Blue Cross Blue Shield

16.	Engagement with KPMG, LLP

17.	Engagement with CBIZ Risk & Advisory Services, LLC

18.	Consulting Agreement dated as of November 1, 2004, between SMH Capital Inc. and Select Partners, Ltd., as amended March 1, 2008 (Jeff Cummer).

19.	Amended and Restated Employment Agreement dated as of August 31, 2003, between SMH Capital Inc. and Dwayne Moyers, as amended February 25, 2008.

20.	Employment Agreement dated May 10, 2005, between The Edelman Financial Center, LLC and Fredric M. Edelman.

21.	Purchase Agreement dated May 24, 2007, among Rikoon Investment Advisors, Incorporated, Robert A. Rikoon, and Sanders Morris Harris Group Inc.

SCHEDULE 4.22

Insurance

Named Insureds	Carrier	Expiration	Limits	Coverage

SMH Capital Inc. Sanders Morris Harris Group Inc. Edelman Financial Services The Rikoon Group LLC	Scottsdale Insurance Co	9/8/2009	$1,000,000 each “wrongful act” aggregate, $1000,000 representative aggregate, and $3,000,000 policy aggregate	Financial Services Professional Liability Insurance Policy

SMH Capital Advisors, Inc	National Union Fire Ins. Co.	1/31/2010	$5,000,000 each “wrongful act” aggregate and policy aggregate	Financial Services Professional Liability Insurance Policy

Edelman Financial Advisors	Scottsdale Insurance Co.	12/18/2009	$1,000,000 each “wrongful act” aggregate; $2,000,000 policy aggregate	Financial Services Professional Liability Insurance Policy

Sanders Morris Harris Group	AIG	1/29/2010	$5,000,000 per occurrence and aggregate	Directors & Officers Liability

Sanders Morris Harris Group	XL	1/29/2010	$5,000,000 per occurrence and aggregate	Excess Directors & Officers Liability

Sanders Morris Harris Group	Federal Insurance Co	7/18/2009	$100,000 per occurrence; $1,000,000 aggregate	Workers Compensation

Sanders Morris Harris Group	Federal Insurance Co	7/18/2009	$1,000,000 per occurrence and aggregate	Automobile Liability

Sanders Morris Harris Group	Great Northern Insurance	7/18/2009	$1,000,000 per occurrence; $5,000,000 aggregate	Commercial Liability Package

SCHEDULE 4.22

Deposit Accounts

SCHEDULE 6.02(d)

Existing Indebtedness

1.	Master Installment Payment Agreement Schedule dated June 2, 2008, between Sanders Morris Harris Group Inc. and Cisco Systems Capital Corporation, Schedules No. 1 and No. 2.

2.
Agreement to purchase an additional 5% Member Interest in the Rikoon Group LLC from Rikoon Investment Advisors Incorporated on February 15, 2011, as provided in the Purchase Agreement dated May 24, 2007, among Rikoon Investment Advisors, Incorporated, Robert A. Rikoon, and Sanders Morris Harris Group Inc.

SCHEDULE 6.03(f)

Existing Liens

1.	Cisco Systems Capital Corporation, UCC Filing No. 08-0036300626, 11/07/2008 and 08-0036300737, 11/07/2008, Texas

2.	Equipment leases:

Secured Party

SMH Capital Inc. (Sanders Morris Harris Inc.)	IBM Credit	07-0009212384	3/20/2007	Texas	IBM equipment

SMH Capital Inc. (Sanders Morris Harris Inc.)	MidFirst Bank	08-0006770947	. 2/26/2008	Texas

SMH Capital Inc. (Sanders Morris Harris Inc.)	Intrust Bank	08-0014805884	4/30/2008	Texas

SMH Capital Inc. (Sanders Morris Harris Inc.)	Union Bank assigned to Chase Bank	08-003627459	12/12/2008	Texas

SMH Capital Inc. (Sanders Morris Harris Inc.)	MidFirst Bank	08-0014806683	04/30/2008	Texas

Edelman Business Services, LLC	Dell Financial Services, LLC	2008 1623238	05/09/2008	VA	Computer Equipment

Edelman Financial Services, LLC	CIT Bankl	5233777 3	07/28/2005	VA	Computer Equipment

SCHEDULE 6.06

RESTRICTED PAYMENTS

1.	Payments to The Edelman Financial Center, Inc. or Ric Edelman under the Limited Liability Company Agreement of The Edelman Financial Center, LLC dated as of May 10, 2005.

2.	Payments to Rikoon Investment Advisors, Incorporated under the Amended and Restated Limited Liability Company Agreement of The Rikoon Group, LLC dated as of May 24, 2007.

3.	Payments to Michael Leonetti under the Operating Agreement of Leonetti & Associates, LLC dated as of February 29, 2008.

4.	Payments to John Olson and Stephen Pouns under the Operating Agreement of Pool Capital Partners, LLC dated June 2003.

5.	Payments to Vann McElroy, Jeff Nalley, and Graylan Crain under the Amended and Restated Agreement of Limited Partnership of Selects Sports Group, Ltd. dated as of November 23, 2004.

6.	Payments to Vann McElroy, Jeff Nalley, Graylan Crain, and William J. Henkel under the Agreement of Limited Partnership of 10 Sports Marketing, LP dated as of November 14, 2005.

7.	Payments to David S. Dickenson II, D.S.D. III, INC., and Amy P. Dickenson, Inc. under the Limited Liability Company Agreement of The Dickenson Group, LLC dated effective as of September 14, 2007.

8.	Payments to James C. Gale, Al Hansen, and Joyce Erony under the Limited Liability Company Agreement of Signet Healthcare Partners, LLC darted as of December 12, 2003.

9.	Payments to Bruce R. McMaken, Charles L. Davis, and Ben T. Morris under the Limited Liability Company Agreement of SMH PEG Management, LLC dated August 27, 2004.

10.	Payments to Bruce R. McMaken, Charles L. Davis, Ben T. Morris, and Don Weir under the Limited Liability Company Agreement of SMH PEG Management II, LLC dated August 24, 2006.

11.	Payments to Bruce R. McMaken and Ben T. Morris under the Limited Liability Company Agreement of SMH PE Management, LLC dated September 25, 2007.

12.	Payments to StylesCo, LP under the Limited Liability Company Agreement of PTC GP Management, LLC dated December 19, 2002.

13.	Payments to StylesCo, LP, Bruce R. McMaken, and PTC GP Management LLC under the Agreement of Limited Partnership of PTC-Houston Management, LP dated December 19, 2002.

14.	Payments to Charles L. Davis, Robert E. Garrison II, Tyson Weihs, and Bruce R. McMaken under the Limited Liability Company Agreement of SMH NuPhysicia Management, LLC dated August 20, 2007.

SCHEDULE 6.08(a)

Existing Investments

	Common Stock	Additional Paid-in Capital/Member’s or Partner’s Interest	Shareholders’ Equity	Estimated Fair Market Value
SMH Capital Inc.	$607	$60,032,477	$62,378,404
SMH Capital Advisors, Inc.	$30	(35,169)	15,445,855
Miller-Green Financial Services, Inc.			364,270
The Edelman Financial Center, LLC			(6,729,472)
Edelman Business Services, LLC			(1,700,101)
Edelman Financial Services, LLC		(152,808)	32,570,931
SMH GP LP	25,000		-
The Rikoon Group, LLC		390694	2,120,349
The Dickenson Group, LLC	6,026,123		4,531,343
Leonetti & Associates, LLC		(153,819)	245,142
SOF Management, LLC		50,000	5,725,819	$311,753
SMH Life Science Management, LLC		1,500,000	5,219,661	1,274,053
Signet Healthcare Partners, LLC		455,754	965,864	167,745
SMH PEG Management, LLC		10,060	1,419,245	-
SMH PEG Management II, LLC		15,054	111,262	-
SMH Colorado, LLC			1,814,554	N/A
PTC GP Management, LLC and PTC-Houston Management, LP		321,849	334,278	105,147
SMH NuPhysicia Management, LLC		100	(2,831)	-
Select Sports Group, Ltd.				5,.115,169
Pool Capital Partners, LLC
Communique Compliance & Communications, LLC		25,000		25,000
iPro One, Inc.				1,258,457

EXHIBIT A TO
CREDIT AGREEMENT

GUARANTEE AND SECURITY AGREEMENT

made by

SANDERS MORRIS HARRIS GROUP INC.

and certain of its Subsidiaries

in favor of

PROSPERITY BANK

as Secured Party

Dated as of May [__], 2009

-i-

TABLE OF CONTENTS (cont'd)

A-ii

SCHEDULES

Schedule 1       Notice Addresses
Schedule 2       Investment Property
Schedule 3       Perfection Matters
Schedule 4       Jurisdictions of Organization and Chief Executive Offices
Schedule 5       Inventory and Equipment Locations
Schedule 6       Intellectual Property
Schedule 7       Commercial Tort Claims
Schedule 8       Equipment Subject to Certificate of Title Statutes
Schedule 9       Letters of Credit
Schedule 10     Existing Prior Liens
Schedule 11     Investment Agreements

ANNEXES

Annex 1            Form of Assumption Agreement
Annex 2            Form of Intellectual Property Security Agreement
Annex 3            Form of Intellectual Property Security Agreement Supplement
Annex 4            Form of Uncertificated Security Control Agreement
Annex 5            Form of Securities Account Control Agreement
Annex 6            Form of Commodity Account Control Agreement
Annex 7            Form of Deposit Account Control Agreement
Annex 8            Form of Consent to Assignment of Letter of Credit Rights
Annex 9            Form of Acknowledgment and Consent
Annex 10          Form of Investment Consent and Agreement

-iii-

GUARANTEE AND SECURITY AGREEMENT

GUARANTEE AND SECURITY AGREEMENT, dated as of May [__], 2009, made by each of the signatories hereto (together with any other person or entity that may become a party hereto as provided herein, the "Grantors"), in favor of PROSPERITY BANK, as Secured Party (the "Secured Party").

RECITALS

SANDERS MORRIS HARRIS GROUP INC., a Texas corporation (the "Borrower") has entered into that certain Credit Agreement dated as of May [__], 2009, with the Secured Party (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement");

Pursuant to the Credit Agreement, the Secured Party has agreed to make the Loan to the Borrower upon the terms and subject to the conditions set forth therein;

The Borrower is a member of an affiliated group of companies that includes each other Grantor;

The proceeds of the Loan under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

The Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the Loan under the Credit Agreement; and

It is a condition precedent to the obligation of the Secured Party to make the Loan to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Secured Party.

NOW, THEREFORE, in consideration of the premises and to induce the Secured Party to enter into the Credit Agreement and to induce the Secured Party to make the Loan to the Borrower thereunder and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees with the Secured Party as follows:

(a)

DEFINED TERMS

(i)           Definitions.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings specified in the Credit Agreement.  Furthermore, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9.

(1)           The following terms shall have the following meanings:

"Accounts" means all "accounts" as such term is defined in Article 9 of the UCC.

"Agreement" means this Guarantee and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.

"Assumption Agreement" means an Assumption Agreement in substantially the form of Annex 1 to this Agreement.

"Collateral" has the meaning specified in Section 3.01.

"Collateral Accounts" means any collateral account established by the Secured Party pursuant to this Agreement or the Credit Agreement, each of which shall be in the name of the Secured Party, shall be under the sole dominion and control of the Secured Party and shall be established in a manner satisfactory to the Secured Party.

"Commodity Account Control Agreement" has the meaning specified in Section 5.01(e).

"Consent to Assignment of Letter of Credit Rights" has the meaning specified in Section 5.01(g).

"Control Agreement" means a Deposit Account Control Agreement, Securities Account Control Agreement, Commodity Account Control Agreement or Uncertificated Security Control Agreement.

"Copyright Licenses" means any and all agreements (written or oral) naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), providing for the granting of any right in, to or under any Copyright, and all renewals and extensions thereof.

"Copyrights" (i) all United States and foreign copyrights, whether or not the underlying works of authorship have been published, and all works of authorship and other intellectual property rights therein, all copyrights of works based on, incorporated in, derived from or relating to works covered by such copyrights, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all United States and foreign copyright registrations and applications for copyright, and any renewals or extensions thereof, including, without limitation, each registration and application identified in Schedule 6, (ii) the rights to print, publish and distribute any of the foregoing, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations of any of the foregoing, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the foregoing and (v) all other rights of any kind whatsoever accruing thereunder or pertaining to any of the foregoing.

"Deposit Account Control Agreement" has the meaning specified in Section 5.01(f).

"Equipment" means all "equipment" as such term is defined in Article 9 of the UCC and all parts thereof and all accessions thereto and all software related thereto.

"Excluded Assets" means any lease, license, license, contract, property right or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9.406, 9.407, 9.408 or 9.409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified above.

"Excluded Foreign Subsidiary Voting Interests" means the voting equity interests of any Excluded Foreign Subsidiary.

"General Intangibles" means all "general intangibles" as such term is defined in Article 9 of the UCC, including, without limitation, with respect to each Grantor, (i) all tax refunds, claims for tax refunds, and tax credits, (ii) all permits, licenses, approvals, authorizations, consents, variances, and certifications of any Governmental Authority, (iii) all judgments, claims, tort claims, causes of action, and choses in action, (iv) all property, casualty, liability, business interruption, and other insurance of any kind or character, and all insurance claims and insurance refund claims, (v) all letters of credit and letter-of-credit rights, (vi) all payment intangibles, (vii) all lists, customer lists, books, records, recorded knowledge, goodwill, ledgers, files (whether in printed form or stored electronically), designs, blueprints, data, specifications, engineering reports, manuals, computer records, computer programs and computer software (including source codes, object codes and related applications), (viii) all internet domain names, registrations and websites and related licenses and agreements, and (ix) all Swap Contracts, Assigned Agreements, other Material Contracts and all other contracts, agreements (including, without limitations, all subleases, all securities repurchase agreements and all securities loan agreements), instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, replaced or otherwise modified, including, without limitation, (A) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (B) all rights of such Grantor to damages arising thereunder and (C) all rights of such Grantor to perform and to exercise all remedies thereunder.

"Guarantors" means the collective reference to each Grantor other than the Borrower.

"Indemnified Party" has the meaning specified in Section 8.06(d).

"Intellectual Property" means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, all Copyrights, Patents, Trademarks, IP Agreements, Trade Secrets, and internet domain names, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

"Intercompany Note" means any promissory note evidencing loans, advances or other extensions of credit made by any Grantor to the Borrower or any of its Subsidiaries.

"Inventory" means all "inventory" as such term is defined in Article 9 of the UCC.

"Investment Agreement" means any agreement, instrument or document (including any warrant agreement, limited partnership agreement, limited liability company agreement, or other Organizational Document) to which any Grantor is a party which creates, governs the terms of, or establishes any Grantor's rights, titles or interests in or to, any Investment Property (including any agreement, instrument and document identified in Schedule 11 hereto), as amended, restated, supplemented or otherwise modified from time to time.

"Investment Consent and Agreement" has the meaning specified in Section 4.12.

"Investment Control Affiliate" means any Person that is owned or controlled (directly or indirectly) by any Issuer.

"Investment Financing Document" means any agreement, instrument or document pursuant to which any Person makes a loan or provides any other extension of credit to any Issuer (or to any Investment Control Affiliate of any Issuer) which is or will be secured by a Lien on all or any material portion of the assets and properties owned by, or on any of the Equity Interests of, such Issuer or any such Investment Control Affiliate.

"Investment Party" means each Person that is a party to an Investment Agreement (other than any Grantor).

"Investment Property" means the collective reference to (a) all "investment property" as such term is defined in Section 9.102(a)(49) of the UCC including, without limitation, all certificated securities and uncertificated securities, all security entitlements, all securities accounts, all commodity contracts and all commodity accounts (other than any Excluded Foreign Subsidiary Voting Interests excluded from the definition of Pledged Equity Interests), (b) all security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (c) whether or not constituting "investment property" as so defined, all Pledged Notes, Pledged Debt Securities, Pledged Equity Interests, Pledged Commodity Contracts, Pledged Security Entitlements, securities accounts, and commodity accounts.

"IP Agreements" means all Copyright Licenses, Patent Licenses, Trademark Licenses and all other agreements, permits, consents, orders, and franchises relating to the license, development or use of any Copyright, Patent, Trademark, Computer Software or Trade Secret.

"Issuer" means any Person which is an issuer of any Investment Property (including any limited partnership, limited liability company or trust created by or under any Investment Agreement to which any Grantor is a party).

"Material Investment Agreement" means, on any date, any Investment Agreement which creates, governs the terms of, or establishes any Grantor's rights, titles or interests in or to, any Material Investment Property.

"Material Investment Property" means, on any date, any Investment Property owned or controlled by any Grantor which has a cost basis or a fair market value (as reasonably determined by such Grantor or by the Secured Party) which is equal to or greater than $1,000,000 on such date.

"Obligations" has the meaning specified in the Credit Agreement.

"Patent Licenses" means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to make, manufacture, use, sell, offer to sell, or import any invention covered in whole or in part by a Patent, including, without limitation, those listed on Schedule 6, and all extensions and renewals thereof.

"Patents" means (i) all United States and foreign patents, patent applications and patentable inventions, including, without limitation, each patent and patent application identified in Schedule 6, all certificates of invention or similar property rights, (ii) all inventions and improvements described and claimed therein, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations of any of the foregoing, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto and (v) all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

"Pledged Commodity Contracts"  means all commodity contracts listed on Schedule 2 and all other commodity contracts to which any Grantor is party from time to time.

"Pledged Debt Securities" means all debt securities now owned or hereafter acquired by any Grantor, including, without limitation, the debt securities listed on Schedule 2, together with any certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may at any time be issued or granted to, or held by, any Grantor.

"Pledged Equity Interests" means all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests; provided, however, in no event shall more than 66% of the total outstanding Excluded Foreign Subsidiary Voting Interests be required to be pledged hereunder.

"Pledged LLC Interests" means all membership and other interests of any Grantor now owned or hereafter acquired in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 2 hereto under the heading "Pledged LLC Interests" and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing.

"Pledged Notes" means all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor, including, without limitation, the Pledged Notes described on Schedule 2.

"Pledged Partnership Interests" means all partnership and other interests of any Grantor now owned or hereafter acquired in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 2 hereto under the heading "Pledged Partnership Interests" and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing.

"Pledged Securities" means the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests.

"Pledged Security Entitlements" means all security entitlements with respect to the financial assets listed on Schedule 2 and all other security entitles of any Grantor.

"Pledged Stock" means all shares of capital stock and other Equity Interests now owned or hereafter acquired by any Grantor, including, without limitation, all shares of capital stock described on Schedule 2 hereto under the heading "Pledged Stock", and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing.

"Pledged Trust Interests" means all interests of any Grantor now owned or hereafter acquired in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 2 hereto under the heading "Pledged Trust Interests" and the certificates, if any, representing such trust interests and any securities intermediary pertaining to such interests and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests and any other warrant, right or option to acquire any of the foregoing.

"Proceeds" means all "proceeds" as defined in Article 9 of the UCC.

"Receivables" means all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, chattel paper, instrument, General Intangible or Investment Property, together with all rights of the Grantors, if any, in any goods or other property giving rise to such right to payment and all supporting obligations related thereto.

"Securities Account Control Agreement" has the meaning specified in Section 5.01(d).

"Securities Act" means the Securities Act of 1933, as amended.

"Specified Agreements" means the collective reference to each Assigned Agreement and each Investment Agreement.

"Trademark Licenses" means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right in or to any Trademark, including, without limitation, those listed on Schedule 6, and all renewals and extensions thereof.

"Trademarks" means (i) all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, logos, trade dress, trade styles, designs, know-how, slogans, words, terms, names, symbols and devices and all combinations thereof, and all other source or business identifiers, and all goodwill of the business connected with the use thereof as symbolized thereby, all registrations and recordings thereof, and all applications therefore or  in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, those listed on Schedule 6, and any and all extensions and renewals of any of the foregoing, (ii) the right to sue or otherwise recover for any and all past, present and future infringements, misappropriations and dilutions of any of the foregoing, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the foregoing and (iv) all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together in each case with all of the goodwill of the business connected with the use of, and symbolized by, each of the above.

"Trade Secrets" means all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of Texas or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

"UETA" means the Uniform Electronic Transactions Act, as in effect in any applicable jurisdiction.

"Uncertificated Security Control Agreement" has the meaning specified in Section 5.01(c).

(ii)           Other Definitional Provisions.

(1)           The rules of construction specified in Section 1.02 of the Credit Agreement shall apply to this Agreement.

(2)           The expressions "payment in full," "paid in full" and any other similar terms or phrases when used herein with respect to the Obligations shall mean the unconditional, final, indefeasible and irrevocable payment in full, in immediately available funds, of all of the Obligations.

(3)           No inference in favor of, or against, any party to this Agreement shall be drawn from the fact that such party has drafted any portion of this Agreement.

(4)           Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor's Collateral or the relevant part thereof.

(b)

GUARANTEE

(i)           Guarantee.

(1)           Each of the Guarantors hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees to the Secured Party and its successors, endorsees, transferees and assigns, the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the Obligations (including, without limitation, any and all extensions, modifications, substitutions, increases, restructurings, amendments, restatements, and/or renewals of any or all of the Obligations).  Each Guarantor is and shall be liable hereunder as a primary obligor and not as a surety.

(2)           Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.02).

(3)           Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article II or affecting the rights and remedies of the Secured Party hereunder.

(4)           The guarantee contained in this Article II shall remain in full force and effect until all of the Obligations shall have been paid in full, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

(5)           No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment or performance of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full.

(6)           If acceleration of the time for payment of any amount payable by the Borrower under any Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of such Loan Document shall nonetheless be payable by each Guarantor hereunder forthwith on demand by the Secured Party.

(ii)           Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor's right of contribution shall be subject to the terms and conditions of Section 2.03.  The provisions of this Section 2.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Secured Party, and each Guarantor shall remain liable to the Secured Party for the full amount guaranteed by such Guarantor hereunder.

(iii)          No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution, indemnification or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Secured Party by the Borrower and the Guarantors on account of the Obligations are paid in full.  If any amount shall be paid to any Guarantor on account of such subrogation, contribution, indemnification or reimbursement rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Secured Party, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Secured Party in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Secured Party, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Secured Party may determine.

(iv)           Guarantee Absolute.  Each Guarantor guarantees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any Requirement of Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Party with respect thereto.  Each Guarantor agrees that its guarantee hereunder constitutes a guaranty of payment and performance when due and not of collection, and waives any right to require that any resort be made by the Secured Party to any of the Collateral, any other Person or any other security.  The obligations of each Guarantor under or in respect of this guarantee are independent of the Obligations of any other Guarantor or any obligations of any other Person, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce its guarantee hereunder, irrespective of whether any action is brought against the Borrower, any other Guarantor or any other Person or whether the Borrower, any other Guarantor or any other Person is joined in any such action or actions.  The liability of each Guarantor under its guarantee hereunder shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby unconditionally and irrevocably waives any and all defenses and counterclaims it may now have or hereafter acquire in any way relating to, any or all of the following:

(1)           any lack of validity or enforceability of any of the Obligations, any Loan Document or any agreement, document or instrument relating thereto;

(2)           any extension or change in the time, manner or place of payment of, or in any other term or provision of, all or any of the Obligations, or any other amendment, modification or waiver of or any consent to departure from any Loan Document or any other agreement, document or instrument evidencing, securing or otherwise relating to any of the Obligations, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(3)           any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Obligations;

(4)           the existence of any claim, set-off, recoupment, defense or other right that any other Guarantor, the Borrower or any other Person may have against any Person, including, without limitation, the Secured Party;

(5)           any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Obligations, or any manner of Disposition of any Collateral or any other collateral for all or any of the Obligations or any other assets of any Loan Party or any of its Subsidiaries;

(6)           any change, restructuring or termination of the corporate or other organizational structure, ownership or existence of any Loan Party or any of its Subsidiaries;

(7)           any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Grantor, or any other guarantor of or other Person liable for any of the Obligations, or their assets or any resulting release or discharge of any obligation of any Loan Party, or any other guarantor of or other Person liable for any of the Obligations;

(8)           any failure of the Secured Party to disclose to any Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any other Loan Party now or hereafter known to the Secured Party;

(9)           the failure of any other Person to execute or deliver this Agreement, any Assumption Agreement or any other guaranty or agreement, or the release or reduction of liability of any Guarantor or other guarantor, surety or obligor with respect to the Obligations or any part thereof; or

(10)           any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

(v)           Waivers and Acknowledgments.

(1)           Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, notice of default, notice of acceleration, notice of intent to accelerate, protest or dishonor, notice of the existence or creation of any or all of the Obligations, and any other notice with respect to any of the Obligations and the guarantee contained in this Article II and any requirement that the Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower, any other Guarantor, any other Person, any Collateral, or any other security.

(2)           Each Guarantor hereby unconditionally and irrevocably waives any right to revoke its guarantee hereunder and acknowledges that its guarantee hereunder is continuing in nature and applies to all of the Obligations, whether existing now or in the future.

(3)           Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against the Borrower, any other Guarantor, any other guarantor or any other Person or any Collateral or other security and (ii) any defense based on any right of set-off, recoupment, or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(4)           Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its respective Subsidiaries now or hereafter known by the Secured Party.

(5)           Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that its guarantee hereunder and its other agreements herein are knowingly made in contemplation of such benefits.

(6)           Each Guarantor unconditionally and irrevocably waives any and all rights and defenses that it may now or hereafter have under Chapter 34 of the Texas Business and Commerce Code, Section 17.001 of the Texas Civil Practice and Remedies Code, Rule 31 of the Texas Rules of Civil Procedure and Sections 51.003, 51.004, and 51.005 of the Texas Property Code.

(vi)          Reinstatement.  The guarantee contained in this Article II shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

(vii)         Payments.  Each Guarantor hereby agrees and guarantees that all payments hereunder will be paid to the Secured Party when due without set-off, counterclaim, recoupment or other defense.

(viii)        Subordination.  Each Guarantor hereby subordinates any and all present and future indebtedness, liabilities or other obligations owed to such Guarantor by each other Loan Party (the "Subordinated Obligations") to the payment and performance of the Obligations to the extent and in the manner hereinafter set forth in this Section:

(1)           If no Event of Default shall have occurred and be continuing, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations (excluding payments prohibited by Section 2.03).  Upon the occurrence and during the continuance of any Event of Default, however, unless the Secured Party otherwise agrees in writing, no Guarantor shall receive, demand or accept, or take any action to collect, any payment on account of the Subordinated Obligations.

(2)           In any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debtors (each a "Bankruptcy Law") relating to any other Loan Party, each Guarantor agrees that the Secured Party shall be entitled to receive payment in full of all Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding ("Post Petition Interest")) before such Guarantor receives payment of any Subordinated Obligations.

(3)           If any Event of Default shall have occurred and be continuing (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Secured Party so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Party and deliver such payments to the Secured Party on account of the Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Agreement.

(4)           If any Event of Default shall have occurred and be continuing (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Secured Party is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect, enforce and vote, and to submit and file proofs of claim in respect of, Subordinated Obligations and to apply any amounts received thereon to the Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Secured Party for application to the Obligations (including any and all Post Petition Interest).

(5)           Each Guarantor shall not, without the prior written consent of the Secured Party:

a.           accelerate, make demand, or otherwise make due and payable prior to the original due date thereof any Subordinated Obligations or bring suit or institute any other actions or proceedings to enforce its rights or interests in respect of any indebtedness, liabilities or obligations of any other Loan Party owing to such Guarantor;

b.           exercise any rights or remedies under or with respect to the Subordinated Obligations;

c.           exercise any right of set-off, recoupment or counterclaim in respect of any indebtedness, liabilities, or obligations of such Guarantor to any other Loan Party or against any of the Subordinated Obligations; or

d.           commence, or cause to be commenced, or join with any creditor other than the Secured Party, in commencing, any bankruptcy, insolvency, or receivership proceeding against any other Loan Party.

(c)

GRANT OF SECURITY INTEREST

(i)            Grant of Security.  Each Grantor hereby pledges, assigns and transfers to the Secured Party, and hereby grants to the Secured Party a continuing security interest in and lien on, all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter arising or acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the "Collateral"):

(1)           all Accounts;

(2)           all chattel paper;

(3)           all commercial tort claims described on Schedule 7;

(4)           all deposit accounts;

(5)           all documents;

(6)           all Equipment;

(7)           all fixtures;

(8)           all General Intangibles;

(9)           all goods;

(10)           all instruments;

(11)           all Intellectual Property;

(12)           all Inventory;

(13)           all Investment Property;

(14)           all money;

(15)           all supporting obligations;

(16)           all other personal property of any kind or character, whether tangible or intangible;

(17)           all books and records pertaining to the Collateral; and

(18)           to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, none of the Excluded Assets shall constitute Collateral.

(ii)           Security for Obligations.  This Agreement and the Liens created hereunder secure, in the case of each Grantor, the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the Obligations.  Without limiting the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Obligations and would be owed by such Grantor to the Secured Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

(iii)           Continuing Liability Under Collateral.  Notwithstanding anything herein to the contrary, (a) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Secured Party, (b) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any Receivables and any agreements relating to Pledged Securities, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and the Secured Party shall have no obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other Loan Document nor shall the Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to any Receivables or any Pledged Securities and (c) the exercise by the Secured Party of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

(d)

REPRESENTATIONS AND WARRANTIES

To induce the Secured Party to enter into the Credit Agreement and to make the Loan thereunder, each Grantor hereby represents and warrants to the Secured Party that:

(i)           Title; No Other Liens.  Except for the security interest granted to the Secured Party pursuant to this Agreement and the other Liens expressly permitted to exist on the Collateral by the Credit Agreement, such Grantor is the legal and beneficial owner of each item of the Collateral free and clear of any and all Liens, claims, or other encumbrances.  No financing statement, fixture filing or other public notice with respect to all or any part of the Collateral is on file or of record in any filing or recording office, except such as have been filed in favor of the Secured Party pursuant to this Agreement or as are otherwise expressly permitted under the Credit Agreement.

(ii)           Perfected First Priority Liens.

(1)           The security interests granted pursuant to this Agreement (i) constitute valid perfected security interests in all of the Collateral in favor of the Secured Party, as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (ii) are prior to all other Liens on the Collateral except for (A) unrecorded Liens expressly permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law and (B) existing Liens described on Schedule 10.

(2)           Without limiting the foregoing, and except as provided in Section 5.01, each Grantor has taken all actions specified in Section 5.01 to:  (i) establish the Secured Party's "control" (within the meanings of Sections 8.106 and 9.106 of the UCC) over any portion of the Investment Property of such Grantor constituting certificated securities, uncertificated securities, securities accounts, security entitlements, or commodity accounts or commodity contracts, (ii) establish the Secured Party's "control" (within the meaning of Section 9.104 of the UCC) over all deposit accounts of such Grantor, (iii) establish the Secured Party's "control" (within the meaning of Section 9.107 of the UCC) over all letter-of-credit rights of such Grantor, (iv) establish the Secured Party's "control" (within the meaning of Section 9.105 of the UCC) over all electronic chattel paper of such Grantor and (v) establish the Secured Party's "control" within the meaning of Section 16 of the UETA over all "transferable records" (as defined in UETA) of such Grantor.

(3)           All tangible chattel paper, instruments and negotiable documents of each Grantor have been delivered to the Secured Party.

(iii)          Chief Executive Office, Etc.

(1)           Such Grantor's type of organization, jurisdiction of organization, organizational identification number, taxpayer identification number and the location of such Grantor's chief executive office or sole place of business, as the case may be, are specified on Schedule 4.

(2)           Such Grantor's exact legal name is set forth on Schedule 4 and such Grantor has not conducted business in the last five (5) years, and does not conduct business, under any other name (including any trade-name or fictitious business name) except for those names listed on Schedule 4.

(3)           Except as provided in Schedule 4, such Grantor has not changed its name, jurisdiction of organization, organizational identification number, type of organization, taxpayer identification number, chief executive office or sole place of business or its organizational structure in any way (e.g., by merger, consolidation, change in organizational form or otherwise) within the past five (5) years.

(4)           Such Grantor has not within the last five (5) years become bound (whether by merger or otherwise) as a debtor under a security agreement entered into by another Person, which has not been terminated other than security agreements identified on Schedule 4.

(5)           With respect to each security agreement identified on Schedule 4 pursuant to clause (d) of this Section, such Grantor has set forth on Schedule 4 the information required pursuant to clauses (a), (b) and (c) of this Section for the debtor under each such security agreement.

(6)           All actions and consents, filings, notices, registrations, and recordings necessary or desirable for the exercise by the Secured Party of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been taken, made or obtained or, in the case of filings or recordings, authorized.

(7)           The information on Schedule 4 with respect to such Grantor is true and correct in all respects.

(8)           All information supplied by such Grantor to the Secured Party with respect to the Collateral is accurate and complete.

(iv)          Inventory and Equipment.

(1)           All of the Inventory and the Equipment of such Grantor is kept at the locations listed on Schedule 5.

(2)           None of the Inventory or Equipment of such Grantor is in the possession of an issuer of a negotiable document therefore or otherwise in the possession of a bailee or warehouseman.

(3)           All Equipment of such Grantor that is subject to a certificate of title statute is described on Schedule 8.

(v)           Investment Property.

(1)           Schedule 2 hereto sets forth under the headings "Pledged Stock," "Pledged LLC Interests," "Pledged Partnership Interests" and "Pledged Trust Interests," respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by such Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial or ownership interests, respectively, of the respective Issuers thereof indicated on such Schedule.

(2)           Schedule 2 hereto sets forth under the heading "Pledged Debt Securities" or "Pledged Notes" all of the Pledged Debt Securities and Pledged Notes owned by such Grantor and (i) each such Pledged Debt Security and Pledged Note (or, with respect to any such Pledged Debt Security or Pledged Note issued by any Person other than a Loan Party, to such Grantor's knowledge) has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the Issuer thereof enforceable against such Issuer in accordance with its terms, and (ii) each Issuer of each such Pledged Debt Security and each such Pledged Note (or, with respect to any such Pledged Debt Security or Pledged Note issued by any Person other than a Loan Party, to such Grantor's knowledge) is not in default of any of its obligations thereunder, and each such Pledged Debt Security and Pledged Note constitutes all of the issued and outstanding indebtedness evidenced by an instrument or a certificated security of the respective Issuer thereof owing to such Grantor.

(3)           Each of the Pledged Equity Interests owned by such Grantor (or, with respect to any such Pledged Equity Interests issued by any Person other than a Loan Party, to such Grantor's knowledge) has been duly authorized and validly issued and is fully paid and nonassessable.

(4)           Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Pledged Equity Interests pledged by it hereunder, free and clear of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and except for any Liens expressly permitted under the Credit Agreement, and except as set forth on Schedule 2 hereto, to such Grantor's knowledge there are no outstanding preemptive rights, warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Pledged Equity Interests.

(5)           Except to the extent expressly required by any Investment Agreement, no consent of any Person, including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Secured Party hereunder in any Pledged Equity Interests or the exercise by the Secured Party of the voting or other rights provided for in this Agreement or the exercise of rights and remedies hereunder.

(6)           None of the Pledged LLC Interests or Pledged Partnership Interests are or represent interests in issuers that: (i) are registered as investment companies or (ii) are dealt in or traded on securities exchanges or markets.

(7)           Except as described in Schedule 2 or Schedule 11 hereto, the terms of each Pledged Partnership Interest and each Pledged LLC Interest expressly provide that they are securities governed by Article 8 of the Uniform Commercial Code.

(8)           Each Issuer which is an Affiliate of the Borrower that is not a Grantor hereunder has executed and delivered to the Secured Party an Acknowledgement and Consent, in substantially the form of Annex 9, to the pledge of the Pledged Notes, the Pledged Debt Securities and the Pledged Equity Interests pursuant to the Agreement.

(vi)           Receivables.

(1)           Each Receivable (i) is and will be the legal, valid and binding obligation of the account debtor in respect thereof, (ii) is and will be enforceable in accordance with its terms, (iii) is and will not be subject to any setoffs, defenses, taxes or counterclaims (except with respect to disputes, refunds, returns, discounts and allowances in the ordinary course of business) and (iv) is and will be in compliance in all material respects with all Requirements of Law.

(2)           No amount payable to such Grantor under or in connection with any Receivable is evidenced by any certificated security, instrument or tangible chattel paper that has not been delivered to the Secured Party or constitutes electronic chattel paper that has not been subjected to the control (within the meaning of Section 9.105 of the UCC) of the Secured Party.

(3)           None of the obligors on any of the Receivables is a Governmental Authority.

(4)           No Receivable in excess of $100,000 requires the consent of the account debtor to the attachment of the security interest hereunder to such Receivable and the Proceeds thereof.

(5)           The amounts represented by such Grantor to the Secured Party from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate.

(vii)         Intellectual Property.

(1)           The operation of such Grantor's business as currently conducted or as contemplated to be conducted and the use of such Grantor's material Intellectual Property in connection therewith do not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party.

(2)           Such Grantor is the exclusive owner of all right, title and interest in and to such Grantor's material Intellectual Property, and is entitled to use all such Intellectual Property subject only to the terms of the IP Agreements.

(3)           The Intellectual Property of such Grantor described on Schedule 6 hereto includes all of the patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications and IP Agreements owned by such Grantor.

(4)           Such Grantor's material Intellectual Property of such Grantor is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to the best of such Grantor's knowledge, is valid and enforceable.  Such Grantor is not aware of any uses of any item of any such Intellectual Property that could be expected to lead to such item becoming invalid or unenforceable.

(5)           Such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in each and every item of its material Intellectual Property in full force and effect throughout the world, and to protect and maintain its interest therein including.

(6)           No claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or threatened against such Grantor (i) based upon or challenging or seeking to deny or restrict the Grantor's rights in or use of any of its material Intellectual Property, (ii) alleging that the Grantor's rights in or use of any such Intellectual Property infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (iii) alleging that any such Intellectual Property is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement.  No Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates such Grantor's material Intellectual Property or such Grantor's rights therein or use thereof.  Except as set forth on Schedule 6 hereto, such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any part of such Grantor's Intellectual Property.  The consummation of the transactions contemplated by the Loan Documents will not result in the termination or impairment of any of such Grantor's material Intellectual Property.

(7)           With respect to each IP Agreement to which such Grantor is a party: (i) such IP Agreement is valid and binding and in full force and effect and represents the entire agreement between the respective parties thereto with respect to the subject matter thereof; (ii) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (iii) such Grantor has not received any notice of termination or cancellation under such IP Agreement; (iv) such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured; (v) such Grantor has not granted to any other third party any rights, adverse or otherwise, under such IP Agreement; and (vi) neither such Grantor nor any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(8)           To the best of such Grantor's knowledge, (i) none of the material Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor; (ii) no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (iii) no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor's material Intellectual Property.

(9)           Neither such Grantor nor any of its material Intellectual Property is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

(viii)        Securities Accounts, Commodities Accounts and Deposit Accounts.

(1)           Schedule 2 sets forth under the headings "Securities Accounts" and "Commodities Accounts," respectively, all of the securities accounts and commodities accounts in which such Grantor has an interest.  Such Grantor is the sole entitlement holder of each such securities account and commodity account, and no Person (other than the Secured Party pursuant hereto) has or will have "control" (within the meanings of Sections 8.106 and 9.106 of the UCC) over, or any other interest in or claim against, any such securities account or commodity account or any money or other property deposited therein or credited thereto (other than the Clearing Accounts).

(2)           Schedule 2 sets forth under the heading "Deposit Accounts" all of the deposit accounts in which such Grantor has an interest.  Such Grantor is the sole account holder of each such deposit account and no Person (other than the Secured Party pursuant hereto) has or will have "control" (within the meaning of Section 9.104 of the UCC) over, or any other interest in or claim against, any such deposit account or any money or other property deposited therein or credited thereto (other than the Clearing Accounts).

(ix)          Commercial Tort Claims.  Such Grantor has no commercial tort claims other than (a) those listed on Schedule 7, or (b) as to which the actions required by Section 5.11 have been taken.

(x)           Letters of Credit.  Such Grantor is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule 9, and legal, binding and enforceable consents, in substantially the form of the Consent to Assignment of Letter of Credit Rights, are in effect for each letter of credit in which such Grantor has rights.  Such Grantor has instructed all issuers and nominated Persons under letters of credit in which such Grantor is the beneficiary or assignee to make all payments thereunder to a Collateral Account.

(xi)           Independent Investigation. Such Grantor has, independently and without reliance upon the Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Such Grantor will benefit directly and indirectly from its execution and delivery of this Agreement and from the Loan made by the Secured Party to the Borrower under the Credit Agreement.  There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(xii)          Specified Agreements.

(1)           Schedule 11 sets forth a true and complete description of all Investment Agreements to which such Grantor is a party or in which such Grantor has any right, title or interest.

(2)           No consent, authorization or other approval or agreement of (i) any Investment Party or (ii) to such Grantor's knowledge, any Person that has made loans or other extensions of credit to any Issuer or any Investment Control Affiliate pursuant to any Investment Financing Document is required (or is purported to be required) pursuant to or with respect to any Investment Agreement for or in connection with the execution, delivery and performance by such Grantor of its obligations under this Agreement or any other Loan Document, the validity or enforceability of this Agreement or any other Loan Document or the exercise by the Secured Party of any of its rights and remedies hereunder or thereunder, other than (x) those which have been duly obtained made or performed, are in full force and effect and are evidenced by an executed consent and agreement substantially in the form of Annex 10 hereto or in such other form which is acceptable to the Secured Party which has been delivered to the Secured Party (each, an "Investment Consent and Agreement") or (y) are described on Schedule 11 hereto.

(3)           No consent, authorization or approval of any Person (other than such Grantor) to any Assigned Agreement to which such Grantor is a party is required (or is purported to be required) for or in connection with the execution, delivery, and performance by such Grantor of its obligations under this Agreement, the validity or enforceability of this Agreement or any other Loan Document or the exercise by the Secured Party of any of its rights and remedies hereunder or thereunder, other than those which have been duly obtained, made or performed, are in full force and effect and are evidenced by a Consent and Agreement or an Investment Consent and Agreement (as applicable).

(4)           Each Specified Agreement to which such Grantor is a party has been duly authorized, executed and delivered by such Grantor and, to such Grantor's knowledge, each of the other parties thereto, is in full force and effect, and constitutes a valid and legally enforceable obligation of the parties thereto, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(5)           None of such Grantor nor to such Grantor’s knowledge any of the other parties to any Specified Agreement to which such Grantor is a party is in default in the performance or observance of any of the material terms or provisions thereof (including any such term or provision requiring any such other party to make payments to such Grantor).

(6)           The rights, titles and interests of such Grantor in, to and under each Specified Agreement to which such Grantor is a party are not to such Grantor's knowledge subject to any defenses, offsets, recoupments, counterclaims or claims, except to the extent expressly provided in such Specified Agreement, any Consent and Agreement or any Investment Consent and Agreement.

(7)           Such Grantor has delivered to the Secured Party a complete and correct copy of each Assigned Agreement and each Material Investment Agreement, including all amendments, supplements and other modifications thereto.

(8)           Except to the extent expressly provided in any Consent and Agreement or in any Investment Consent and Agreement, no amount payable to such Grantor under or in connection with any Specified Agreement is (i) subject to any right of setoff, offset or reduction or (ii) evidenced by any instrument or chattel paper that has not been delivered to the Secured Party.

(9)           None of the parties to any Specified Agreement is a Governmental Authority.

(e)

COVENANTS

Each Grantor covenants and agrees with the Secured Party that, from and after the date of this Agreement until the Obligations shall have been paid and performed in full:

(i)            Delivery and Control of Instruments, Investment Property, Negotiable Documents, Chattel Paper, Letter-of-Credit Rights, and Transferable Records.

(1)           If any of the Collateral (other than Collateral held in Clearing Accounts or securities accounts which are subject to a Securities Account Control Agreement in favor of the Secured Party) is or shall become evidenced by any instrument, certificated security, negotiable document or tangible chattel paper, such Grantor shall promptly notify the Secured Party in writing and in reasonable detail of same and, upon the request of the Secured Party, immediately deliver such instrument, certificated security, negotiable document or tangible chattel paper to the Secured Party, duly indorsed in a manner satisfactory to the Secured Party, to be held as Collateral pursuant to this Agreement.

(2)           If any of the Collateral is or shall become electronic chattel paper, such Grantor shall ensure that (i) a single authoritative copy exists which is unique, identifiable, and unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) such authoritative copy identifies the Secured Party as the assignee and is communicated to and maintained by the Secured Party or its designee, (iii) copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Secured Party, (iv) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

(3)           If any of the Collateral consisting of any Equity Interests in a Subsidiary of the Borrower is or shall become evidenced or represented by an uncertificated security, such Grantor shall promptly notify the Secured Party in writing and in reasonable detail of same and, upon the request of the Secured Party, immediately cause the Issuer thereof either to (i) register the Secured Party as the registered owner of such uncertificated security, upon original issue or registration of transfer or (ii) agree in writing with such Grantor and the Secured Party that such Issuer will comply with instructions with respect to such uncertificated security originated by the Secured Party without further consent of such Grantor, such agreement to be in substantially the form of Annex 4 or otherwise satisfactory in form and substance to the Secured Party (each such agreement being referred to herein as an "Uncertificated Security Control Agreement").

(4)           With respect to any Investment Property of such Grantor consisting of a securities account (other than the Clearing Accounts) or security entitlement, such Grantor shall enter into, and shall cause the securities intermediary maintaining such securities account or security entitlement to enter into, a control agreement with the Secured Party in substantially the form of Annex 5 or otherwise satisfactory in form and substance to the Secured Party, in each case on or prior to the date described in Section 5.01(h), pursuant to which such securities intermediary shall agree to comply with the entitlement orders and other instructions originated by the Secured Party without further consent of such Grantor (each such agreement being referred to herein as a "Securities Account Control Agreement").

(5)           With respect to any Investment Property of such Grantor consisting of a commodity account (other than the Clearing Accounts) or commodity contract, such Grantor shall enter into, and shall cause the commodity intermediary maintaining such commodity account or commodity contract to enter into, a control agreement with the Secured Party in substantially the form of Annex 6 or otherwise satisfactory in form and substance to the Secured Party, in each case on or prior to the date described in Section 5.01(h), pursuant to which such commodity intermediary shall agree to comply with the Secured Party's instructions to apply any value distributed on account of any commodity contract carried in the commodity account or other directions concerning the commodity account originated by the Secured Party, in each case without further consent by such Grantor (each such agreement being referred to herein as a "Commodity Account Control Agreement").

(6)           With respect to each deposit account of such Grantor (other than the Clearing Accounts), such Grantor shall either (i) maintain such account with the Secured Party, or (ii) enter into, and shall cause the bank maintaining such deposit account to enter into, a control agreement with the Secured Party in substantially the form of Annex 7 or otherwise satisfactory in form and substance to the Secured Party, in each case on or prior to the date described in Section 5.01(h), pursuant to which such bank shall agree to comply with instructions originated by the Secured Party directing the disposition of funds in such deposit account without further consent by such Grantor (each such agreement being referred to herein as a "Deposit Account Control Agreement").

(7)           With respect to any letter-of-credit rights of such Grantor, such Grantor shall obtain the consent of the issuer thereof and any nominated Person thereon to the assignment of the proceeds of the related letter of credit to the Secured Party in accordance with Section 5.114(c) of the UCC, such consent to be in substantially the form of Annex 8 or otherwise satisfactory in form and substance to the Secured Party (each such consent being referred to herein as a "Consent to Assignment of Letter of Credit Rights").

(8)           Such Grantor shall have entered into Control Agreements with respect to: (i) any securities accounts, security entitlements, commodity contracts, commodity accounts, and deposit accounts of such Grantor that exist on the Closing Date (other than the Clearing Accounts[, the Existing Accounts] and the L/C Collateral Account), as of or prior to the Closing Date (except that such Grantor is not required to enter into any Control Agreement until the date which is ten (10) Business Days after the Closing Date), and (ii) any other securities accounts, security entitlements, commodity contracts, commodity accounts, and deposit accounts of such Grantor that are created or acquired after the Closing Date, as of or prior to the date of deposit or transfer of any such security entitlements, commodity contracts or funds into such securities accounts, commodity accounts or deposit accounts.

(9)           Such Grantor will maintain all transferable records (as such term is defined in the UETA) so that the Secured Party has control of the transferable records in the manner specified in Section 16 of the UETA.

(10)           Upon the request of the Secured Party, such Grantor will notify each Issuer of Investment Property that such Investment Property is subject to the security interest granted hereunder.

(11)           In addition to and not in lieu of the foregoing, if any Issuer of any Investment Property is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records, as may be necessary or as may be requested by the Secured Party, under the laws of such jurisdiction to insure the validity, perfection and priority of the security interest of the Secured Party.

(ii)           Maintenance of Insurance.

(1)           Such Grantor will maintain (or cause to be maintained), with financially sound and reputable companies, insurance policies (i) insuring its assets and property against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Secured Party and (ii) insuring such Grantor, the Secured Party and the other Secured Parties against liability for personal injury and property damage relating to any Inventory and Equipment, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Secured Party.  Such Grantor shall, if so requested by the Secured Party, deliver to the Secured Party original or duplicate copies of such policies of insurance.

(2)           Each such policy of insurance shall (i) provide that no cancellation, lapse, expiration, reduction in amount or change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Secured Party of written notice thereof, (ii) in the case of liability insurance, provide for all losses to be paid to such Grantor and the Secured Party as their interests may appear, (iii) in the case of property insurance, provide for all losses (except for losses less than $100,000 per occurrence) to be adjusted with, and paid to, the Secured Party, (iv) contain an agreement by the insurer that any loss thereunder shall be payable notwithstanding any action, inaction or breach of representation or warranty by any Grantor, (v) be reasonably satisfactory in all other respects to the Secured Party, and (vi) provide that there will be no recourse against the Secured Party or any other Secured Party for payment of premiums or other amounts in respect thereof.

(3)           If an Event of Default shall have occurred and be continuing, the Secured Party shall have the sole right, in the name of the Grantor or in its own name, to file claims under any insurance policies, to receive, receipt and give acquitance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(4)           The Borrower shall deliver to the Secured Party a report describing such insurance concurrently with each delivery of the Borrower's audited annual financial statements and such supplemental reports with respect thereto as the Secured Party may from time to time reasonably request.

(iii)          Payment of Obligations.  Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all Taxes imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such Tax or claim need be paid if (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor, (b) such contest suspends the enforcement of any Lien securing such Tax or claim or any other collection of such Tax or claim, and (c) such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any portion of the Collateral or any interest therein.

(iv)          Maintenance of Perfected Security Interest; Limitation on Dispositions; Further Documentation; Inspection.

(1)           Such Grantor shall, at its sole cost and expense, maintain the security interest created under this Agreement as a perfected security interest having at least the priority described in Section 4.02 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(2)           Such Grantor shall not sell, assign, transfer, lease, or otherwise dispose of, or abandon or permit a lapse of, or grant or permit any Lien on, any of the Collateral or any interest therein, except in each case as and to the extent expressly permitted by the Credit Agreement.

(3)           Such Grantor will furnish to the Secured Party from time to time statements and schedules further identifying and describing the Collateral and other assets and property of such Grantor and such other reports in connection therewith as the Secured Party may request, all in such detail as the Secured Party may specify.

(4)           At any time and from time to time, upon the written request of the Secured Party, and at the sole cost and expense of such Grantor, such Grantor will promptly and duly authorize, execute and deliver, and have recorded, all further instruments and documents and take all further actions as may be necessary or desirable or that the Secured Party may request for the purpose of perfecting or protecting the assignments and security interests granted hereunder and obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) executing and filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby, (ii) delivering and pledging to the Secured Party certificates representing the Pledged Equity Interests that constitute certificated securities, accompanied by undated stock powers executed in blank, (iii) complying with any Requirement of Law (including the Federal Assignment of Claims Act) as to any Collateral if such compliance is deemed necessary or advisable by the Secured Party for the attachment, perfection or priority of, or the ability of the Secured Party to enforce, the Secured Party's security interest in such Collateral, (iv) obtaining consents and approvals from any Governmental Authority or other Person, including without limitation any consent of any licensor, lessor or other Person obligated on Collateral, and (v) obtaining waivers from mortgagees, lessors, landlords, warehousemen, and any Governmental Authority or other Person in form and substance satisfactory to the Secured Party.

(5)           Such Grantor shall permit the Secured Party, or its designee, to inspect and audit the Collateral at any reasonable time or times, wherever located.  Such Grantor shall reimburse the Secured Party on demand for all costs and expenses incurred by the Secured Party in connection with inspections and audits of Collateral.

(6)           Such Grantor shall not take or permit any action that could impair the Secured Party's rights in the Collateral or the perfection or priority of the security interests created hereunder.

(v)           Changes in Locations; Name; Jurisdiction of Incorporation.  Such Grantor will not, except upon thirty (30) days' prior written notice to the Secured Party and (a) taking all action required by the Secured Party to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, delivery to the Secured Party of a written supplement to Schedule 5 showing any additional location at which Inventory or Equipment shall be kept (which supplement may be attached to Schedule 5 by the Secured Party):

a.           permit any of the Inventory or Equipment to be kept at a location other than those listed on Schedule 5; or

b.           change its name, type of organization, jurisdiction of organization, organizational identification number, federal taxpayer identification number, or the location of its chief executive office or sole place of business from that referred to in Schedule 4.

(vi)           Notices.  Such Grantor will advise the Secured Party immediately, in reasonable detail, of:

(1)           any Lien (other than security interests created hereby or Liens expressly permitted under the Credit Agreement) on any of the Collateral; and

(2)           the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereunder.

(vii)         Investment Property.

(1)           If such Grantor shall become entitled to receive or shall receive any stock or other ownership certificate (including, without limitation, any warrant, option or other right or any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization) evidencing any of the Pledged Equity Interests of any Issuer (including, without limitation, any Subsidiary of such Grantor), whether in addition to, in substitution of, as a conversion of, or in exchange for, any of the Investment Property, or otherwise, such Grantor shall notify the Secured Party and shall accept such certificate as the agent of the Secured Party, hold the same in trust for the Secured Party and shall, upon the request of the Secured Party, immediately deliver such certificate forthwith to the Secured Party in the exact form received, duly indorsed by such Grantor to the Secured Party, if required, together with an undated stock power (or other instrument of transfer satisfactory to the Secured Party) covering such certificate duly executed in blank by such Grantor and with, if the Secured Party so requests, signature guaranteed, to be held by the Secured Party, subject to the terms hereof, as additional collateral security for the Obligations.

(2)           Any sums of money or property paid upon or in respect of Investment Property upon the liquidation, dissolution or other winding-up of any Issuer (except for sums paid upon or in respect of any liquidation, dissolution or winding up of the Issuer of any Investment Property is permitted under Section 6.04 or Section 6.05 of the Credit Agreement) shall be paid over to the Secured Party to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Secured Party, be delivered to the Secured Party to be held by it hereunder as additional collateral security for the Obligations.  If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Secured Party, hold such money or property in trust for the Secured Party, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(3)           Without the prior written consent of the Secured Party, such Grantor will not (except, in each case, pursuant to a transaction that is expressly permitted under the Credit Agreement) (i) vote to enable, consent to or take any other action to permit, any Issuer which is a Loan Party to issue any Equity Interests of any nature or to issue any securities, obligations, rights, or other interests convertible into or granting the right to purchase or exchange for any Equity Interests of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, any of the Investment Property owned by such Grantor or any Proceeds thereof, or any interest therein, (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property owned by such Grantor or any Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or any other Lien which is expressly permitted by the Credit Agreement or (iv) vote to enable, enter into or consent to any agreement or undertaking (including any Investment Agreement or any Investment Financing Document) restricting the right or ability of such Grantor or the Secured Party to sell, assign or transfer any right, title or interest in and to any Investment Property, any Investment Agreement or any Proceeds thereof, except in each case to the extent expressly permitted under Section 5.13.

(4)           In the case of each Grantor which is an Issuer, such Grantor agrees that (i) it will be bound by the terms of this Agreement relating to all Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Secured Party promptly in writing of the occurrence of any of the events described in Section 5.07(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.03(c) and 6.06 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.03(c) or 6.06 with respect to the Investment Property issued by it.  In addition, each Grantor which is either an Issuer or an owner of any Investment Property hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Secured Party and to the transfer of any Investment Property to the Secured Party or its nominee upon the occurrence or during the continuation of an Event of Default and to the substitution of the Secured Party or its nominee as a partner, member or shareholder of the Issuer of the related Investment Property.

(5)           Such Grantor shall comply with all of its obligations under each Investment Agreement relating to any Investment Property of such Grantor and shall enforce all of its material rights and remedies with respect to all such Investment Property.

(6)           Except as and to the extent expressly permitted under the Credit Agreement, without the prior written consent of the Secured Party, such Grantor shall not vote to enable, consent to or take any other action to:  (i) amend or terminate any Investment Agreement or any Investment Financing Document in any way that adversely affects the rights or interests of such Grantor with respect to or in and to any Investment Property or the value of such Investment Property to such Grantor or adversely affects the validity, enforceability, perfection or priority of the Secured Party's security interest hereunder in and to such Investment Property or the ability of the Secured Party to exercise its rights and remedies with respect to such Investment Property, (ii) waive any default under or breach of any terms of any Investment Agreement of any Issuer of any Investment Property of such Grantor, or (iii) cause any Issuer of any Pledged Partnership Interests or Pledged LLC Interests that are securities (for purposes of Article 8 of the UCC) on the date hereof to elect or otherwise take any action that would cause any of such Pledged Partnership Interests or Pledged LLC Interests to not be treated as securities for purposes of the UCC.

(viii)        Inventory and Equipment.

(1)           Such Grantor shall maintain all of its Inventory in good saleable and usable condition.

(2)           Such Grantor will cause all of its Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with any manufacturer's manual relating thereto, and will forthwith, or in the case of any material loss or material damage to any of such Equipment as soon as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end.

(3)           Such Grantor shall not deliver any document evidencing any Equipment or Inventory to any Person other than the issuer of such document to claim the goods evidenced thereby or the Secured Party.

(4)           With respect to any item of Equipment that is covered by a certificate of title or ownership under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, such Grantor shall promptly (i) provide to the Secured Party information with respect to any such Equipment having a value in excess of $50,000 individually or $100,000 in the aggregate, (ii) execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on each such certificate of title, and (iii) deliver to the Secured Party copies of all such applications or other documents so filed and copies of all such certificates of title issued indicating the security interests created hereunder in the items of Equipment covered thereby.

(ix)           Receivables.

(1)           Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any material Receivable, (ii) adjust, compromise or settle any material Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any material Receivable, (iv) allow any credit or discount whatsoever on any material Receivable or (v) amend, supplement or modify any material Receivable in any manner that would adversely affect the value thereof; provided, however, that no Grantor shall take any action specified in clauses (i) through (v) above if any Default or Event of Default shall have occurred and be continuing.

(2)           Such Grantor shall keep and maintain at its own cost and expense satisfactory and complete records of its Receivables, including, but not limited to, the originals of all documentation with respect to all Receivables and records of all payments received and all credits granted on the Receivables, all merchandise returned and all other dealings therewith.

(3)           Such Grantor shall perform in all material respects all of its obligations with respect to its Receivables.

(4)           Such Grantor shall use its best efforts to keep in full force and effect any supporting obligation relating to any of its Receivable.

(x)           Intellectual Property.

(1)           With respect to each item of such Grantor's material Intellectual Property, such Grantor shall take, at its sole cost and expense, all necessary steps, including, without limitation, in the United States Patent and Trademark Office, the United States Copyright Office and any other Governmental Authority, to (i) maintain the validity and enforceability of such Intellectual Property and maintain such material Intellectual Property in full force and effect, and (ii) pursue the registration and maintenance of each material Patent, Trademark, or Copyright registration or application, now or hereafter included in such Intellectual Property of such Grantor.  No Grantor shall, without the written consent of the Secured Party, discontinue use of or otherwise abandon any of its material Intellectual Property, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have reasonably determined that such use or the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Grantor's business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect, in which case, such Grantor will give prompt notice of any such abandonment to the Secured Party.

(2)           Such Grantor agrees to promptly notify the Secured Party if such Grantor becomes aware (i) that any of its material Intellectual Property may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor's ownership of any such Intellectual Property or its right to register the same or to keep and maintain and enforce any of the same, or (ii) of any adverse determination or the institution of any litigation or other proceeding regarding any item of such Intellectual Property.

(3)           In the event that such Grantor becomes aware that any item of its material Intellectual Property is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Secured Party and shall take such actions, at its sole cost and expense, as such Grantor or the Secured Party deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(4)           Grantor shall not permit any act or knowingly omit to do any act whereby any such Intellectual Property may lapse or become invalid or unenforceable or placed in the public domain.

(5)           Such Grantor shall take all steps which it or the Secured Party deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property.

(6)           With respect to its material Intellectual Property, such Grantor agrees upon the request of the Secured Party to promptly execute and deliver to the Secured Party an agreement, in substantially the form set forth in Annex 2 hereto or otherwise in form and substance satisfactory to the Secured Party (each, an "Intellectual Property Security Agreement"), for recording the security interest granted hereunder to the Secured Party in such Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office and any other domestic or foreign Governmental Authorities requested by the Secured Party to perfect the security interest hereunder in such Intellectual Property.

(7)           Such Grantor agrees that should it obtain an ownership interest in any of its material Intellectual Property that is not on the date hereof listed on Schedule 6 ("After-Acquired Intellectual Property") (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Collateral subject to the terms and conditions of this Agreement with respect thereto.  Within five (5) days after the end of each Fiscal Quarter of the Borrower, each Grantor shall give written notice to the Secured Party identifying the After-Acquired Intellectual Property acquired during such Fiscal Quarter, and such Grantor shall upon the request of the Secured Party to promptly execute and deliver to the Secured Party with such written notice, an agreement substantially in the form of Annex 3 hereto or otherwise in form and substance satisfactory to the Secured Party (each, an "IP Security Agreement Supplement") covering such After-Acquired Intellectual Property which IP Security Agreement Supplement shall be recorded with the United States Patent and Trademark Office, the United States Copyright Office and any other Governmental Authorities as may be requested by the Secured Party to evidence and  perfect the security interest hereunder in such After-Acquired Intellectual Property.  Upon the execution and delivery to the Secured Party of an IP Security Agreement Supplement in accordance with this Section, Schedule 6 shall automatically be deemed amended to include the After-Acquired Intellectual Property covered by such IP Security Agreement Supplement.

(8)           Such Grantor shall take all steps reasonably necessary to protect the secrecy of all of its material Trade Secrets, including, without limitation, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents.

(xi)           Commercial Tort Claims.  If such Grantor shall at any time hold or acquire an interest in any commercial tort claim, then such Grantor shall within fifteen (15) days of obtaining such interest sign and deliver documentation acceptable to the Secured Party granting a security interest to the Secured Party in and to such commercial tort claim under the terms and provisions of this Agreement.

(xii)          Covenants in Credit Agreement.  In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

(xiii)         Specified Agreements.

(1)           Such Grantor shall at its sole cost and expense:

a.           perform and observe all the terms and provisions of the Specified Agreements to which such Grantor is a party to be performed or observed by it, maintain such Specified Agreements in full force and effect, enforce such Specified Agreements in accordance with their respective terms, and take all such action to such end as may be from time to time reasonably requested by the Secured Party;

b.           furnish to the Secured Party promptly (and in any event within two (2) Business Days) following receipt thereof, copies of (A) each Material Investment Agreement entered into by such Grantor from time to time and (B) all amendments, restatements, supplements or modifications to, all waivers, consents and approvals provided by such Grantor under or pursuant to, and all material notices, requests and other documents received by such Grantor under or pursuant to, any Assigned Agreement to which such Grantor is a party or any Material Investment Agreement to which such Grantor is a party; and

c.           (A) promptly furnish to the Secured Party such other information and reports regarding any such Specified Agreements and the other Collateral of such Grantor as the Secured Party may reasonably request from time to time and (B) upon request of the Secured Party from time to time, make to each other party to any such Specified Agreement such demands and requests for information and reports or for action as such Grantor or the Secured Party is entitled to make thereunder or under any Consent and Agreement or any Investment Consent and Agreement (as applicable).

(2)           Such Grantor shall not, except in each case as and to the extent otherwise expressly permitted under the Credit Agreement:

a.           cancel or terminate any Specified Agreement to which it is a party or consent to or accept any cancellation or termination thereof;

b.           amend, restate, supplement or otherwise modify any Specified Agreement or give any consent, waiver or approval thereunder, except (x) to the extent expressly permitted under any Consent and Agreement or in any Investment Consent and Agreement or (y) if not so expressly permitted, only if such amendment, restatement, supplement, modification, consent, waiver or approval (A) will not violate any other term or provision of this Agreement, any other Loan Document, any Consent and Agreement or any Investment Consent and Agreement or (B) could not reasonably be expected to have an adverse effect on (1) such Grantor's rights, titles or interests in, to or under such Specified Agreement or any of the other Collateral created thereunder or evidenced thereby, (2) the amount or value of any of the Collateral created thereunder or evidenced thereby, (3) the validity, enforceability, perfection or priority of the Secured Party's Liens in and to any of such Grantor's rights, titles and interests in and to any such Specified Agreement or any such Collateral or (4) any of the Secured Party's rights or remedies under this Agreement, any other Loan Document, any Consent and Agreement, any Investment Consent and Agreement, or any applicable law with respect to any of the foregoing (any of the rights, interests and other items described in any of clauses (1) - (4) above, inclusive, being referred to herein as a "Specified Right");

c.           waive any default, event of default, termination event, violation or breach under any such Specified Agreement, except (x) to the extent expressly permitted under any Consent and Agreement or any Investment Consent and Agreement or (y) if not so expressly permitted, only if such waiver (A) will not violate any other term or provision of this Agreement, any other Loan Document, any Consent and Agreement or any Investment Consent and Agreement or (B) could not reasonably be expected to have an adverse effect on any Specified Rights;

d.           consent to or permit or accept any prepayment by such Grantor of amounts to become due under or in connection with any such Specified Agreement or waive or reduce (or consent to any reduction of or permit to be reduced) the amount of any payment made (or to be made) to such Grantor under or in connection with any such Specified Agreement, except in each case as expressly provided therein; or

e.           fail to comply with any obligation under or take (or fail to take) any other action under or in connection with any such Specified Agreement that could reasonably be expected to materially impair any Specified Rights.

(3)           Such Grantor shall, promptly upon the request of the Secured Party with respect to any Material Investment Agreement, enter into (and cause each other Investment Party thereto requested by the Secured Party to enter into) with the Secured Party, an Investment Consent and Agreement with respect to such Material Investment Agreement, substantially in the form of Annex 10 hereto or otherwise in form satisfactory to the Secured Party.

(4)           Such Grantor shall, promptly upon entering into any Investment Agreement, deliver a supplement to Schedule 11 hereto reflecting such new Investment Agreement.

(5)           Such Grantor shall use its best efforts acting in good faith to cause each new Investment Agreement to permit (i) the granting by such Grantor of Liens to the Secured Party in and to all of such Grantor's rights, titles and interests in and to such new Investment Agreement and the Investment Property and other rights and interests created, governed or evidenced thereunder, or (ii) the exercise by the Secured Party of its rights and remedies under this Agreement and applicable law on or with respect to any such Liens with respect to such Investment Agreement, Investment Property and other rights and interests, all in consultation with and in form and substance satisfactory to the Secured Party.

(6)           If such Grantor becomes aware of any breach, violation, default or event of default (or similar event or circumstance) by any Person under any Assigned Agreement to which such Grantor is a party or any Material Investment Agreement to which such Grantor is a party or any claim or dispute between such Grantor and any other Person under, with respect to or in connection with any such Assigned Agreement or any such Material Investment Agreement (any of the foregoing, a "Specified Matter") which in each or any such case could reasonably be expected to adversely affect any Specified Rights, then in each case such Grantor shall promptly notify the Secured Party of such Specified Matter and shall follow all [reasonable] instructions of the Secured Party with respect to such Specified Matter and any Specified Rights relating to or affected by such Specified Matter (as applicable).

(f)

REMEDIAL PROVISIONS

(i)            Certain Matters Relating to Receivables.

(1)           Except as otherwise provided in this Section 6.01(a), each Grantor shall collect, at its sole cost and expense, all amounts due or to become due to such Grantor under such Grantor's Receivables.  In connection with such collections, each Grantor may take (and, at the Secured Party's direction, shall take) such action as such Grantor or the Secured Party may deem necessary or advisable to enforce collection of the Receivables; provided, however, that the Secured Party shall have the right at any time, upon the occurrence and during the continuance of any Event of Default, (i) to notify, or require such Grantor to notify, the account debtors or counterparties under any Receivables of the Secured Party's security interest in such Receivables and (ii) to direct, or cause such Grantor to direct, such account debtors or counterparties to make payment of all amounts due or to become due to such Grantor under any of the Receivables directly to the Secured Party, for deposit in a Collateral Account.  If an Event of Default shall have occurred and be continuing, all amounts and Proceeds (including instruments) received by any Grantor in respect of the Receivables shall be received in trust for the benefit of the Secured Party hereunder, shall be segregated from other funds of such Grantor and shall be forthwith (and, in any event, within one (1) Business Day) paid over to the Secured Party in the same form as so received (with any necessary endorsement) and deposited in a Collateral Account and, at the discretion of the Secured Party, be held as additional collateral security for the Obligations or applied in payment of the Obligations as provided in Section 6.05(b).

(2)           No Grantor will permit or consent to the subordination of its right to payment under any of the Receivables to any other indebtedness, liabilities or obligations of the obligor thereunder.

(3)           At the Secured Party's request, each Grantor shall deliver to the Secured Party all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables.

(ii)           Communications with Obligors; Grantors Remain Liable.

(1)           The Secured Party in its own name or in the name of others may at any time and from time to time communicate with obligors under the Receivables to verify with them to the Secured Party's satisfaction the existence, amount and terms of any Receivables.

(2)           Each Grantor shall remain liable under each of the Receivables and the Assigned Agreements to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  The Secured Party shall have no obligation or liability under any Receivable (or any agreement giving rise thereto) or Assigned Agreement by reason of or arising out of this Agreement or the receipt by the Secured Party of any payment relating thereto, nor shall the Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Assigned Agreement, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(iii)          Investment Property.

(1)           Unless an Event of Default shall have occurred and be continuing and the Secured Party shall have given notice to the relevant Grantor of the Secured Party's intent to exercise its corresponding rights pursuant to Section 6.03(b), each Grantor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes and the Pledged Debt Securities, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, as and to the extent permitted by the Credit Agreement, and to exercise all voting, corporate, partnership, limited liability company, and other rights with respect to such Grantor's Investment Property; provided, however, that no vote shall be cast or corporate, partnership, limited liability company, or other right exercised or other action taken which, in the Secured Party's reasonable judgment, would impair the value of such Collateral or the Secured Party's rights or interests in and to such Collateral which would violate any provision of the Credit Agreement, this Agreement or any other Loan Document.

(2)           If an Event of Default shall occur and be continuing and the Secured Party shall give notice of its intent to invoke the provisions of this Section 6.03(b) to the relevant Grantor(s): (i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant hereto with respect to such Grantor's Investment Property shall cease and all such rights shall thereupon become vested in the Secured Party who shall have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (ii) the Secured Party shall have the right to transfer all or any portion of any such Investment Property to its name or the name of its nominee or agent, and the Secured Party shall have the right at any time to exchange any certificates or instruments representing any such Investment Property for certificates or instruments of smaller or larger denominations.  In order to permit the Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Secured Party all proxies, dividend payment orders and other instruments as the Secured Party may from time to time reasonably request and each Grantor acknowledges that the Secured Party may utilize the power of attorney set forth herein.

(3)           Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Secured Party in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to the Investment Property directly to the Secured Party.

(4)           If an Event of Default shall have occurred and be continuing, the Secured Party shall be authorized to send to each securities intermediary, commodity intermediary or bank that is party to a Control Agreement, a Notice of Exclusive Control as defined in and under such Control Agreement (or any comparable notice permitted under such Control Agreement).

(iv)          Proceeds to be Turned Over to Secured Party.  In addition to the rights of the Secured Party specified in Section 6.01, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Secured Party, segregated from other funds of such Grantor, and shall, immediately upon receipt by such Grantor, be turned over to the Secured Party in the exact form received by such Grantor (duly indorsed by such Grantor to the Secured Party, if required).  All Proceeds received by the Secured Party hereunder shall be held by the Secured Party in a Collateral Account and shall not constitute payment thereof until applied as provided in Section 6.05(b).

(v)           Remedies.  If any Event of Default shall have occurred and be continuing:

(1)           The Secured Party, may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or any other applicable law or in equity.  Without limiting the generality of the foregoing, the Secured Party, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give an option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released.  Each Grantor further agrees, at the Secured Party's request, to assemble the Collateral and make it available to the Secured Party at places which the Secured Party shall reasonably select, whether at such Grantor's premises or elsewhere.  The Secured Party shall have no obligation to clean-up or otherwise prepare the Collateral for sale.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before any public sale of Collateral or of the time after which any private sale or other disposition of Collateral is intended to be made.  The Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore, and any such sale may, without further notice, be made at the time and place to which it was adjourned.  Each Grantor agrees that it would not be commercially unreasonable for the Secured Party to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  Each Grantor hereby waives any claims against the Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale, even if the Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree.  To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Secured Party arising out of the exercise by them of any rights or remedies hereunder.

(2)           Any cash held by or on behalf of the Secured Party and all cash proceeds received by or on behalf of the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Secured Party, be held by the Secured Party in a Collateral Account as collateral for, and/or then or at any time or from time to time thereafter applied (after payment or deduction of any amounts payable to the Secured Party pursuant to Section 8.05 of the Credit Agreement) in whole or in part by the Secured Party against, all or any part of the Obligations, in such order and manner as the Secured Party may elect.  Any surplus of such cash or cash proceeds held by or on the behalf of the Secured Party and remaining after payment in full of all the Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(3)           The Secured Party may sell the Collateral without giving any warranties as to the Collateral.  The Secured Party may disclaim or modify any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(4)           The Secured Party and its agents may enter upon and occupy any real property owned or leased by any Grantor in order to exercise any of the Secured Party's rights and remedies under this Agreement, without any obligation to such Grantor in respect of such entry or occupation.

(5)           For the purpose of enabling the Secured Party to exercise its rights and remedies hereunder, each Grantor hereby grants to the Secured Party an irrevocable, non-exclusive worldwide license (exercisable without payment of royalty or other compensation to such Grantor) to use, operate under, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(6)           The Secured Party may comply with any applicable Requirement of Law in connection with a disposition of the Collateral or any part thereof and such compliance will not be considered adversely to affect any sale of the Collateral or any part thereof.

(7)           In the event of any sale or other disposition of any of the Intellectual Property of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Secured Party or its designee such Grantor's know-how and expertise, and documents and things relating to any Intellectual Property subject to such sale or other disposition, and such Grantor's customer lists and other records and documents relating to such Intellectual Property and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(8)           The Secured Party may apply the balance from any deposit account or instruct the bank at which any deposit account is maintained to pay the balance of any deposit account to or for the benefit of the Secured Party.

(9)           The Secured Party shall have no duty to marshal any of the Collateral.

(vi)          Registration Rights.

(1)           If the Secured Party shall determine to exercise its right to sell any or all of the Pledged Equity Interests or Pledged Debt Securities pursuant to Section 6.05, and if in the opinion of the Secured Party it is necessary or advisable to have the Pledged Equity Interests or Pledged Debt Securities, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers (or equivalent managers) of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Secured Party, necessary or advisable to register the Pledged Equity Interests or Pledged Debt Securities, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Equity Interests or Pledged Debt Securities, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Secured Party, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto.  Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or "Blue Sky" laws of any and all jurisdictions which the Secured Party shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(2)           Each Grantor recognizes that the Secured Party may be unable to effect a public sale of any or all the Pledged Equity Interests or Pledged Debt Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Secured Party shall be under no obligation to delay a sale of any of the Pledged Equity Interests or Pledged Debt Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(3)           Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity Interests or Pledged Debt Securities pursuant to this Section valid and binding and in compliance with any and all other applicable Requirements of Law.  Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Secured Party, that the Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

(vii)         Deficiency.  Each Grantor shall remain fully and unconditionally liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay in full its Obligations and the fees and disbursements of any attorneys employed by the Secured Party to collect such deficiency.

(viii)        Sales on Credit.  If the Secured Party sells any of the Collateral on credit, the applicable Grantor will be credited only with cash payments actually made by the purchaser and received by the Secured Party and applied to the indebtedness of the purchaser.  In the event the purchaser fails to pay for the Collateral, the Secured Party may resell the Collateral and the applicable Grantor shall be credited with the proceeds of the sale.

(g)

THE SECURED PARTY

(i)            Secured Party's Appointment as Attorney-in-Fact; Etc.

(1)           Each Grantor hereby irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which the Secured Party may deem necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Secured Party the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

a.           in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments or chattel paper for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Secured Party for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

b.           in the case of any Intellectual Property, prepare, sign, deliver, and file for recordation in any Intellectual Property registry any and all agreements, instruments, documents and papers as the Secured Party may request to evidence and perfect the Secured Party's security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

c.           pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or obtain any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefore and the costs thereof;

d.           execute, in connection with any sale provided for in Article VI, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

e.           (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Secured Party or as the Secured Party shall direct; (B) ask or demand for, collect, recover and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (D) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (E) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Secured Party may deem appropriate; (F) assign any Intellectual Property (along with the goodwill of the business to which any such Intellectual Property pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Secured Party shall in its sole discretion determine; (G) exercise any and all rights, powers, privileges and remedies of such Grantor under or with respect to the Collateral (including all rights of performance, termination, and enforcement); (H) operate, maintain, and repair the Collateral; (I) receive, open and dispose of any and all mail addressed to any Grantor and notify postal authorities to change the address for delivery thereof to such address as the Secured Party may designate; and (J) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and do, at the Secured Party's option and such Grantor's expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary to protect, preserve or realize upon the Collateral and the Secured Party's security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.01(a) to the contrary notwithstanding, the Secured Party agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.01(a) unless an Event of Default shall have occurred and be continuing.

(2)           If any Grantor fails to perform or comply with any of its agreements contained herein or in any other Loan Document, the Secured Party may, but without any obligation so to do, perform or comply, or otherwise cause performance or compliance, with such agreement.

(3)           The fees, costs and expenses of the Secured Party incurred in connection with actions undertaken as provided in this Section 7.01, together with interest thereon at a rate per annum equal to the Default Rate under the Credit Agreement (which rate shall not exceed the maximum non-usurious rate permitted by applicable law), from the date of payment by the Secured Party to the date reimbursed by the relevant Grantor, shall be payable on demand by such Grantor to the Secured Party.

(4)           Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

(ii)           Duty of Secured Party.  The Secured Party's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under the UCC or otherwise, shall be to deal with such Collateral in a manner substantially similar to that which the Secured Party deals with similar property for its own account.  Neither the Secured Party nor any of its officers, directors, partners, employees, agents, advisors, attorneys, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Secured Party pursuant to this Agreement are solely to protect the Secured Party's interests in the Collateral and shall not impose any duty upon the Secured Party to exercise any such powers.  The Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Secured Party nor any of its officers, directors, employees, agents, advisors, attorneys, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

(iii)           Financing Statements.  Each Grantor hereby authorizes the Secured Party to file or record financing or continuation statements, and assignments and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Secured Party determines appropriate to perfect or maintain the perfection of the security interests of the Secured Party under this Agreement.  Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Security Documents or as "all assets" or "all personal property" of such Grantor, whether now owned or hereafter existing or acquired by such Grantor, or contain such other description as the Secured Party, in its sole judgment, determines is necessary or advisable.  Each Grantor hereby ratifies each such financing statement and any and all other financing statements filed prior to the date hereof by the Secured Party.  A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

(h)

MISCELLANEOUS

(i)            Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 8.01 of the Credit Agreement.

(ii)           Notices.  All notices, requests and demands and other communications to or upon the Secured Party or any Grantor hereunder shall be effected in the manner provided for in Section 8.02 of the Credit Agreement; provided that any such notice, request, demand or other communication to or upon any Grantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

(iii)           Security Interest Absolute.  All rights of the Secured Party hereunder, each grant of a security interest in the Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.

(iv)           Survival of Agreement.  All covenants, agreements, representations and warranties made by any Grantor and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Secured Party and shall survive the execution and delivery of the Loan Documents and the making of any Credit Extensions, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at any time under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid.

(v)           No Waiver by Course of Conduct; Cumulative Remedies.  The Secured Party shall not by any act (except by a written instrument pursuant to Section 8.01), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

(vi)           EXPENSES AND INDEMNIFICATION.

(1)           EACH GRANTOR SHALL UPON DEMAND PAY TO THE SECURED PARTY THE AMOUNT OF ANY AND ALL COSTS AND EXPENSES, INCLUDING THE REASONABLE FEES AND EXPENSES OF COUNSEL AND OF ANY EXPERTS, ADVISORS, AND AGENTS, THAT THE SECURED PARTY MAY INCUR IN CONNECTION WITH (I) THE ADMINISTRATION OF THIS AGREEMENT, (II) THE CUSTODY, INSPECTION, AUDITING, PRESERVATION, USE OR OPERATION OF, OR THE SALE OF, COLLECTION FROM, OR OTHER REALIZATION UPON, ANY OF THE COLLATERAL, (III) THE EXERCISE OR ENFORCEMENT OF ANY OF THE RIGHTS OR REMEDIES OF THE SECURED PARTY HEREUNDER OR (IV) THE FAILURE BY ANY GRANTOR TO PERFORM OR OBSERVE ANY OF THE PROVISIONS OF THIS AGREEMENT.

(2)           EACH GUARANTOR SHALL UPON DEMAND PAY TO THE SECURED PARTY ANY AND ALL COSTS AND EXPENSES, INCLUDING THE REASONABLE FEES AND EXPENSES OF COUNSEL AND OF ANY EXPERTS, ADVISORS OR AGENTS, THAT THE SECURED PARTY MAY INCUR IN CONNECTION WITH THE COLLECTION OR ENFORCEMENT OF THE OBLIGATIONS OR THE EXERCISE OR ENFORCEMENT OF ANY OTHER RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

(3)           EACH GRANTOR AGREES TO PAY, AND TO HOLD THE SECURED PARTY HARMLESS FROM AND AGAINST, ANY AND ALL LIABILITIES WITH RESPECT TO, OR RESULTING FROM ANY DELAY IN PAYING, ANY AND ALL STAMP, EXCISE, SALES OR OTHER TAXES WHICH MAY BE PAYABLE OR DETERMINED TO BE PAYABLE WITH RESPECT TO ANY OF THE COLLATERAL OR IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(4)           WITHOUT LIMITING ANY OF ITS OTHER INDEMNIFICATION OBLIGATIONS UNDER ANY OTHER LOAN DOCUMENT, EACH GRANTOR AGREES TO INDEMNIFY, DEFEND AND SAVE AND HOLD HARMLESS THE SECURED PARTY AND EACH OF ITS RELATED PARTIES (EACH, AN "INDEMNIFIED PARTY") FROM AND AGAINST, AND SHALL PAY ON DEMAND, ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, PENALTIES, JUDGMENTS, DISBURSEMENTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, FEES AND EXPENSES OF COUNSEL) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNIFIED PARTY, IN EACH CASE DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION OR ENFORCEMENT OF THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, PENALTY, JUDGMENT, DISBURSEMENT, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED SOLELY FROM SUCH INDEMNIFIED PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, PENALTIES, JUDGMENTS, DISBURSEMENTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, FEES AND EXPENSES OF COUNSEL) ARISING OUT OF OR CAUSED IN WHOLE OR PART BY THE ORDINARY NEGLIGENCE OF SUCH INDEMNIFIED PARTY.

i.           THE AGREEMENTS IN THIS SECTION 8.06 SHALL SURVIVE REPAYMENT OF THE OBLIGATIONS AND ALL OTHER AMOUNTS PAYABLE UNDER THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(vii)         Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Grantor from time to time party hereto and shall inure to the benefit of the Secured Party and its successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Secured Party.

(viii)        Set-Off.  Each Grantor hereby irrevocably authorizes the Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to the Secured Party hereunder and claims of every nature and description of the Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Secured Party may elect, whether or not the Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  The Secured Party shall notify such Grantor promptly of any such set-off and the application made by the Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Secured Party may have.

(ix)           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

(x)            Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(xi)           Headings.  The Article and Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

(xii)          Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without regard to the principles of conflicts of laws thereof.  This Agreement is performable in Harris County, Texas.

(xiii)         Submission to Jurisdiction.  Each Grantor hereby irrevocably and unconditionally:

(1)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of Texas, the courts of the United States of America for the Southern District of Texas, and appellate courts from any thereof;

(2)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(3)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.02 or at such other address of which the Secured Party shall have been notified pursuant thereto; and

(4)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(xiv)         Acknowledgments.  Each Grantor hereby acknowledges and agrees that:

(1)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party, and this Agreement shall be construed as if jointly drafted by the parties hereto;

(2)           the Secured Party has no fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(3)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Party.

(xv)           Additional Grantors.  Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to the Credit Agreement shall become and be a Grantor in all respects and for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.  The supplemental schedules attached to each Assumption Agreement shall be incorporated into and become a part of and supplement, respectively, the Schedules hereto, and the Secured Party may attach such supplemental schedules to the Schedules hereto; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Assumption Agreement.

(xvi)        Releases.  At such time as the Loan and the other Obligations shall have been paid and performed in full, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Secured Party and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors.  At the request and sole expense of any Grantor following any such termination, the Secured Party shall deliver to such Grantor any Collateral held by the Secured Party hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(1)           If any of the Collateral shall be Disposed of by any Grantor in a transaction expressly permitted by the Credit Agreement and no Default or Event of Default shall have occurred and be continuing, then the Secured Party, at the request and sole cost and expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary for the release of the Liens created hereunder on such Collateral.  At the request and sole cost and expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all of the Equity Interests of such Subsidiary Guarantor shall be Disposed of in a transaction expressly permitted by the Credit Agreement and no Default or Event of Default shall have occurred and be continuing; provided that the Borrower shall have delivered to the Secured Party, at least ten (10) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the Disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is permitted under the Credit Agreement and the other Loan Documents and that the Proceeds of such Disposition will be applied in accordance therewith.

(2)           Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Secured Party subject to such Grantor's rights under Section 9.509(d)(2) of the UCC.

(xvii)       WAIVER OF JURY TRIAL.  EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE SECURED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE SECURED PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE SECURED PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(xviii)      WAIVER OF CONSEQUENTIAL DAMAGES; ETC.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH GRANTOR AGREES THAT IT WILL NOT ASSERT, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY CLAIM AGAINST ANY INDEMNIFIED PARTY ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE LOAN OR THE USE OF THE PROCEEDS THEREOF.  NO INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH ANY TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 8.19.   INTEGRATION.    THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT OF THE GRANTORS AND THE SECURED PARTY WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY THE SECURED PARTY RELATIVE TO THE SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 8.20.  Independence of Covenants.  All covenants and agreements hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants or agreements, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant or agreement, shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

Section 8.21.   Time is of the Essence.  Time is of the essence of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Security Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

SANDERS MORRIS HARRIS GROUP INC.

By:
Name:
Title:

SMH CAPITAL INC.

By:

Name:
Title:

SMH CAPITAL ADVISORS, INC.

By:

Name:
Title:

MILLER-GREEN FINANCIAL SERVICES, INC.

By:

Name:
Title:

THE EDELMAN FINANCIAL CENTER, LLC

By:
Name:
Title:

EDELMAN BUSINESS SERVICES, LLC

By:
Name:
Title:

EDELMAN FINANCIAL SERVICES, LLC

By:
Name:
Title:

EDELMAN FINANCIAL ADVISORS, LLC

By:
Name:
Title:

SOF MANAGEMENT, LLC

By:
Name:
Title:

SMH GP LP

By:
Name:
Title:

SMH MLS, LLC

By:
Name:
Title:

SMH SPEADV, LLC

By:
Name:
Title:

SECURED PARTY:

PROSPERITY BANK

By:
Name:
Title:

EXHIBIT B TO
CREDIT AGREEMENT

FORM OF CLOSING CERTIFICATE

[INSERT LEGAL NAME OF COMPANY]

CLOSING CERTIFICATE

I, the undersigned, [President/Executive Vice President/Chief Financial Officer] of [Name of Borrower/Subsidiary], a [corporation/limited liability company] duly organized and validly existing under the laws of the State of _____________ (the "Company"), do hereby certify on behalf of the Company that:

1.           This Certificate is furnished pursuant to Section 3.01(c) of the Credit Agreement, dated as of March [   ] , 2009, among Sanders Morris Harris Group, Inc., a Texas corporation and Prosperity Bank as Lender (such Credit Agreement, as in effect on the date of this Certificate, being herein called the "Credit Agreement").  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2.           The following named individuals are elected or appointed officers of the Company, each of which holds the office of the Company set forth opposite his name as of the date hereof.  The signature written opposite the name and title of each such officer is his genuine signature.

Name 1	Office	Signature

3.           Attached hereto as Exhibit A is a certified copy of the [Certificate of Incorporation] [Articles of Incorporation] [Certificate of Formation] of the Company, as filed in the Office of the Secretary of State of the State of _____________ on ____________, ___, together with all amendments and other modifications thereto adopted through the date hereof.

4.           Attached hereto as Exhibit B is a true and correct copy of the [By-Laws] [Limited Liability Company Agreement] [Partnership Agreement] of the Company which [were] [was] duly adopted, [are] [is] in full force and effect on the date hereof, and [have] [has] been in effect since ________________, ____.

1 Include name, office and signature of each officer who will sign any Loan Document, including the officer who will sign the certification at the end of this Certificate or related documentation.

5.           Attached hereto as Exhibit C is a Certificate issued by the Secretary of State of the State of [_________], certifying that the Company is duly formed under the laws of the State of [__________], is in good standing, has a legal corporate existence, is duly authorized to transact business, and the Company's annual reports have been filed to date; and

6.           Attached hereto as Exhibit D is a Certificate issued by the Secretary of State in each State where the nature of business in which the Company is engaged requires the Company to be qualified as a foreign corporation, certifying that the company is in good standing and duly qualified to do business in each such State as a foreign corporation.

7.           [Attached hereto as Exhibit E is a Certificate of Account Status issued by the Texas Comptroller of Public Accounts, certifying that the Company is in good standing and the Company's franchise tax reports have been filed to date.] 2

8.           Attached hereto as Exhibit [E][F] is a true and correct copy of resolutions which were duly adopted on ____________, ____ [by unanimous written consent of the Board of Directors of the Company] [by a meeting of the Board of Directors of the Company at which a quorum was present and acting throughout], and said resolutions have not been rescinded, amended or modified.  Except as attached hereto as Exhibit C, no resolutions have been adopted by the Board of Directors of the Company which deal with the execution, delivery or performance of any of the Loan Documents to which the Company is party.

9.           On the date hereof, all of the conditions set forth in Section 3.01 of the Credit Agreement have been satisfied.

10.         On the date hereof, the representations and warranties of the Borrower and each Subsidiary set forth in the Credit Agreement and in the other Loan Documents are true and correct with the same effect as though such representations and warranties had been made on the date hereof.

11.         On the date hereof, no Default or Event of Default has occurred and is continuing or would result from the Loan being made on the date hereof or the application of the proceeds thereof.

12.         There is no proceeding for the dissolution or liquidation of the Company or threatening its existence.

[Signature Page Follows]

2 NOTE:  Please include if the Company is a Texas corporation.

2

IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of March, 2009.

[NAME OF BORROWER/SUBSIDIARY]

By:
Name:
Title:

I, the undersigned, [Secretary/Assistant Secretary] of the Company, do hereby certify that:

1.           [Name of Person making above certifications] is the duly elected and qualified [President/Executive Vice President/Chief Financial Officer] of the Company and the signature above is his genuine signature.

2.           The certifications made by [name of Person making above certifications] in Items 2 through [12] above are true and correct.

IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of March, 2009.

[NAME OF BORROWER/SUBSIDIARY]

By:
Name:
Title:

3

EXHIBIT A TO CLOSING CERTIFICATE

[ARTICLES OF INCORPORATION] [CERTIFICATE OF FORMATION] OF THE
COMPANY

EXHIBIT B TO CLOSING CERTIFICATE

[BY-LAWS] [LIMITED LIABILITY COMPANY AGREEMENT]

[PARTNERSHIP AGREEMENT] [OTHER] OF THE COMPANY

EXHIBIT C TO CLOSING CERTIFICATE

CERTIFICATE OF GOOD STANDING OF THE COMPANY ISSUED
 BY THE SECRETARY OF STATE OF THE STATE OF [__________]

[EXHIBIT      ]
CERTIFICATE OF ACCOUNT STATUS OF THE COMPANY
ISSUED BY THE TEXAS COMPTROLLER OF PUBLIC ACCOUNTS

[EXHIBIT      ]
CERTIFICATE ISSUED BY EACH STATE IN WHICH
 THE COMPANY IS QUALIFIED AS A FOREIGN CORPORATION

exhibit [d][E][F] TO THE CLOSING CERTIFICATE
RESOLUTIONS OF THE COMPANY

[see attached]

EXHIBIT C TO
CREDIT AGREEMENT

FORM OF MORTGAGE

PREPARED BY AND UPON
RECORDATION RETURN TO:

Bracewell & Giuliani LLP
1445 Ross Avenue, Suite 3800
Dallas, Texas  75202

Attention:  [______], Esq.

DEED OF TRUST, ASSIGNMENT OF RENTS AND LEASES,
SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT

made by and from

[______________________],
as the Grantor

to

[______________________],
as the Trustee

for the benefit of

PROSPERITY BANK,
as the Beneficiary

DATED AS OF [______], 200[__]

THIS DEED OF TRUST IS ALSO TO BE FILED FOR RECORD IN THE REAL ESTATE RECORDS [OF ________________ COUNTY, TEXAS] AS A FIXTURE FILING IN ACCORDANCE WITH THE TEXAS UNIFORM COMMERCIAL CODE.

THIS DEED OF TRUST SECURES FUTURE ADVANCES AND CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

i-

(continued)

ii-

(continued)

EXHIBITS

EXHIBIT A           Land
EXHIBIT B           Permitted Exceptions

iii-

DEED OF TRUST, ASSIGNMENT OF RENTS AND LEASES,
SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT

THIS DEED OF TRUST, ASSIGNMENT OF RENTS AND LEASES, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT (this "Deed of Trust"), dated as of [______________] 20[__], is made by [___________________________], a _______________ (the "Grantor"), having its principal office at [___________________________], to [_______________], an individual, as trustee (the "Trustee") having an address at [______________________________], for the benefit of [___________________________], as lender (the "Lender") (Lender, together with its successors and assigns, the "Beneficiary"), having an address at [___________________________________].  All references to this Deed of Trust shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, and restructurings of this instrument.

RECITALS:

A.           The Grantor is party to that certain Credit Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") between the Grantor and the Lender, pursuant to which the Lender has agreed to make the Loan to the Grantor.

B.           It is a condition precedent to the effectiveness of the Credit Agreement and the obligations of the Lender to make the Loan thereunder that the Grantor execute and deliver this Deed of Trust to the Beneficiary.

NOW THEREFORE, in consideration of the Loan and the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor hereby agrees as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01.     Definitions.

Capitalized terms used but not defined in this Deed of Trust shall have the meanings specified in the Credit Agreement.

All terms used but not capitalized in this Deed of Trust that are defined in the UCC shall have the meanings ascribed to such terms in the UCC.

As used herein, the following terms shall have the following meanings:

"Casualty" means any damage to, or destruction of, the Property or any part thereof.

"Condemnation" means any condemnation or other taking or temporary or permanent requisition of any Property, any interest therein or right appurtenant thereto, or any change of grade affecting any Property, as the result of the exercise of any right of condemnation or eminent domain.  A Transfer in lieu or anticipation of Condemnation shall be deemed to be a Condemnation.

"Condemnation Awards" means, at any time, all awards paid or payable by reason of any Condemnation or in connection with any agreement with any condemning authority that has been made in settlement of any proceeding relating to a Condemnation.

"Default Rate" means the rate of interest per annum that is or would be payable on overdue payments of principal under the Credit Agreement.

"Equipment" has the meaning specified in Section 2.01(c).

"Impositions" means all taxes (including real estate taxes and transfer taxes), assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof), gas, electricity, steam, water, sewer or other rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other authorization fees and other charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every kind or character (including all interest and penalties thereon), which at any time may be assessed, levied, confirmed or imposed on or in respect of, or be a Lien upon, (i) the Premises, any other Property or any interest therein, (ii) any ownership, occupancy, operation, use or possession of, or activity conducted on, the Premises, (iii) the Rents, or (iv) the Obligations or the Loan Documents.

"Improvements" means has the meaning specified in Section 2.01(b).

"Indemnified Party" means the collective reference to the Beneficiary, and the Trustee, and each Related Party of each of the foregoing Persons.

"Insurance Policies" means all insurance policies and coverages of any kind or character required to be maintained by the Grantor pursuant to this Deed of Trust with respect to the Premises and the use, management, ownership, occupancy, enjoyment or operation thereof, including, without limitation, all property insurance ("all risk" or "special perils form"), liability insurance, builder's risk insurance, flood insurance, terrorist risk insurance, earthquake insurance, title insurance, reinsurance, business interruption insurance and environmental insurance.

"Insurance Proceeds" means, at any time, all insurance proceeds or payments to which the Grantor is or may be or become entitled under any or all Insurance Policies by reason of a Casualty plus all insurance proceeds and payments to which the Grantor is or may be or become entitled under any and all other insurance or coverage maintained with respect to the Premises or the use, ownership, occupancy, enjoyment or operation thereof.

"Insurance Requirements" means all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon the Grantor or applicable to the Property, any adjoining vaults, sidewalks, parking areas or driveways or any use, operation or condition thereof.

"Land" has the meaning specified in Section 2.01(a).

"Leases" has the meaning specified in Section 2.01(f).

"Minerals" has the meaning specified in Section 2.01(e).

"Obligations" means the collective reference to the following, whether now existing or hereafter arising:

(i)
all Obligations (as such term is defined in the Credit Agreement) all obligations of the Grantor under the Loan Documents[, including all obligations of the Grantor under its guaranty made pursuant to Article II of the Guaranty and Security Agreement];3

(ii)
all obligations, indebtedness and liabilities of the Grantor under this Deed of Trust (including the obligation of the Grantor to repay all advances made by the Beneficiary to preserve or protect the Property and the Liens created hereby) and the other Loan Documents; and

(iii)	any and all amendments, restatements, renewals, extensions, modifications, increases, and restructurings of any or all of the foregoing.

"Permits" has the meaning specified in Section 2.01(j).

"Permitted Exceptions" has the meaning specified in Section 3.01.

"Premises" means the Land, Improvements and Equipment.

"Property" has the meaning specified in Section 2.01.

"Related Agreements" has the meaning specified in Section 2.01(h).

"Rents" has the meaning specified in Section 2.01(g).

"Requirements of Law" means (i) all provisions of Permitted Exceptions and Permits, and (ii) with respect to any Person or the Property, all provisions of the Organizational Documents of such Person, and any law, statute, treaty, rule, regulation, order, ordinance, code, judgment, decree, injunction, requirement of any Governmental Authority or quasi-Governmental Authority applicable to or binding upon such Person or the Property or to which such Person or the Property is subject.

"Restoration" means the restoration, repair, replacement or rebuilding of the Property after a Casualty or Condemnation and "Restore" means to restore, repair, replace or rebuild the Property after a Casualty or Condemnation, in each case as nearly as possible to its value and condition immediately prior to such Casualty or Condemnation.

3 Include bracketed text if the Grantor is a guarantor.

"Transfer" means, when used as a noun, any sale, conveyance, assignment, lease or other transfer and, when used as a verb, to sell, convey, assign, lease or otherwise transfer, in each case (i) whether voluntary or involuntary, (ii) whether direct or indirect and (iii) including any agreement providing for a Transfer or granting any right or option providing for a Transfer.

"UCC" means the Uniform Commercial Code as in effect in the State in which the Land and Improvements are located provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Lien on any Property is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State in which the Land and Improvements are located, UCC means the Uniform Commercial Code as in effect in such jurisdictions for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

Section 1.02.     Terminology.  Unless the context clearly indicates a contrary intent or unless otherwise specifically provided in this Deed of Trust, (a) the word "Grantor" means "each Grantor or any subsequent owner or owners of the Property or any part thereof or interest therein," the word "Beneficiary" means the "Beneficiary or any successor agent for the Secured Parties," the word "Trustee" means the "Trustee and any substitute or successor trustee hereunder"; (b) words that include a number of constituent parts, things or elements, including the terms Land, Improvements, Equipment, Minerals, Obligations, Premises and Property shall be construed as referring to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements taken as a whole; (c) whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa; (d) references to any Person shall include such Person's successors and assigns and in the case of an individual, the word "successors" includes such Person's heirs, devisees, legatees, executors, administrators and personal representatives; (e) references to any statute or other law shall include all applicable rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (f) the words "include" and "including", and words of similar import, shall be deemed to be followed by the words "without limitation"; (g) the words "hereto", "herein", "hereof" and "hereunder", and words of similar import, refer to this Deed of Trust in its entirety; (h) references to Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses are to the Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses of this Deed of Trust; (i) the titles and headings of Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses are inserted as a matter of reference only and shall not in any way alter, modify or define, or affect the construction of, this Deed of Trust; (j) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, renewed or otherwise modified (subject to any restrictions on such amendments, restatements, supplements, extensions, renewals or modifications set forth herein or in the Credit Agreement); (j) all obligations of the Grantor hereunder shall be satisfied by the Grantor at the Grantor's sole cost and expense; (k) the expressions "payment in full," "paid in full" and any other similar terms or phrases when used herein with respect to the Obligations shall mean the unconditional, final, indefeasible and irrevocable payment in full, in immediately available funds, of all of the Obligations; and (l) all rights and powers granted to or for the benefit of the Beneficiary shall be deemed to be coupled with an interest and be irrevocable.

Section 1.03.    Resolution of Drafting Ambiguities.  The Grantor acknowledges that it was represented by counsel in connection with this Deed of Trust, that it and its counsel reviewed and participated in the preparation and negotiation of this Deed of Trust and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or the Grantor shall not be employed in the interpretation of this Deed of Trust.

ARTICLE II

GRANTING CLAUSES

Section 2.01.     Grant of Lien.  To secure the due and punctual payment, performance and observance of the Obligations, the Grantor by these presents does hereby GRANT, BARGAIN, SELL, ASSIGN, TRANSFER, WARRANT AND CONVEY, unto the Trustee and the Trustee's successors, assigns and substitutes, in trust, WITH POWER OF SALE and right of entry and possession, for the use and benefit of the Beneficiary, and (to the extent covered by the UCC) does hereby GRANT to the Beneficiary a continuing security interest in, all of the Grantor's right, title, interest and estate in, to and under any and all of the following property, rights, interests and estates, whether now owned or existing or hereafter arising or acquired (collectively, the "Property"):

(a)           the lots, pieces, tracts or parcels of land located in [______] County, Texas, more particularly described in Exhibit A (the "Land");

(b)           all buildings, structures, foundations, facilities and other improvements of every kind and description now or hereafter located on or affixed or attached to the Land or any part thereof, including all parking areas, roads, driveways, walks, fences, walls, berms, recreation facilities, drainage facilities, lighting facilities and other site improvements; all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone, telecommunications and other utility equipment and facilities; all plumbing, lighting, heating, ventilating, air-conditioning, refrigerating, incinerating, compacting, fire protection and sprinkler, surveillance and security, vacuum cleaning, public address and communications equipment and systems; all screens, awnings, floor coverings, partitions, elevators, escalators, motors, machinery, pipes, fittings and other items of equipment and personal property of every kind and description now or hereafter located on or affixed or attached to the Land or attached or affixed to or located in or on the Improvements which by the nature of their location thereon or attachment thereto are real property under applicable law; and including all materials intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, structures, equipment, fixtures, and improvements, all of which materials shall be deemed to be part of the Property immediately upon delivery thereof on the Land and to be part of the improvements immediately upon their incorporation therein (the foregoing being collectively called the "Improvements");

(c)           all equipment, machinery, fixtures, chattels and other property now or hereafter located on, or in, or affixed to, the Land or the Improvements, whether or not affixed thereto and which are not real property under applicable law, including all partitions, screens, awnings, shades, blinds, curtains, draperies, carpets, rugs, furniture and furnishings; all heating, lighting, plumbing, ventilating, air conditioning, refrigerating, gas, steam, electrical, incinerating, compacting, water treatment, pollution control, and communications systems, fixtures and equipment; all elevators, ovens, stoves, ranges, other kitchen and laundry appliances, vacuum and other cleaning systems, call systems, switchboards, sprinkler systems and other fire prevention, alarm and extinguishing apparatus; and all materials, motors, machinery, pipes, conduits, dynamos, engines, compressors, generators, boilers, stokers, furnaces, pumps, trunks, ducts, pipes, appliances, equipment, utensils, tools, implements, fittings and fixtures and including any of the foregoing that is temporarily removed from the Land or the Improvements to be repaired and later reinstalled thereon or therein (all of the foregoing being collectively called the "Equipment";

(d)           all tenements, hereditaments and appurtenances now or hereafter relating to the Premises; all streets, roads, sidewalks and alleys abutting the Premises; all strips and gores within or adjoining the Land; all land in the bed of any body of water adjacent to the Land; all land adjoining the Land created by artificial means or by accretion; all air space and rights to use air space above the Land; all development or similar rights now or hereafter appurtenant to the Land; all rights of ingress and egress now or hereafter appertaining to the Premises; all easements, servitudes, privileges and rights of way now or hereafter appertaining to the Premises; and all royalties and other rights now or hereafter appertaining to the use and enjoyment of the Premises, including alley, party walls, support, drainage, crop, timber, agricultural, horticultural, oil, gas and other mineral, water stock, riparian and other water rights now or hereafter appertaining to the use and enjoyment of the Premises;

(e)           all substances in, on, under, or above the Land or any part thereof which are now, or may become in the future, intrinsically valuable and which now or may in the future be enjoyed through extraction or removal from the Land or any part thereof, including, without limitation, all oil, gas, and all other hydrocarbons, coal, lignite, carbon dioxide and all other nonhydrocarbon gas, uranium and all other radioactive substances, and gold, silver, copper, iron and all other metallic substances or ores (the foregoing being collectively called the "Minerals");

(f)           all leases, master leases, subleases, underlettings, concession agreements, management agreements, occupancy agreements, licenses and other agreements, whether written or oral and whether or not of record, now existing or hereafter entered into, granting a possessory interest in and to, or relating to or affecting, the enjoyment, occupancy, operation, possession or use of the Premises or any part thereof (including, without limitation, all leases involving Minerals), together with all guarantees and other supporting obligations of the obligations of any Person thereunder and all security, deposits and payments, security interests and contractual Liens made or existing in connection therewith (the foregoing being collectively called the "Leases");

(g)           all rents, royalties, issues, profits, receipts, revenue, income and other benefits now or hereafter accruing or payable with respect to the Premises or any part thereof, including all rents and other sums now or hereafter payable pursuant to the Leases; all other sums now or hereafter payable with respect to the use, occupancy, management, operation or control of the Premises or any part thereof; and all other claims, rights and remedies now or hereafter belonging or accruing or payable with respect to the Premises or any part thereof or the Leases, including fixed, additional and percentage rents, occupancy charges, security deposits, parking, maintenance, common area, tax, insurance, utility and service charges and contributions (whether collected under the Leases or otherwise), proceeds of sale of electricity, gas, heating, air-conditioning and other utilities and services (whether collected under the Leases or otherwise), and deficiency rents and liquidated damages following default or cancellation (all of the foregoing being collectively called the "Rents");

(h)           all Insurance Policies (including all unearned premiums and dividends thereunder);

(i)            all guarantees, indemnities, and warranties relating to the Premises; all supply and service contracts for water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utilities now or hereafter relating to the Premises; and all other contracts and agreements (other than Leases) affecting or relating to the construction, use, maintenance, management, ownership, operation, repair, servicing, enjoyment or occupancy of the Premises (the foregoing being collectively called the "Related Agreements");

(j)            all licenses, permits, certificates, variances, consents, approvals and other authorizations now or hereafter required for or relating to the Premises or the construction, use, maintenance, management, ownership, operation, enjoyment or occupancy thereof (the foregoing being collectively called the "Permits");

(k)           all books and records, including tenant files, credit files, customer files, drawings, designs, plans, specifications, computer print outs, files, programs and other computer and electronic materials and records, now or hereafter relating to the construction, use, maintenance, management, ownership, operation, enjoyment or occupancy of the Premises;

(l)           all money now or subsequently on deposit for the payment of real estate taxes or assessments against the Premises or for the payment of premiums on Insurance Policies and all tax refunds, rebates or credits payable with respect to or arising in connection with any of the Property;

(m)          all trade names, trademarks, logos, symbols, copyrights, patents, goodwill and other intellectual property relating to or existing or arising from or in connection with the Premises or any part thereof;

(n)           all accounts, chattel paper, commercial tort claims, deposit accounts, documents, general intangibles, goods, instruments, inventory, investment property, letters of credit, letter-of-credit rights, supporting obligations and all other personal property of any kind or character, located on, relating to, derived from or arising in connection with the use, ownership, management, operation, enjoyment or occupancy of the Premises;

(o)           all reserves, deposits, escrows or impounds required hereunder or under the Credit Agreement or any other Loan Document;

(p)           all extensions, improvements, betterments, renewals, substitutions and replacements of, and additions and appurtenances to, any of the Property hereafter acquired by or released to the Grantor or constructed or located on, or attached to, the Property, in each case, immediately upon such acquisition, release, construction, location or attachment, without any further conveyance, mortgage, assignment or other act by the Grantor; and all property and rights which are, by the provisions of the Loan Documents, required to be subjected to the Lien hereof; and all other property and rights which are by any instrument or otherwise subjected to the Lien hereof by the Grantor or by anyone acting on its behalf; and

(q)           all products and proceeds, both cash and noncash, of any and all of the foregoing.

TO HAVE AND TO HOLD the Property, whether now owned or leased or hereafter acquired and whether now or hereafter existing, together with all the rights, privileges and appurtenances thereunto belonging, unto Trustee for the benefit of the Beneficiary, forever, for the uses and purposes herein set forth.

Section 2.02.     Future Advances.  It is the intention of the Grantor and the Beneficiary that this Deed of Trust shall secure any and all future advances, which may or will be advanced from time to time after the date hereof by one or more of the Secured Parties and may include readvances of sums repaid, and this Deed of Trust shall attach upon execution and have priority from the time of recording as to all advances, whether obligatory or discretionary, until this Deed of Trust is released of record.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Grantor hereby represents and warrants to the Beneficiary as follows:

Section 3.01.     Title to Property; No Liens

(a)           The Grantor has and will have good, [indefeasible] [marketable]4 and insurable title to the Land and the Improvements in fee simple, free and clear of all Liens, claims, encumbrances and charges of every kind and character, except for those exceptions set forth in Exhibit B hereto (collectively, the "Permitted Exceptions").  The Grantor owns and will own all of the other Property free and clear of all Liens, claims, encumbrances and charges of every kind and character.

(b)           This Deed of Trust creates valid, enforceable first priority Lien on the Property in favor of the Beneficiary, for the benefit of the Secured Parties, as security for the Obligations, subject only to Permitted Exceptions.

(c)           The Grantor shall forever warrant and defend (i) its estate, right, title and interest in and to the Property, (ii) the validity, enforceability and priority of the Lien of this Deed of Trust on the Property, and (iii) the right, title and interest of the Beneficiary and any purchaser at any sale of the Property hereunder or relating hereto, in each case, against all other Liens, subject only to the Permitted Exceptions.

4 NOTE:  use "marketable title" standard for Property outside of Texas.

(d)           Nothing herein shall be construed to subordinate the Lien of this Deed of Trust to any Permitted Exception.

Section 3.02.     Existence; Compliance with Requirements of Law; Permits.  The Grantor (a) is duly organized, validly existing and in good standing under the laws of the Grantor's jurisdiction of organization, and is duly qualified and in good standing to do business in the State where the Property is located, (b) is in compliance with all conditions prerequisite to the Grantor's lawfully conducting business in the State of Texas, (c) has the power and authority to own its properties (including the Property) and to carry out is business as presently conducted and as proposed to be conducted, and (d) is in compliance with all Requirements of Law.  No authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery, performance, validity or enforceability of this Deed of Trust.

Section 3.03.     Power and Authority; Enforceability; No Conflicts.  The Grantor has the power and authority, and the legal right, to execute and deliver this Deed of Trust and perform its obligations hereunder.  The Grantor has taken all necessary action to authorize the execution, delivery and performance of this Deed of Trust.  This Deed of Trust constitutes, and each other Loan Document to which the Grantor is a party upon execution and delivery by the Grantor will constitute, a legal, valid and binding obligation of the Grantor, enforceable against the Grantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).  The execution, delivery and performance of this Deed of Trust do not and will not violate, contravene, conflict with or create or constitute a breach of or default under any applicable Requirement of Law or any Contractual Obligation (including, without limitation, any Insurance Requirement) binding upon the Grantor or relating to the Property and will not result in, or require, the creation or imposition of any Lien on any of the Grantor's properties or assets pursuant to any Requirement of Law or any such Contractual Obligation (other than the Lien created by this Deed of Trust and any other Security Document).

Section 3.04.      Impositions and Other Charges.

(a)           The Grantor has filed all federal, state, county, municipal and city income and other tax returns required to have been filed by it with any Governmental Authority as of the date hereof and has paid all Impositions that have become due and payable pursuant to such returns or pursuant to any assessments or charges received by it.  The Grantor has no knowledge of any basis for any additional assessment or charge for Impositions for prior years.

(b)           The Grantor has paid in full all amounts owing or claimed for labor, material, supplies, personal property (whether or not constituting Equipment hereunder) and services of every kind and character used, provided or installed in or affixed or attached to the Property or any part thereof, and no claim for any of the foregoing exists.

Section 3.05.     No Default.  No Default or Event of Default has occurred and is continuing.  No violation, default or event of default has occurred under any Related Agreement, Permit or Insurance Requirement that could reasonably be expected to have a Material Adverse Effect on any of the Property.

Section 3.06.     Requirements of Law; Land Use Requirements.

(a)           The Property and the present and contemplated use, ownership, occupancy and operation thereof comply with all Requirements of Law, Related Agreements and Insurance Requirements.

(b)           The Grantor has obtained all Permits required for the use, ownership, operation, enjoyment, or occupation of the Property.

(c)           All of the Improvements lie wholly within the boundaries and building restriction lines of the Land.  No improvements on adjoining properties encroach upon the Land.

(d)           The Premises are taxed separately without regard to any other real estate, and the Premises constitute a legally subdivided lot under and in compliance with all subdivision laws and similar Requirements of Law (or, if not subdivided, no subdivision or platting of the Premises is required under any Requirements of Law), and for all purposes may be mortgaged, conveyed or dealt with as an independent lot.

(e)           The Premises are not located in any area identified by the Federal Emergency Management Agency as having special flood hazards.

Section 3.07.     Utilities; Access.

(a)           The Property is served by all necessary water, sanitary and storm sewer, drainage, electric, steam, gas, telephone, cable and other utility services and facilities which services and facilities are sufficient to serve the current and anticipated future use and occupancy of the Property.

(b)           The Property has legal access to all streets or roads necessary for the operation of the Property, which have been fully completed and properly dedicated, accepted or otherwise legally constructed as a public street or road (including, as appropriate, access over properly-granted, perpetual, private rights of way or easements) sufficient to serve the current and anticipated future use, occupancy and operation of the Property.

Section 3.08.     No Casualty or Condemnation; No Litigation.

(a)           No Casualty has occurred with respect to any of the Property and no Condemnation is pending, proposed or threatened against any of the Property.

(b)           No suit, action or other legal proceeding, whether judicial, administrative or otherwise, is pending or threatened or, to the best of the Grantor's knowledge, contemplated against or affecting the Grantor or any of the Property.

Section 3.09.     Disclosure.  All reports, statements, certificates and other information furnished by or on behalf of the Grantor to the Beneficiary or the Trustee in connection with this Deed of Trust or the other Loan Documents, or the transactions contemplated thereunder or hereunder, are true and correct in all material respects and do not omit to state any fact or circumstance necessary to make the statements contained therein not misleading.

Section 3.10.      Tax Status.  The Grantor is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

ARTICLE IV

COVENANTS

The Grantor hereby covenants and agrees with the Beneficiary that:

Section 4.01.     Payment and Performance of Obligations.  The Grantor shall duly pay and perform its Obligations at the times and places and in the manner specified in this Deed of Trust and the other Loan Documents.

Section 4.02.     Good Standing.  The Grantor shall maintain in good standing its organizational existence, franchises, rights and privileges under the law of the jurisdiction of its formation and its right to transact business in the State of Texas, and will not dissolve, liquidate or terminate its legal existence.

Section 4.03.     Care of Property.  The Grantor (a) shall cause the representations and warranties contained in Article III to at all times be true and correct in each and every respect; (b) shall not cause or permit the Property to be misused, wasted, altered, disfigured, or damaged in any material manner or (except, subject to the provisions of this Section, for reasonable wear and tear) to deteriorate in any material manner; (c) shall operate and maintain the Property, or cause the same to be operated and maintained, in good order, repair and condition; (d) shall promptly make, or cause to be made, all repairs, replacements, renewals, restorations, alterations, additions and improvements of and to the Property, whether interior or exterior, structural or nonstructural, foreseen or unforeseen, that are necessary or appropriate to keep the Property in good order, repair and condition, all of which repairs, replacements, renewals, restorations, alterations, additions and improvements shall be equal in quality to or better than the Property as of the date hereof; (e) shall do or cause others to do all shoring of the Property, including the foundations and walls thereof, and to take all other actions necessary or appropriate for the preservation and safety thereof by reason of or in connection with any excavation or other construction operation on the Property, whether or not the Grantor shall be required by any Requirement of Law to take such action or be liable for failure to do so; (f) shall not initiate, support or acquiesce in any change in the applicable zoning adversely affecting the Property, seek any variance (or any change in any variance) under the zoning adversely affecting the Property, execute or file any easement, subdivision or other plat or map or any other public or private restriction adversely affecting the Property or consent to any of the foregoing; (g) shall, promptly after receiving notice or obtaining knowledge of any proposed or threatened change in the zoning adversely affecting the Property which would result in the current use of such Property being a non-conforming use, notify the Beneficiary thereof and diligently contest the same by any action or proceeding deemed reasonably appropriate by the Grantor or reasonably requested by the Beneficiary; (h) shall not abandon the Property; (i) shall continuously use the Property as [____________]; (j) shall not modify, amend or supplement any Permitted Exception; (k) shall not permit any Property to be removed at any time from the Premises unless it is (A) removed temporarily for maintenance, repair or restoration, or (B) replaced by other property of equivalent suitability, use and value that is owned by the Grantor free and clear of any Liens, and (l) shall not permit any drilling or exploration for extraction, removal, or production of any Minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction.

Section 4.04.     Requirements of Law; Insurance Requirements; Claims; Etc.  The Grantor shall (a) duly and punctually comply in all respects with all Related Agreements, Requirements of Law, and Insurance Requirements; (b) pay, bond, or otherwise discharge, from time to time when the same become due, all claims and demands of mechanics, materialmen, suppliers, laborers and others which, if unpaid, might result in, or permit the creation of, a Lien on the Property; (c) procure, maintain and duly and punctually comply in all respects with all Permits required for any construction, reconstruction, repair, alteration, addition, improvement, maintenance, management, use, ownership, occupancy or operation of the Property; (d) promptly notify the Beneficiary of the receipt by the Grantor of any notice of a default under or violation of any Related Agreement, Requirement of Law, or Insurance Requirement or any likely or actual termination of any Related Agreement, Permit or Insurance Policy and furnish to the Beneficiary a copy of such notice of default or termination; (e) promptly after obtaining knowledge thereof notify the Beneficiary of any event or condition that, with or without the giving of notice or the passage of time or both, would constitute a default or violation under any Related Agreement, Requirement of Law, or Insurance Requirement or a termination of any Related Agreement, Permit or Insurance Policy and the action being taken to remedy such condition; and (f) upon request, promptly furnish to the Beneficiary a copy of any Permit obtained by the Grantor with respect to the Property.

Section 4.05.     Impositions.  The Grantor shall (a) duly and punctually pay (or cause to be paid) all Impositions prior to the delinquency date thereof; (b) duly and punctually file all returns and other statements required to be filed with respect to any Imposition; (c) promptly notify the Beneficiary of the receipt by the Grantor of any notice of default in the payment of any Imposition or in the filing of any return or other statement relating to any Imposition and simultaneously furnish to the Beneficiary a copy of such notice of default; (d) not make any deduction from or claim any credit on any Obligation by reason of any Imposition and, to the extent permitted by applicable law, hereby waives any right to do so; and (e) upon reasonable request, promptly deliver to the Beneficiary (A) a certificate of the Grantor evidencing that the Grantor has complied with the provisions of this Section 4.05, accompanied to the extent required by copies of official receipts evidencing the payment of the Impositions, and (B) such other information and documents with respect to the matters referred to in this Section as the Grantor shall reasonably request.

Section 4.06.     Insurance.

(a)           The Grantor shall maintain (or cause to be maintained) in full force and effect all Insurance Policies with respect to the Property as required by Section 4.22 of the Credit Agreement.

(b)           All Insurance Policies required under this Section shall be fully paid for, nonassessable and shall contain such provisions, endorsements and expiration dates, as the Beneficiary shall from time to time request, and shall be in such form and amounts, and be issued by such insurance companies as shall be approved by the Beneficiary.  Without limiting the generality of the foregoing, with respect to each Insurance Policy, the Grantor shall cause (i) the Beneficiary to be named as "lender loss payee" on a standard noncontributory mortgagee endorsement (or its equivalent) naming the Beneficiary or its designee as the party to receive Insurance Proceeds, (ii) the insurance carrier to issue a waiver of subrogation endorsement.  All liability Insurance Policies shall name the Beneficiary as an additional insured by endorsement.  Each Insurance Policy shall by its terms remain valid and insure the Beneficiary's interest regardless of any (i) named, insured's act, failure to act, negligence, or violation of warranties, declarations or conditions, (ii) occupancy or use of the Premises for purposes more hazardous than those permitted, or (iii) the exercise by the Beneficiary of any remedies under any of the Loan Documents or applicable law.  Each Insurance Policy shall provide that (i) it will not be cancelled, terminated, not renewed, amended or materially altered (including by reduction in the scope or limits of coverage) without at least thirty (30) days prior notice by the insurance carrier to the Beneficiary, (ii) the insurance carrier waives any right to claim any premiums and commissions against the Beneficiary, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured, and (iii) the Beneficiary shall be allowed to pay premiums to continue such Insurance Policy upon notice of cancellation for nonpayment.

(c)           Duplicate original policies evidencing the insurance required under this Section and any additional insurance taken out on the Property by or on behalf of the Grantor shall be deposited with and held by the Beneficiary and, in addition, the Grantor shall deliver to the Beneficiary (i) upon the request of the Beneficiary receipts evidencing payment of all premiums thereon and (ii) duplicate original renewal policies with evidence satisfactory to the Beneficiary of payment of all premiums thereon, at least fifteen (15) days prior to the expiration of each such policy.  In lieu of the duplicate original policies provided herein to be delivered to the Beneficiary, the Grantor may deliver original certificates from the issuing insurance company, evidencing that such policies are in full force and effect and containing information which, in the Beneficiary's judgment, is sufficient to allow the Beneficiary to determine whether such policies comply with the requirements of this Section.

(d)           The Grantor shall not maintain separate or additional insurance concurrent in form or contributing in the event of loss with that required under this Section unless endorsed in favor of Beneficiary in accordance with the requirements of this Section and otherwise approved by the Beneficiary in all respects.

(e)           In the event of a Casualty [involving an amount in excess of $_____________], (i) the Grantor shall promptly give notice thereof to the Beneficiary describing in detail reasonably satisfactory to the Beneficiary the nature and extent of such Casualty, the work required to Restore the Property affected thereby, and an estimate of the cost of Restoration, itemized in detail reasonably satisfactory to the Beneficiary, (ii) the Grantor shall promptly make proof of loss under the applicable Insurance Policies and diligently pursue to conclusion its claim for Insurance Proceeds payable thereunder and any suit, action or other proceeding necessary or appropriate to obtain payment of such Insurance Proceeds, and (iii) if an Event of Default shall have occurred and be continuing, (A) the Grantor shall have no right to settle, and shall not settle, any such claim or proceeding without the prior written consent of the Beneficiary, (B) the Grantor shall, upon receipt, turn over to the Beneficiary any and all Insurance Proceeds received by the Grantor under any Insurance Policies in the exact form received (duly indorsed by the Grantor to the Administrative Agent) for application against the Obligations in accordance with Section 6.05, and (C) the Grantor authorizes and empowers the Beneficiary to enforce, settle or compromise any claim in connection with such insurance and to all Insurance Proceeds thereof and apply such Insurance Proceeds against the Obligations in accordance with Section 6.05.  If no Event of Default shall have occurred and be continuing, all Insurance Proceeds with respect to a Casualty shall constitute Net Cash Proceeds governed by Section 2.05(d) of the Credit Agreement.

(f)           In the event of any foreclosure of this Deed of Trust or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of the Grantor in and to any Insurance Policies then in effect with respect to the Property and all Insurance Proceeds payable thereunder shall thereupon vest in the Beneficiary or the purchaser or other transferee and the Grantor hereby appoints the Beneficiary its attorney-in-fact, in the Grantor's name, to assign and transfer all such policies and proceeds to such purchaser or grantee.

(g)           The Grantor irrevocably authorizes the Beneficiary, at any time and from time to time, to communicate directly with the Grantor's insurance carrier(s), broker(s) and tenant(s) about any Insurance Policies required hereunder.  Any determination or request that the Beneficiary makes about any Insurance Policy shall impose no liability or obligation on the Beneficiary.  The Grantor shall not rely on any such determination or request (or its absence) as an implied or express representation about the adequacy of the Grantor's insurance.  The Grantor acknowledges that any such determination or request would be made solely for the Beneficiary's own benefit and not for the Grantor's.  The Grantor retains sole responsibility for the adequacy and prudence of its insurance program.

Section 4.07.     Books and Records; Inspection; Information.

(a)           The Grantor shall keep and maintain complete and accurate books and records in accordance with GAAP with respect to all operations of or transactions involving the Property.

(b)           The Grantor shall permit the Beneficiary and the Trustee, and each of their respective agents, representatives and employees, at any time and from time to time, upon reasonable prior written notice to the Grantor and at the Grantor's sole cost and expense, to inspect the Property or any part thereof and any of the Grantor's books and records relating thereto.

(c)           Upon request by the Beneficiary, the Grantor shall deliver to the Beneficiary promptly after such request or, if requested by the Beneficiary, on a continuing or periodic basis, any information, certificates and documents with respect to the matters referred to in this Deed of Trust as the Beneficiary shall reasonably request in order to protect its rights under this Deed of Trust or with respect to the Property.

Section 4.08.     Condemnation.  In the event of a Condemnation, or the commencement of any negotiation or proceeding that might result in a Condemnation, or in the event of any proposed or threatened Condemnation, (i) the Grantor shall promptly give notice thereof to the Beneficiary describing in detail reasonably satisfactory to the Beneficiary the nature and extent of such Condemnation, negotiation or proceeding, the work required to Restore the Property affected by such Condemnation and an estimate of the cost of such Restoration, itemized in detail reasonably satisfactory to the Beneficiary, (ii) the Grantor shall do all things deemed necessary or appropriate by the Grantor or requested by the Beneficiary to preserve the Beneficiary's interest in the Property and promptly make claim for Condemnation Awards payable with respect thereto and diligently pursue to conclusion such claim for such Condemnation Awards and any suit, action or other proceeding necessary or appropriate to obtain payment thereof, and (iii) if an Event of Default shall have occurred and be continuing, (A) the Grantor shall have no right to settle, and shall not settle, any such negotiation, claim or proceeding without the prior written consent of the Beneficiary, (B) the Grantor shall turn over to the Beneficiary any and all payments received by the Grantor in respect of Condemnation Awards in the exact form received (duly indorsed by the Grantor to the Administrative Agent) for application against the Obligations in accordance with Section 6.05, and (C) the Grantor authorizes and empowers the Beneficiary to enforce, settle or compromise any claim in connection with such Condemnation, negotiation, or proceeding and to collect and receive all Condemnation Awards in respect thereof and apply such Condemnation Awards against the Obligations in accordance with Section 6.05.  If no Event of Default shall have occurred and be continuing, all proceeds of Condemnation Awards shall constitute Net Cash Proceeds governed by Section 2.05(d) of the Credit Agreement.

Section 4.09.     Liens.  The Grantor shall not create or permit to be created or to remain, and shall immediately discharge or cause to be discharged, any Lien on the Property, in each case (a) whether voluntarily or involuntarily created, and (b) whether directly or indirectly a Lien thereon, and (c) whether or not subordinated hereto, except Permitted Exceptions and the Lien of this Deed of Trust.  The provisions of this Section 4.09 shall apply to each and every Lien (other than Permitted Exceptions) on the Property, regardless of whether or not a consent to, or waiver of a right to consent to, any other Lien thereon has been previously obtained in accordance with the terms of the Loan Documents.

Section 4.10.     Protection of Liens; Defense of Action.  If the Lien, security interest, validity, perfection or priority of this Deed of Trust, or if title or any of the rights of the Grantor, the Trustee or the Beneficiary in or to any of the Property, shall be endangered or questioned, or shall be challenged directly or indirectly, or if any action, suit or other proceeding is instituted against the Grantor, the Trustee or the Beneficiary with respect thereto, the Grantor shall promptly notify the Trustee and the Beneficiary in writing thereof and will immediately cure any defect which may be developed or claimed, and will take all necessary and proper steps for the defense of such action, suit or other proceeding, including the employment of counsel, the prosecution or defense of litigation and, subject to the Beneficiary's approval, the compromise, release or discharge of any and all adverse claims.  The Trustee and the Beneficiary, or either of them (whether or not named as a party to such actions or proceedings), are hereby authorized and empowered (but shall not be obligated) to take such additional action as they may deem necessary or proper for the defense of any such action or proceeding or the perfection or protection of the Lien, security interest, validity, perfection or priority of this Deed of Trust or of such title or rights, including the employment of counsel, the prosecution or defense of litigation, the compromise, release or discharge of such adverse claims, the purchase of any tax title and the removal of prior Liens and security interests.  The Grantor shall, on demand, reimburse the Trustee and the Beneficiary for all expenses (including attorneys' fees and disbursements) incurred by either of them in connection with the foregoing matters, and the party incurring such expenses shall be subrogated to all rights of the Person receiving such payment.

Section 4.11.     Transfer.  The Grantor shall not Transfer, or suffer or permit any Transfer of, the Property or any part thereof or interest therein, except as expressly permitted by Section 6.05 of the Credit Agreement.  The provisions of this Section shall apply to each and every Transfer of the Property or any interest therein, regardless of whether or not a consent to, or waiver of a right to consent to, any other Transfer thereof has been previously obtained in accordance with the provisions of the Loan Documents.

Section 4.12.     Increased Costs.  In the event of the enactment after the date hereof of any applicable law deducting from the value of the Property for the purpose of taxation any Lien thereon, or changing in any way the laws for the taxation of mortgages, deeds of trust or other Liens or obligations secured thereby, or the manner of collection of such taxes, so as to affect this Deed of Trust, the Obligations secured thereby, the manner of collection of such taxes, the Beneficiary or any other Secured Party, then, and in such event, to the extent permitted by applicable law, the Grantor shall, on demand, pay to the Beneficiary or such Secured Party, or reimburse the Beneficiary or such Secured Party for the payment of, all taxes, assessments, or other charges for which the Beneficiary or such other Secured Party is or may be liable as a result thereof, provided that if any such payment or reimbursement shall be unlawful, then the Beneficiary may, at its option, declare the Obligations immediately due and payable or require the Grantor to pay or reimburse the Beneficiary for payment of the lawful portion thereof.

Section 4.13.     Further Assurances.  The Grantor shall, at the request of the Trustee or the Beneficiary, (a) promptly correct any defect, error or omission which may be discovered in the contents of this Deed of Trust or any other Loan Document to which the Grantor is a party, or in the execution, acknowledgment or recordation thereof or hereof, and (b) promptly do, execute, acknowledge and deliver any and all such further acts, deeds, conveyances, mortgages, deeds of trust, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Trustee or the Beneficiary may require from time to time in order to effectuate the purposes of this Deed of Trust, to subject to the Lien and security interest hereby created any of the Grantor's properties, rights or interests covered or now or hereafter intended to be covered hereby, to perfect and maintain said Lien and security interest, and to convey, grant, assign, transfer and confirm unto the Trustee and the Beneficiary the rights granted or now or hereafter intended to be granted to the Trustee or the Beneficiary hereunder or under any other instrument executed in connection with this Deed of Trust or which the Grantor may be or become bound to convey, mortgage or assign to the Trustee or the Beneficiary in order to carry out the intention or facilitate the performance of the provisions of this Deed of Trust.

Section 4.14.     Filing and Recording.  The Grantor shall, at the request of the Trustee or the Beneficiary, promptly record and re-record, file and refile and register and re-register this Deed of Trust, any financing or continuation statements and every other instrument in addition or supplemental to any thereof that shall be required by law in order to perfect and maintain the validity, effectiveness and priority of this Deed of Trust and the Lien and security interest intended to be created hereby, or to subject after-acquired property of the Grantor or proceeds to such Lien and security interest, in such manner and places and within such times as may be necessary to accomplish such purposes and to preserve and protect the rights and remedies of the Trustee or the Beneficiary.  The Grantor will furnish to the Trustee and the Beneficiary evidence satisfactory to them of every such recording, filing or registration.

Section 4.15.     Permitted Contests.  The Grantor may contest, by appropriate proceedings conducted in good faith and with due diligence, any Requirement of Law, any Insurance Requirement, any Imposition or Lien therefor on the Property or any interest therein, or any Lien of any laborer, mechanic, materialman, supplier or vendor on the Property or any interest therein, provided (a) prior written notice of the contest is given to the Beneficiary, (b) none of the Property is in danger of being sold, forfeited or lost while such proceedings are pending; (c) the Beneficiary and the other Secured Parties are not in danger of any criminal or civil penalty or any other liability for failure to comply therewith and none of the Property is subject to the imposition of any Lien as a result of such failure which is not properly contested pursuant to this Section 4.15; (d) in the case of any Insurance Requirement, no Insurance Policy or coverage is in danger of being forfeited or lost while such proceedings are pending; and (e) in the case of (A) any Lien of a laborer, mechanic, materialman, supplier or vendor, or (B) any Imposition or Lien therefor, such proceedings suspend the foreclosure of such Lien or any other collection thereof from the Property and all interests therein and Grantor shall bond such Lien to the satisfaction of the Beneficiary.  Upon request, the Grantor shall promptly deliver to the Beneficiary (x) a certificate of the Grantor describing in detail satisfactory to the Beneficiary the contests pending as of the date thereof and evidencing that the Grantor has complied with the provisions of this Section with respect thereto and (y) such other information and documents with respect to the contests conducted pursuant to this Section as the Beneficiary shall request.

ARTICLE V

ASSIGNMENT OF RENTS AND LEASES

Section 5.01.     Assignment of Rents and Leases.

(a)           The Grantor hereby irrevocably, absolutely and unconditionally assigns to the Beneficiary all of the Grantor's right, title and interest in and to all Leases and Rents.  Subject to the terms of Section 5.02, it is intended by the Grantor that the assignments of Leases and Rents contained in Sections 2.01(f) and 2.01(g) and this Section 5.01 are and shall be present, irrevocable, absolute and unconditional assignments of the Leases and Rents.  Subject to the terms of this Article V, the Beneficiary grants to the Grantor a license to collect and receive all Rents upon, but not prior to thirty (30) days before, the due date thereof and to exercise all other rights of the Grantor under the Leases.  If an Event of Default shall occur and be continuing, the foregoing license shall automatically terminate and the Beneficiary shall have the absolute, immediate and continuing right to collect and receive all Rents and exercise all of its rights and remedies under this Deed of Trust, the other Loan Documents, and applicable law.

(b)           At the request of the Beneficiary, the Grantor shall promptly execute, acknowledge, deliver, record, register and file any additional general assignment of the Rents and Leases or specific assignment of any Lease which the Beneficiary may require from time to time (all in form and substance satisfactory to the Beneficiary) to effectuate, complete, perfect, continue or preserve the assignments of the Leases and Rents under Section 2.01(f), Section 2.01(g) and Section 5.01(a).

(c)           If an Event of Default shall occur and be continuing, (i) the Grantor shall promptly pay to the Beneficiary all Rents, all Rent prepayments and all security or other deposits paid to or held by the Grantor pursuant to any of the Leases, (ii) Rents received by the Beneficiary shall be applied by the Beneficiary in accordance with Section 6.05, and (iii) any security or other deposits actually received by the Beneficiary shall be held, applied and disbursed by the Beneficiary as provided in the applicable Leases and applicable law.  Without impairing any of its rights hereunder or under any of the other Loan Documents, the Beneficiary may, at its option, at any time and from time to time, release to the Grantor any Rents received by the Beneficiary.

(d)           Neither the assignments of Rents and Leases contained in Section 2.01(f), Section 2.01(g) and this Section 5.01 nor the receipt of Rents by the Beneficiary shall effect or constitute a payment of the Obligations.  No credit against the Obligations shall be given for any Rents received by the Beneficiary unless and until such Rents are received by the Beneficiary in the form of cash or immediately available funds and applied by the Beneficiary in accordance with Section 6.05.

(e)           No Assumption of Leases; Etc.  Neither the acceptance hereof nor the exercise of the rights and remedies hereunder nor any other action on the part of the Beneficiary or any Person exercising the rights of the Beneficiary hereunder shall be construed to be an assumption by the Beneficiary or any such Person of, or to otherwise make the Beneficiary or such Person liable or responsible for, any of the obligations of the Grantor under or with respect to the Leases or for any Rent, security deposit or other amount delivered to the Grantor, provided that the Beneficiary or any such Person exercising the rights of the Beneficiary hereunder shall be accountable for any Rents, security deposits or other amounts actually received by the Beneficiary or such Person, as the case may be.  Neither the acceptance hereof nor the exercise of the rights and remedies hereunder nor any other action on the part of the Beneficiary or any Person exercising the rights of the Beneficiary hereunder shall be construed to obligate the Beneficiary or any such Person to take any action under or with respect to the Leases or with respect to the Property, to incur any expense or perform or discharge any duty or obligation under or with respect to the Leases or with respect to the Property, to appear in or defend any action or proceeding relating to the Leases or the Property, to constitute the Beneficiary as a mortgagee in possession, or to be liable in any way for any injury or damage to person or property sustained by any Person in or about the Property.

(f)           Leases.  The Grantor represents and warrants that none of the Property is subject to a Lease.  The Grantor shall not enter into any Lease with respect to all or any part of the Property without the prior written consent of the Beneficiary.

ARTICLE VI

RIGHTS AND REMEDIES

Section 6.01.     Events of Default.

(a)           Any Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

(b)           All notice and cure periods provided in the Credit Agreement and the other Loan Documents shall run concurrently with any notice of cure periods provided under applicable law.

Section 6.02.     Events of Default; Remedies.  If any Event of Default shall occur and be continuing, the Beneficiary may (or, to the extent permitted or required by applicable law, acting by and through the Trustee, may), in addition to and without impairing or otherwise affecting any other rights, remedies, powers and privileges of or available to the Beneficiary (or the Trustee, if required by applicable law or requested by the Beneficiary) under this Deed of Trust, any other Loan Document or other agreement, any applicable laws now or hereafter in effect, in equity or otherwise, immediately exercise any and all rights, powers and remedies under this Deed of Trust, the other Loan Documents, and applicable law, and take any other action personally or by or through its representatives, attorneys and agents, without any notice or demand (all of which are hereby waived), as it deems necessary or advisable to protect and enforce its rights and remedies against the Grantor and in, to and under the Property, including, without limitation, any of the following actions, each of which shall be cumulative and may be pursued concurrently, successively, separately or otherwise, at such time and in such order and manner as the Beneficiary (or the Trustee, if required by applicable law or requested by the Beneficiary) may determine in its or their sole discretion, without impairing or otherwise affecting any other rights, remedies, powers and privileges of or available to the Beneficiary, any other Secured Party or the Trustee under this Deed of Trust, any other Loan Document, any other agreement, any applicable laws now or hereafter in effect, in equity or otherwise:

(a)           Subject to Section 7.01 of the Credit Agreement, declare all of the Obligations (including the entire principal balance thereof, all accrued and unpaid interest and any premium thereon and all other such sums secured hereby) to be immediately due and payable, and upon any such declaration all of the Obligations shall become and be immediately due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate, or further notice of any kind, all of which are hereby expressly waived by the Grantor; or

(b)           Institute a proceeding or proceedings for the complete or partial foreclosure of this Deed of Trust under the power of sale hereunder or under any applicable law; or

(c)           To the extent permitted by applicable law, sell the Property, and all estate, right, title, interest, claim and demand of the Grantor therein, and all rights of redemption thereof, at one or more sales, as an entirety or in parcels, with such elements of real and/or personal property (and, to the extent permitted by applicable law, may elect to deem all of the Property to be real property for purposes thereof), and at such time and place and upon such terms as it may deem expedient, or as may be required by applicable law, and in the event of a sale, by foreclosure or otherwise, of less than all of the Property, this Deed of Trust shall continue as a Lien and security interest on the remaining portion of the Property; or

(d)           Institute an action, suit or proceeding for the specific performance of any of the provisions contained in this Deed of Trust or any other Loan Document; or

(e)           Sue and recover a judgment on the Obligations or any part thereof; or

(f)           Apply for the appointment of a receiver, custodian, trustee, liquidator or conservator of the Property, to be invested with the fullest powers permitted under applicable law, as a matter of right and without regard to or the necessity to disprove the adequacy of the security for the Obligations or the solvency of the Grantor or any other Person liable for the payment of the Obligations, and the Grantor and each other Person so liable waives or shall be deemed to have waived such necessity and consents or shall be deemed to have consented to such appointment; or

(g)           Enter upon the Property, and exclude the Grantor and its managers, employees, contractors, agents and other representatives therefrom, without liability for trespass, damages or otherwise, and take possession of all other Property and all books, records and accounts relating thereto, and the Grantor agrees to surrender possession of the Property and of such books, records and accounts to the Trustee or the Beneficiary on demand after the occurrence of any Event of Default; and having and holding the same, the Person exercising the rights under this clause may use, operate, manage, preserve, control and otherwise deal therewith and conduct the business thereof, either personally or by its managers, employees, contractors, agents and other representatives, without interference from the Grantor or any of its managers, employees, contractors, agents and other representatives; and upon each such entry and from time to time thereafter may, at the expense of the Grantor and the Property, without interference by the Grantor or any of its managers, employees, contractors, agents and other representatives, the Person exercising the rights under this clause may, as such Person deems appropriate and without any obligation to so act, (i) either by purchase, repair or construction, maintain and restore the Property, (ii) insure or reinsure the same, (iii) make all necessary or proper repairs, renewals, replacements, alterations, additions, betterments and improvements thereto and thereon, (iv) complete the construction of any of the Improvements and, in the course of such completion, make such changes in the contemplated or completed Improvements as it may deem advisable, and (v) exercise all rights and powers of the Grantor with respect to the Property, either in the Grantor's name or otherwise, including the right to make, cancel, enforce or modify Leases, obtain and evict tenants and subtenants on such terms as it shall deem advisable; and the Person exercising the rights under this clause shall not be liable to account for any action taken hereunder and shall not be liable for any loss sustained by the Grantor resulting from any failure to let the Property or from any other act or omission of such Person; or

(h)           With or without entry upon or taking possession of the Property, in the name of the Beneficiary or the Trustee (as required by law and whichever Person is exercising rights under this clause) or, at such Persons' option, in the name of the Grantor, collect and receive all earnings, revenues, royalties, Rents, issues, profits, income, proceeds and cash collateral arising or derived from or in connection with any of the Property, and after deducting therefrom all fees, costs and expenses of every kind or character incurred by the Trustee or the Beneficiary (or Trustee) in collecting and receiving the same and in using, operating, managing, repairing, preserving and controlling the Property, and otherwise in exercising the Trustee's or the Beneficiary's rights under this Section, including, without limitation, all amounts necessary to pay Impositions, insurance premiums and other charges in connection with the Property, as well as compensation for the services of the Trustee, the Beneficiary and their respective managers, employees, attorneys, contractors, agents or other representatives, apply the remainder as provided in Section 6.05; or

(i)           Release any portion of the Property for such consideration as the Trustee or the Beneficiary may require without, as to the remainder of the Property, in any way impairing or affecting the Lien or priority of this Deed of Trust, or improving the position of any subordinate lienholder with respect thereto, except to the extent that the Obligations shall have been reduced by the actual monetary consideration, if any, received by the Trustee or the Beneficiary for such release, and may accept by assignment, pledge or otherwise any other property in place thereof as the Trustee or the Beneficiary may require without being accountable for so doing to any other Lien; or

(j)           Take any actions permitted under the UCC; or

(k)           Exercise any statutory or common law power of sale; or

(l)           Take any other action, or pursue any other right or remedy, as the Trustee, the Beneficiary and/or the Secured Parties may have under applicable law.

Section 6.03.     Rights Pertaining to Sales.  The following provisions shall apply, at the election of the Beneficiary, to any sale or sales of all or any portion of the Property hereunder, whether made under the power of sale granted hereunder or by virtue of any judicial proceeding or any judgment or decree of foreclosure or sale or otherwise:

(a)           The Beneficiary (or an agent appointed to act on behalf of the Beneficiary), the Trustee or the court officer (whichever is the Person conducting any sale) may conduct any number of sales from time to time.  The power of sale set forth in Section 2.01 and Section 6.02 hereof shall not be exhausted by any one or more such sales as to any part of the Property which shall not have been sold, nor by any sale which is not completed or is defective in the Trustee's or the Beneficiary's opinion, until the Obligations shall have been paid in full.

(b)           Any sale may be postponed or adjourned by public announcement at the time and place appointed for such sale or for such postponed or adjourned sale without further notice.

(c)           After each sale, the Beneficiary, the Trustee or an officer of any court empowered to do so, shall execute and deliver to the purchaser or purchasers at such sale a good and sufficient instrument or instruments granting, conveying, assigning and transferring all right, title and interest of the Grantor in and to the Property sold and shall receive the proceeds of said sale or sales and apply the same as provided in Section 6.05.  Each of the Beneficiary and the Trustee is hereby appointed the true and lawful attorney-in-fact of the Grantor, which appointment is irrevocable and shall be deemed to be coupled with an interest, in the Grantor's name and stead, to make all necessary conveyances, assignments, transfers and deliveries of the property and rights so sold, and for that purpose the Beneficiary or the Trustee may execute all necessary instruments of conveyance, assignment, transfer and delivery, and may substitute one or more Persons with like power, the Grantor hereby ratifying and confirming all that said attorney or such substitute or substitutes shall lawfully do by virtue thereof.  Nevertheless, the Grantor, if requested by the Trustee or the Beneficiary, shall ratify and confirm any such sale or sales by executing and delivering to the Trustee or such purchaser or purchasers all such instruments as may be advisable, in the Trustee's or the Beneficiary's judgment, for the purposes designated in such request.

(d)           Any and all statements of fact or other recitals made in any of the instruments referred to in subsection (c) of this Section given by the Beneficiary or the Trustee as to nonpayment of the Obligations, or as to the occurrence of any Event of Default, or as to the Beneficiary having declared all or any of the Obligations to be due and payable, or as to the amount of the Obligations or as to the request to sell, or as to notice of time, place and terms of sale and of the property or rights to be sold having been duly given, or as to the refusal, failure or inability to act of the Trustee, or as to the appointment of any substitute or successor the Trustee, or as to any other act or thing having been duly done by the Beneficiary or by such the Trustee, shall be taken as conclusive and binding as against all other Persons as evidence of the truth of the facts so stated and recited.  The Beneficiary or the Trustee may appoint or delegate any one or more Persons as agent to perform any act or acts necessary or incident to any sale so held, including the posting of notices and the conduct of sale, but in the name and on behalf of the Trustee.

(e)           The receipt of the Beneficiary or the Trustee for the purchase money paid at any such sale, or the receipt of any other Person authorized to give same, shall be sufficient discharge therefor to any purchaser of any property or rights sold as aforesaid, and no such purchaser, or its representatives, grantees or assigns, after paying such purchase price and receiving such receipt, shall be bound to see to the application of such purchase price or any part thereof upon or for any trust or purpose of this Deed of Trust or, in any manner whatsoever, be answerable for any loss, misapplication or nonapplication of any such purchase money, or part thereof, or be bound to inquire as to the authorization, necessity, expediency or regularity of any such sale.

(f)           Any such sale or sales shall operate to divest all of the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of the Grantor in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against the Grantor and any and all Persons claiming or who may claim the same, or any part thereof, by, through or under the Grantor to the fullest extent permitted by applicable law.

(g)           At any sale, the Beneficiary may bid for and acquire the Property sold and, in lieu of paying cash therefor, may make settlement for the purchase price by causing the Secured Parties to credit against the Obligations, including the expenses of the sale and the cost of any enforcement proceeding hereunder, the amount of the bid made therefor to the extent necessary to satisfy such bid.

(h)           If the Grantor or any Person claiming by, through or under the Grantor shall transfer or fail to surrender possession of the Property, after the exercise by the Beneficiary or the Trustee of the remedies under Article VI or after any sale of the Property pursuant hereto, then the Grantor or such Person shall be deemed a tenant at sufferance of the purchaser at such sale, subject to eviction by means of summary process for possession of land, or subject to any other right or remedy available hereunder or under applicable law.

(i)           Upon any sale hereunder, it shall not be necessary for the Trustee, the Beneficiary or any public officer acting under execution or order of court to have present or constructively in its possession any or all of the Property.

(j)           In the event a foreclosure hereunder shall be commenced by the Trustee, the Trustee or the Beneficiary may, at any time before the sale of the Property, abandon or direct the Trustee to abandon the sale, and may institute suit for the collection of the Obligations and for the foreclosure of this Deed of Trust, or in the event that the Trustee or the Beneficiary should institute a suit for collection of the Obligations, or for the foreclosure of this Deed of Trust, the Beneficiary may at any time before the entry of final judgment in said suit dismiss the same and sell the Property in accordance with the provisions of this Deed of Trust.

(k)           The Beneficiary shall have no obligation to clean-up or otherwise prepare the Property for sale.

(l)           The Beneficiary may sell the Property without giving any warranties as to the Property.  The Beneficiary may disclaim or modify any warranties of title or the like.

Section 6.04.     Additional Provisions as to Remedies.

(a)           No right or remedy herein conferred upon or reserved to the Trustee, the Beneficiary or the Secured Parties is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and continuing, shall be in addition to every other right or remedy given under this Deed of Trust or any other Loan Document or now or hereafter existing at law or in equity, and may be exercised from time to time and as often as may be deemed appropriate by the Trustee, the Beneficiary, or the Secured Parties.

(b)           No failure to exercise or delay in exercising any remedy or right hereunder, under any other Loan Document or under applicable law shall be construed as a waiver of any Default or Event of Default hereunder or under any other Loan Document.

(c)           No waiver of, failure to exercise or delay in exercising any remedy or right hereunder, under any other Loan Document or under applicable law upon any Default or Event of Default hereunder or under any other Loan Document shall be construed as a waiver of, or otherwise limit the exercise of, such remedy or right upon any other or subsequent Default hereunder or under any other Loan Document.

(d)           No single or partial exercise of any remedy or right hereunder, under any other Loan Document or under applicable law upon the occurrence of any Default or Event of Default hereunder or under any other Loan Document shall preclude or otherwise limit the exercise of any other remedy or right hereunder, under any other Loan Document or under applicable law upon such Default or Event of Default or upon any other or subsequent Default or Event of Default thereunder or under any other Loan Document.

(e)           Neither the Trustee, the Beneficiary nor any Secured Party shall have any obligation to pursue any rights or remedies it may have under any other agreement prior to pursuing its rights or remedies under this Deed of Trust or any other Loan Document.

(f)           No recovery of any judgment by the Trustee, the Beneficiary or any Secured Party and no levy of an execution upon the Property or any other property of the Grantor shall affect, in any manner or to any extent, the Lien and security interest of this Deed of Trust upon the Property, or any Liens, rights, powers or remedies of the Trustee or the Beneficiary hereunder, and such Liens, rights, powers and remedies shall continue unimpaired as before.

(g)           The Trustee and the Beneficiary may resort to any security given by this Deed of Trust or any other security now given or hereafter existing to secure the Obligations, in whole or in part, in such portions and in such order and manner as the Trustee or the Beneficiary may deem advisable, and no such action shall be construed as a waiver of any of the Liens, rights or benefits granted hereunder.

(h)           The acceptance by the Beneficiary or any other Secured Party of any payment after the occurrence of a Default or Event of Default shall not be deemed a waiver or a cure of such Default, and acceptance of any payment less than any amount then due shall be deemed an acceptance on account only and shall not be construed as a waiver of any Default or Event of Default hereunder or under any other Loan Document with respect thereto.

(i)           Nothing in this Deed of Trust or any other Loan Document shall affect the obligations of the Grantor to pay and perform the Obligations in the manner and at the time and place herein or therein respectively expressed.

(j)           In the event that the Beneficiary or the Trustee has proceeded to enforce any remedy or right hereunder or with respect hereto by foreclosure, sale, entry or otherwise, it may compromise, discontinue or abandon such proceeding for any reason without notice to the Grantor or any other Person; and, in the event that any such proceeding shall be discontinued, abandoned or determined adversely for any reason, the Grantor, the Beneficiary and the Trustee shall retain and be restored to their former positions and rights hereunder with respect to the Property, subject to the Lien hereof.

Section 6.05.     Application of Proceeds.  Except as otherwise provided herein or required under applicable law, the proceeds of any sale of, or other realization upon, the Property hereunder, whether made pursuant to the power of sale hereunder, any judicial proceeding or any judgment or decree of foreclosure or sale or otherwise shall be applied and paid as follows:

First:  To the payment of all costs and expenses of any such sale, including compensation to the Trustee, the Beneficiary, their agents and counsel, and of any judicial proceeding wherein the same may be made, and of all expenses, liabilities and advances made or incurred by the Trustee or the Beneficiary hereunder (including reasonable attorneys' fees and expenses), together with interest thereon as provided herein;

Second:  To the payment in full of the Obligations in accordance with such order and manner as the Beneficiary may elect;

Third:  To the payment of any other sums secured hereunder or required to be paid by Grantor pursuant to any provision of this Deed of Trust, the Credit Agreement, or any other Loan Document;

Fourth:  To the extent permitted by applicable law, to be set aside by the Trustee or the Beneficiary as adequate security in its judgment for the payment of sums which would have been paid by application under clauses First through Third above to the Trustee or the Beneficiary, arising out of an obligation or liability with respect to which the Grantor has agreed to indemnify it, but which sums are not yet due and payable or liquidated; and

Fifth:  To the payment of the surplus, if any, to whomsoever may be lawfully entitled to receive the same.

Section 6.06.     Waivers by the Grantor.  To the fullest extent permitted under applicable law, the Grantor shall not assert, and hereby irrevocably waives, any right or defense the Grantor may have under any statute or rule of law or equity now or hereafter in effect relating to (a) appraisement, valuation, homestead exemption, extension, moratorium, stay, statute of limitations, redemption, marshalling of the Property or the other assets of the Grantor, sale of the Property in any order or notice of deficiency or intention to accelerate any Obligation; (b) impairment of any right of contribution, subrogation or reimbursement; (c) any requirement that at any time any action must be taken against any other Person, any portion of the Property or any other asset of the Grantor or any other Person; (d) any provision barring or limiting the right of the Beneficiary or the Trustee to sell any Property after any other sale of any other Property or any other action against the Grantor or any other Person; (e) any provision barring, limiting or otherwise affecting the recovery by the Beneficiary of a deficiency after any sale of the Property; (f) any other provision of applicable law which might defeat, limit or adversely affect any right or remedy of the Beneficiary, the Trustee (as applicable) or the Secured Parties under or with respect to this Deed of Trust or any other Loan Document as it relates to any Property; or (g) the right of the Beneficiary or the Trustee to foreclose this Deed of Trust in its own name on behalf of all of the Secured Parties by judicial actions as the real party in interest without the necessity of joining any other Secured Party.

ARTICLE VII

SECURITY AGREEMENT

Section 7.01.     Security Agreement under UCC.  To the extent that the Property includes or constitutes personal property to which Article 9 of the UCC applies, this Deed of Trust shall also be construed as a security agreement under the UCC.  To this end, as security for the Obligations, the Grantor hereby grants to the Beneficiary, for the benefit of the Secured Parties, a security interest in all of the Property, whether now owned or existing or hereafter arising or acquired, that constitutes personal property to which Article 9 of the UCC applies.  The Beneficiary shall have all of the rights and remedies of a secured party under the UCC with respect to such personal property (including, without limitation, the right to proceed against all or any portion of such property in accordance with the rights and remedies available under Section 9.604 of the UCC) and all other rights and remedies available with respect to personal property under applicable law.  If an Event of Default shall have occurred, then in addition to having any other right or remedy available at law or in equity, the Beneficiary shall have the option of either (a) proceeding under the UCC and exercising such rights and remedies as may be provided to a secured party by the UCC with respect to all or any portion of the Property which is personal property (including, without limitation, taking possession of and selling such property and exercising any other  right or remedy described in Section 6.02(g)) or (b) treating such property as real property and proceeding with respect to both the real and personal property constituting the Property in accordance with the Beneficiary's rights, powers and remedies with respect to the real property (in which event the default provisions of the UCC shall not apply).  If any notice of a proposed sale or other disposition of personal property separately from the real property shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before any public sale of personal property or of the time after which any private sale or other disposition of personal property is intended to be made.

Section 7.02.     Fixture Filing.  Without limiting in any manner the generality of any other terms and provisions in this Deed of Trust, to the extent that the Property includes items of personal property that are or are to become fixtures under applicable law, this Deed of Trust shall constitute a "fixture filing" within the meaning of the UCC against and with respect to all Property which is or is to become fixtures and shall be filed in the real property records of [________ County, Texas].  The information provided in this Section 7.02 is provided so that this Deed of Trust shall comply with the requirements of the UCC for a mortgage instrument to be filed as a "fixture filing" and financing statement.

(a)           The Grantor is the "Debtor" and its exact legal name and mailing address are set forth in the introductory paragraph to this Deed of Trust immediately preceding Article I.

(b)           The Beneficiary is the "Secured Party" and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Deed of Trust immediately preceding Article I.

(c)           The Grantor represents and warrants to the Beneficiary that (i) the Grantor is the record owner of the Land and the Improvements and the Property constituting fixtures, (ii) the Grantor is a [corporation] [limited partnership] [limited liability company] [other] and is duly [incorporated] [formed] [organized] and validly existing under the laws of [Delaware] [Texas] [specify jurisdiction of incorporation, formation or organization], (iii) the Grantor's employer identification number is [_____________], and (iv) the Grantor's organizational identification number is [____________].

(d)           The Grantor will not change (i) its name, (ii) type of organization, (iii) jurisdiction of organization, (iv) organizational identification number, federal taxpayer identification number or (v) the location of its chief executive office or principal place of business without the prior written consent of the Beneficiary.

(e)           The Grantor will not change the location of any of the Property if such change would cause the Beneficiary's Lien on such Property to lapse or cease to be perfected.

Section 7.03.     Financing Statements.  The Grantor hereby authorizes the Beneficiary to file or record financing or continuation statements, and assignments and amendments thereto, and other filing or recording documents or instruments with respect to the Property without the signature of the Grantor in such form and in such offices as the Beneficiary determines appropriate to perfect or maintain the perfection of the Liens of the Beneficiary under this Deed of Trust.  The Grantor agrees that such financing statements may describe the Property in the same manner as described in this Deed of Trust or as "all assets" or "all personal property" of the Grantor, whether now owned or hereafter existing or acquired by the Grantor, or such other description as the Beneficiary, in its sole judgment, determines is necessary or advisable.  The Grantor hereby ratifies each such financing statement and any and all other financing statements filed prior to the date hereof by the Beneficiary.  A photographic or other reproduction of this Deed of Trust shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

ARTICLE VIII

ENVIRONMENTAL MATTERS

Section 8.01.     Environmental Representations and Warranties.  The Grantor represents and warrants that:  (a) there are no Hazardous Materials or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with Environmental Laws and with all Permits issued pursuant thereto, if any, and (ii) either (A) in amounts not in excess of that necessary to operate the Property or (B) fully disclosed to and approved by the Beneficiary in writing pursuant to an Environmental Report; (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law and that would require remediation by a Governmental Authority in, on, under or from the Property except as described in the Environmental Report; (c) there is no threat of any Release of Hazardous Materials migrating to the Property except as described in the Environmental Report; (d) there is no past or present actual or alleged non-compliance with Environmental Laws, or with Permits issued pursuant thereto, in connection with the Property except as described in the Environmental Report; (e) the Grantor does not know of, and has not received, any written or oral notice or other communication from any Person relating to Hazardous Materials in, on, under or from the Property; and (f) the Grantor has truthfully and fully provided to the Beneficiary, in writing, any and all information relating to environmental conditions in, on, under or from the Property known to the Grantor or contained in the Grantor's files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Property and/or to the environmental condition of the Property.

Section 8.02.     Environmental Covenants.  The Grantor covenants and agrees that so long as the Grantor owns, manages, is in possession of, or otherwise controls the operation of the Property:  (a) all uses and operations on or of the Property, whether by the Grantor or any other Person, shall be in compliance with all Environmental Laws and Permits issued pursuant thereto; (b) there shall be no Release of Hazardous Materials in, on, under or from the Property; (c) there shall be no Hazardous Materials in, on, or under the Property, except those that are both (i) in compliance with all Environmental Laws and with Permits issued pursuant thereto, if and to the extent required, and (ii) (A) in amounts not in excess of that necessary to operate the Property or (B) fully disclosed to and approved by the Beneficiary in writing; (d) the Grantor shall keep the Property free and clear of all Environmental Liens; (e) the Grantor shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 8.04 below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (f) the Grantor shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to the written request of the Beneficiary, upon Beneficiary's reasonable belief that the Property is not in full compliance with all Environmental Laws, and share with the Beneficiary the reports and other results thereof, and the Beneficiary and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (g) the Grantor shall, at its sole cost and expense, comply with all reasonable written requests of the Beneficiary to (i) reasonably effectuate remediation of any Hazardous Materials in, on, under or from the Property; and (ii) comply with any Environmental Law; (h) the Grantor shall not allow any tenant, operator or other user of the Property to violate any Environmental Law; and (i) the Grantor shall immediately notify the Beneficiary in writing after it has become aware of (A) any presence or Release or threatened Release of Hazardous Materials in, on, under, from or migrating towards the Property; (B) any actual or alleged non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien against the Property; (D) any required or proposed remediation of environmental conditions on, under or otherwise relating to the Property; and (E) any written or oral notice or other communication from any Person of which the Grantor becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials on, in, under, about, migrating toward, or otherwise relating to the Property.

Section 8.03.     Beneficiary's Rights.  The Beneficiary and any other Person designated by the Beneficiary, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in the Beneficiary's sole discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing.  The Grantor shall cooperate with and provide access to the Beneficiary and any such Person designated by the Beneficiary.

Section 8.04.     Operation and Maintenance Programs.  If recommended by the Environmental Report or any other environmental assessment or audit of the Property,  the Grantor shall establish and comply with an operations and maintenance program with respect to the Property, in form and substance reasonably acceptable to the Beneficiary, prepared by an environmental consultant reasonably acceptable to the Beneficiary, which program shall address any asbestos-containing material or lead based paint that may now or in the future be detected at or on the Property.  Without limiting the generality of the preceding sentence, the Beneficiary may require (a) periodic notices or reports to the Beneficiary in form, substance and at such intervals as the Beneficiary may specify, (b) an amendment to such operations and maintenance program to address changing circumstances, laws or other matters, (c) at the Grantor's sole expense, supplemental examination of the Property by consultants specified by the Beneficiary, (d) access to the Property by the Beneficiary, its agents or servicer, to review and assess the environmental condition of the Property and the Grantor's compliance with any operations and maintenance program, and (e) variation of the operations and maintenance program in response to the reports provided by any such consultants.

Section 8.05.     Environmental Definitions.  "Environmental Law" means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, that apply to the Grantor or the Property and relate to Hazardous Materials or protection of human health or the environment.  "Environmental Liens" means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of the Grantor or any other Person.  "Environmental Report" means the written reports resulting from  the environmental site assessments of the Property delivered to the Beneficiary.  "Hazardous Materials" shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls ("PCBs") and compounds containing them; lead and lead-based paint; toxic mold; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a "hazardous substance," "hazardous material", "hazardous waste", "toxic substance", "toxic pollutant", "contaminant", or "pollutant" within the meaning of any Environmental Law.  "Release" of any Hazardous Materials includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

Section 8.06.      ENVIRONMENTAL INDEMNIFICATION.

(a)           THE GRANTOR SHALL, AT ITS SOLE COST AND EXPENSE, INDEMNIFY, PROTECT, DEFEND (AT TRIAL AND APPELLATE LEVELS AND WITH ATTORNEYS, CONSULTANTS AND OTHER EXPERTS SELECTED BY THE GRANTOR AND REASONABLY ACCEPTABLE TO THE INDEMNIFIED PARTIES), RELEASE AND HOLD HARMLESS EACH INDEMNIFIED PARTY FOR, FROM AND AGAINST ANY AND ALL CLAIMS, SUITS, LIABILITIES (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITIES), ACTIONS, PROCEEDINGS, INVESTIGATIONS, OBLIGATIONS, DEBTS, DAMAGES, LOSSES, COSTS, EXPENSES, DIMINUTIONS IN VALUE, FINES, PENALTIES, CHARGES, FEES, EXPENSES, JUDGMENTS, ASSESSMENTS, CITATIONS, DIRECTIVES, LIENS, AWARDS, DEFENSES, AMOUNTS PAID IN SETTLEMENT AND OTHER AMOUNTS OF WHATEVER KIND OR NATURE (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND DISBURSEMENTS, EXPERT'S FEES AND DISBURSEMENTS, COURT COSTS AND OTHER COSTS AND EXPENSES) (COLLECTIVELY, "ENVIRONMENTAL LOSSES"), INCLUDING, WITHOUT LIMITATION, ANY AND ALL ENVIRONMENTAL LOSSES ARISING FROM, AS A RESULT OF OR IN CONNECTION WITH ANY INDEMNIFIED PARTY'S NEGLIGENT ACTS OR OMISSIONS, AND ALL OTHER COSTS OF REMEDIATION (WHETHER OR NOT PERFORMED VOLUNTARILY), ENGINEERS' FEES, ENVIRONMENTAL CONSULTANTS' FEES, AND COSTS OF ANY INVESTIGATION (INCLUDING BUT NOT LIMITED TO SAMPLING, TESTING, AND ANALYSIS OF SOIL, WATER, AIR, BUILDING MATERIALS AND OTHER MATERIALS AND SUBSTANCES WHETHER SOLID, LIQUID OR GAS) WHICH MAY AT ANY TIME BE IMPOSED UPON, INCURRED BY OR ASSERTED OR AWARDED AGAINST SUCH INDEMNIFIED PARTY, AND ARISING DIRECTLY OR INDIRECTLY FROM, AS A RESULT OF, IN CONNECTION WITH OR IN ANY WAY RELATING TO ANY ONE OR MORE OF THE FOLLOWING:  (i) ANY ACTUAL, THREATENED OR ALLEGED PRESENCE OF ANY HAZARDOUS MATERIALS IN, ON, ABOVE, OR UNDER ANY OF THE PROPERTY; (ii) ANY PAST OR PRESENT RELEASE OR THREATENED RELEASE IN, ON, ABOVE, UNDER OR FROM ANY OF THE PROPERTY; (iii) ANY ACTIVITY BY THE GRANTOR, ANY AFFILIATE OF THE GRANTOR, OR ANY TENANT, OPERATOR, LESSEE OR OTHER USER OF ANY OF THE PROPERTY AS A RESULT OF OR IN CONNECTION WITH ANY ACTUAL OR THREATENED USE, TREATMENT, STORAGE, HOLDING, EXISTENCE, DISPOSITION, RELEASE, GENERATION, PRODUCTION, MANUFACTURING, PROCESSING, REFINING, CONTROL, MANAGEMENT, ABATEMENT, REMOVAL, HANDLING, TRANSFER OR TRANSPORTATION TO, FROM OR OF ANY OF THE PROPERTY OF ANY HAZARDOUS MATERIALS AT ANY TIME LOCATED IN, UNDER, ON OR ABOVE ANY OF THE PROPERTY; (iv) ANY ACTIVITY BY THE GRANTOR, ANY AFFILIATE OF THE GRANTOR, OR ANY TENANT, OPERATOR, LESSEE OR OTHER USER OF ANY OF THE PROPERTY IN CONNECTION WITH ANY ACTUAL REMEDIATION OF ANY HAZARDOUS MATERIALS AT ANY TIME LOCATED IN, UNDER, ON OR ABOVE ANY OF THE PROPERTY, WHETHER OR NOT SUCH REMEDIATION IS VOLUNTARY OR PURSUANT TO COURT OR ADMINISTRATIVE ORDER, INCLUDING BUT NOT LIMITED TO ANY REMOVAL, REMEDIAL OR CORRECTIVE ACTION; (v) ANY PAST, PRESENT, THREATENED OR ALLEGED NON-COMPLIANCE OR VIOLATION OF ANY APPLICABLE ENVIRONMENTAL LAW (OR AUTHORIZATIONS ISSUED PURSUANT TO ANY APPLICABLE ENVIRONMENTAL LAW) IN CONNECTION WITH ANY OF THE PROPERTY OR OPERATIONS THEREON; (vi) THE IMPOSITION, RECORDING OR FILING OR THE THREATENED IMPOSITION, RECORDING OR FILING OF ANY ENVIRONMENTAL LIEN ENCUMBERING ANY OF THE PROPERTY; (vii) ANY ADMINISTRATIVE CLAIMS, PROCESSES, INVESTIGATIONS OR PROCEEDINGS OR JUDICIAL PROCEEDINGS IN ANY WAY CONNECTED WITH ANY MATTER ADDRESSED IN THIS ARTICLE VIII; (viii) ANY PERSONAL INJURY, WRONGFUL DEATH, OR PROPERTY DAMAGE ARISING UNDER ANY STATUTORY OR COMMON LAW OR TORT LAW THEORY, INCLUDING BUT NOT LIMITED TO DAMAGES ASSESSED FOR THE MAINTENANCE OF A PRIVATE OR PUBLIC NUISANCE OR FOR THE CONDUCTING OF A DANGEROUS ACTIVITY ON OR NEAR ANY OF THE PROPERTY; (ix) ANY MISREPRESENTATION OR INACCURACY IN ANY REPRESENTATION OR WARRANTY IN THIS ARTICLE VIII OR BREACH AND/OR ANY FAILURE TO PERFORM ANY COVENANTS OR OTHER OBLIGATIONS SET FORTH IN OR PURSUANT TO THIS ARTICLE VIII; OR (x) THE ENFORCEMENT OF ANY PROVISION OF THIS ARTICLE VIII, PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNIFIED PARTY, BE AVAILABLE TO SUCH INDEMNIFIED PARTY THE EXTENT THAT ANY SUCH ENVIRONMENTAL LOSSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED SOLELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY.

(b)           ALL AMOUNTS DUE UNDER THIS SECTION 8.06 SHALL BE PAYABLE ON DEMAND.  THE AGREEMENTS IN THIS SECTION 8.06 SHALL SURVIVE REPAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE UNDER THE LOAN DOCUMENTS.

ARTICLE IX

MISCELLANEOUS

Section 9.01.     Right to Perform Obligations; Protective Advances.

(a)           If the Grantor fails to pay or perform any obligation of the Grantor under this Deed of Trust, the Beneficiary, without waiving or releasing the Grantor from any obligation or default under this Deed of Trust or any other Loan Document, at any time and from time to time (but shall be under no obligation to) without notice pay or perform such obligation, and the amount or cost and expense thereof, together with interest thereon at the Default Rate commencing from the date of payment, shall be due and payable by the Grantor to the Beneficiary upon demand.

(b)           The Beneficiary may (but shall have no obligation to) make advances to protect and preserve the Property and the Liens created hereby.  Each such advance, together with interest thereon at the Default Rate commencing from the date of such advance, shall be payable by the Grantor to the Beneficiary upon demand.

(c)           No such payment, performance or advance by the Beneficiary under this Section shall be deemed or construed to cure the Grantor's default or waive any right or remedy of the Beneficiary.

Section 9.02.     Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)           if to the Grantor:

_______________________________________
_______________________________________
_______________________________________
Facsimile No: (__) ________________________
Attention: _______________________________

(b)           if to the Beneficiary:

Prosperity Bank
777 Walker Street, Suite L140
Houston, TX 77002
Facsimile No: (713) 693-9259
Attention:  Randall R. Reeves, President – Houston Area

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.03.      Covenants Running with the Land.  All Obligations contained in this Deed of Trust are intended by the Grantor, the Beneficiary and the Trustee to be, and shall be construed as, covenants running with the Land.

Section 9.04.      EXPENSES AND GENERAL INDEMNIFICATION.

(a)           THE GRANTOR SHALL UPON DEMAND PAY TO THE BENEFICIARY THE AMOUNT OF ANY AND ALL COSTS AND EXPENSES, INCLUDING THE REASONABLE FEES AND EXPENSES OF COUNSEL AND OF ANY EXPERTS, ADVISORS, REPRESENTATIVES, AND AGENTS, WHICH THE BENEFICIARY, THE TRUSTEE OR ANY OF THE OTHER SECURED PARTIES MAY INCUR IN CONNECTION WITH (I) THE PREPARATION, NEGOTIATION, EXECUTION, DELIVERY, CLOSING AND ADMINISTRATION OF THIS DEED OF TRUST (AND ANY AMENDMENTS, RESTATEMENTS, EXTENSIONS, RENEWALS, MODIFICATIONS OR WAIVERS TO ANY OF THIS DEED OF TRUST), INCLUDING, WITHOUT LIMITATION, ALL APPRAISAL FEES, RECORDING AND FILING FEES, TAXES, ABSTRACT FEES, TITLE INSURANCE PREMIUMS AND FEES, ESCROW FEES, AND TRUSTEE'S FEES, (II) THE ENFORCEMENT AND COLLECTION OF THE GRANTOR'S OBLIGATIONS, (III) THE CUSTODY, INSPECTION, AUDITING, PRESERVATION, MAINTENANCE, SERVICING, USE OR OPERATION OF, OR THE SALE OF, COLLECTION FROM, OR OTHER REALIZATION UPON, ANY OF THE PROPERTY, (IV) THE EXERCISE OR ENFORCEMENT OF ANY OF THE RIGHTS OR REMEDIES OF THE BENEFICIARY, THE TRUSTEE OR ANY OF THE OTHER SECURED PARTIES HEREUNDER OR (V) ANY FAILURE BY THE GRANTOR TO PERFORM OR OBSERVE ANY OF THE TERMS OR PROVISIONS OF THIS DEED OF TRUST.

(b)           THE GRANTOR AGREES TO PAY, AND TO INDEMNIFY, DEFEND, AND SAVE AND HOLD HARMLESS EACH INDEMNIFIED PARTY FROM AND AGAINST, ANY AND ALL LIABILITIES WITH RESPECT TO, OR RESULTING FROM ANY DELAY IN PAYING, ANY AND ALL STAMP, EXCISE, SALES OR OTHER TAXES WHICH MAY BE PAYABLE OR DETERMINED TO BE PAYABLE WITH RESPECT TO ANY OF THE PROPERTY OR IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS DEED OF TRUST (INCLUDING, WITHOUT LIMITATION, ANY TAX ON THE MAKING AND/OR RECORDING OF THIS DEED OF TRUST (INCLUDING, WITHOUT LIMITATION, ANY RECORDING TAX AND GENERAL INTANGIBLES TAX).

(c)           THE GRANTOR SHALL INDEMNIFY, DEFEND AND SAVE AND HOLD HARMLESS EACH INDEMNIFIED PARTY FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, ACTIONS, PROCEEDINGS, OBLIGATIONS, PENALTIES, ACTIONS, JUDGMENTS, ASSESSMENTS, FINES, FEES, CHARGES, SUITS, COSTS, EXPENSES AND DISBURSEMENTS (INCLUDING, WITHOUT LIMITATION, FEES, EXPENSES AND DISBURSEMENTS OF COUNSEL) THAT MAY AT ANY TIME BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNIFIED PARTY BY ANY PERSON DIRECTLY OR INDIRECTLY FROM, ARISING OUT OF, IN CONNECTION WITH OR AS A RESULT OF (i) THIS DEED OF TRUST OR ANY OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, (A) ENFORCEMENT OF THIS DEED OF TRUST AND (B) ARTICLE V OF THIS DEED OF TRUST), OR (ii) ANY ACTION TAKEN BY THE BENEFICIARY OR SUCH OTHER INDEMNIFIED PARTY HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT OR BY REASON OR IN DEFENSE OF ANY AND ALL CLAIMS AND DEMANDS WHATSOEVER WHICH MAY BE ASSERTED AGAINST THE BENEFICIARY OR SUCH OTHER INDEMNIFIED PARTY BY REASON OF ANY ALLEGED OBLIGATIONS OR UNDERTAKINGS ON THE PART OF THE BENEFICIARY OR SUCH OTHER INDEMNIFIED PARTY TO PERFORM OR DISCHARGE ANY OF THE TERMS, COVENANTS OR AGREEMENTS CONTAINED IN THE LEASES, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS BY THE GRANTOR WITH RESPECT TO PAYMENTS OF RENTS MADE DIRECTLY TO THE BENEFICIARY AFTER DEFAULT AND CLAIMS BY ANY TENANT FOR SECURITY DEPOSITS OR FOR RENTAL PAYMENTS MORE THAN ONE (1) MONTH IN ADVANCE AND NOT DELIVERED TO THE BENEFICIARY, EXCEPT IN EACH CASE TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, ACTION, PROCEEDING, OBLIGATIONS, PENALTY, JUDGMENT, ASSESSMENT, FINE, CHARGE, SUIT, COST, EXPENSE OR DISBURSEMENT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED SOLELY FROM SUCH INDEMNIFIED PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)           WITHOUT LIMITING ANY PROVISION OF THIS DEED OF TRUST, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, PENALTIES, JUDGMENTS, DISBURSEMENTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, FEES AND EXPENSES OF COUNSEL) ARISING OUT OF OR CAUSED IN WHOLE OR PART BY THE ORDINARY NEGLIGENCE OF SUCH INDEMNIFIED PARTY.

(e)           THE GRANTOR WAIVES ANY RIGHT IT MAY NOW OR HEREAFTER HAVE TO CLAIM OR RECOVER IN ANY ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(f)           ALL AMOUNTS DUE UNDER THIS SECTION 9.04 SHALL CONSTITUTE OBLIGATIONS SECURED BY THIS DEED OF TRUST AND SHALL BE PAYABLE ON DEMAND.  THE AGREEMENTS IN THIS SECTION 9.04 SHALL SURVIVE REPAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE UNDER THE LOAN DOCUMENTS.

Section 9.05.     ENTIRE AGREEMENT.  THIS DEED OF TRUST REPRESENTS THE FINAL AND ENTIRE AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF.  THIS DEED OF TRUST AND THE OTHER LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 9.06.     Amendments in Writing.  No provision of this Deed of Trust shall be modified, waived or terminated, and no consent to any departure by the Grantor from any provision of this Deed of Trust shall be effective, unless the same shall be evidenced by an instrument in writing, signed by the Grantor and the Beneficiary in compliance with all the terms and provisions of the Credit Agreement.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.07.     Severability.  In the event any one or more of the provisions contained in this Deed of Trust or the application thereof to any Person or circumstance shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, or cause this Deed of Trust not to be entitled to be recorded, registered or filed, the remaining provisions of this Deed of Trust or the application of such provisions to other Persons or circumstances shall not be invalidated, rendered unenforceable or otherwise affected thereby, and each provision of this Deed of Trust shall be valid and enforced to the fullest extent permitted under applicable law.

Section 9.08.     Compliance with Usury Laws.  It is the intent of the Beneficiary, the other Secured Parties, and the Grantor to conform to and contract in strict compliance with all applicable usury laws from time to time in effect.  All agreements (including the Loan Documents) between or among the Beneficiary, the other Secured Parties and the Grantor (or any other party liable with respect to any of the Obligations under the Loan Documents) are hereby limited by the provisions of this Section which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral.  In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged or received under this Deed of Trust, any other Loan Document, or otherwise, exceed the maximum nonusurious amount permissible under applicable law.  If, from any possible construction of this Deed of Trust, any other Loan Document, or any other document, interest would otherwise be taken, reserved, contracted for, charged or payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this Section and this Deed of Trust, such other Loan Document, and such other document shall be automatically reformed and the interest taken, reserved, contracted for, charged or payable shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document.  If the Beneficiary shall ever receive anything of value which is interest or characterized as interest under applicable law and which would apart from this provision be in excess of the maximum lawful nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Note (in accordance with Section 8.13 of the Credit Agreement, in the case of the Term Note) and not to the payment of interest, or refunded to the Grantor if and to the extent such amount which would have been excessive exceeds such unpaid principal.  The right to accelerate maturity of the Note and the other Obligations does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Beneficiary does not intend to charge or receive any unearned interest in the event of acceleration.  All interest paid or agreed to be paid to the Lender under the Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Note so that the amount of interest on account of the Note does not exceed the maximum nonusurious amount permitted by applicable law.  As used in this Section, (i) the term "applicable law" shall mean such laws as they now exist or may be changed or amended or come into effect in the future and (ii) the term "interest" includes all amounts that constitute, are deemed, or are characterized as interest under applicable law.

Section 9.09.     Successors and Assigns.  This Deed of Trust shall be binding upon and inure to the benefit of the Beneficiary, the Trustee, and the Grantor and their respective successors and assigns; provided, however, that the Grantor shall not, without the prior written consent of the Beneficiary, assign any rights, duties or obligations hereunder.

Section 9.10.    GOVERNING LAW, ETC.  THIS DEED OF TRUST AND THE RIGHTS AND OTHER OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

Section 9.11.     WAIVER OF TRIAL BY JURY.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS DEED OF TRUST OR ANY TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12.      Submission To Jurisdiction.  The Grantor hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Deed of Trust and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of Texas, the courts of the United States of America for the Southern District of Texas, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 9.02 or at such other address of which the Beneficiary shall have been notified pursuant thereto; and

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

Section 9.13.      Acknowledgements.  The Grantor hereby acknowledges and agrees that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Deed of Trust and the other Loan Documents to which it is a party, and this Deed of Trust shall be construed as if jointly drafted by the parties hereto;

(b)           the Beneficiary has no any fiduciary relationship with or duty to the Grantor arising out of or in connection with this Deed of Trust or any other Loan Document, and the relationship between the Grantor, on the one hand, and the Beneficiary and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Beneficiary and the other Secured Parties or among the Grantor, the Beneficiary and the other Secured Parties.

Section 9.14.     Independence of Covenants.  All covenants and agreements hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants or agreements, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant or agreement, shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

Section 9.15.     Sole Discretion.  Whenever the Beneficiary's or the Trustee's judgment, consent or approval is required hereunder for any matter, or either of them shall have an option or election hereunder, such judgment, the decision as to whether or not to consent to or approve the same or the exercise of such option or election shall be in the sole discretion of the Beneficiary or the Trustee, as the case may be, unless otherwise expressly indicated herein to be reasonably given or exercise.

Section 9.16.     Subrogation.  If any or all of the proceeds of the extensions of credit under the Loan Documents have been used to extinguish, extend or renew any indebtedness heretofore existing against the Property, then, to the extent of the funds so used, the Beneficiary shall be subrogated to all of the rights, claims, Liens, titles, and interests existing against the Property heretofore held by, or in favor of, the holder of such indebtedness and such former rights claims, Liens, titles and interests, if any, are not waived but rather are continued in full force and effect in favor of the Beneficiary and are merged with the Lien and security interest created herein as cumulative security for the payment and performance of the Obligations.

Section 9.17.     Co-Agents.  At any time or times, in order to comply with any legal requirement in any jurisdiction, the Beneficiary may appoint another bank or trust company or one or more other Persons, either to act as co-agent or co-agents, jointly with the Beneficiary, or to act, in accordance with the provisions of this Deed of Trust, as separate agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment.

Section 9.18.     Right to Deal.  In the event that ownership of the Property becomes vested in a Person other than the Grantor, the Trustee and the Beneficiary may, without notice to the Grantor, deal with such successor or successors in interest with reference to this Deed of Trust or the Obligations in the same manner as with the Grantor, without in any way impairing or discharging the Grantor's liability hereunder or for the payment and performance of the Obligations or being deemed a consent to such vesting.

Section 9.19.      No Merger.

(a)           If both the lessor's and the lessee's interest under any Lease with constitutes a part of the Property shall at any time become vested in any one Person, this Deed of Trust and the Lien and the security interest created hereby shall not be destroyed or terminated by the application of the doctrine of merger and, in such event, the Trustee and the Beneficiary shall continue to have and enjoy all of the rights and privileges of the Trustee and the Beneficiary hereunder to each separate estate.

(b)           Upon the foreclosure of the Lien created hereby on the Property, as herein provided, any Leases then existing shall not be destroyed or terminated by application of the doctrine of merger or as a matter of law or as a result of such foreclosure unless the Trustee or the Beneficiary or any purchaser at a foreclosure sale shall so elect by notice to the lessee in question.

Section 9.20.     Duplicate Originals; Counterparts.  This Deed of Trust may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Deed of Trust may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Deed of Trust. The failure of any party hereto to execute this Deed of Trust, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 9.21.     Termination.  This Deed of Trust shall cease, terminate and thereafter be of no further force and effect (except for those provisions expressly stated to survive the termination hereof) in the event all of the Obligations shall have been paid in full.  Upon such termination and at the Grantor's request and expense, the Beneficiary shall execute and deliver to the Grantor an instrument, in proper form for recording, without warranty, releasing this Deed of Trust.

Section 9.22.     Waiver of Setoff.  All payments by the Grantor hereunder shall be made without setoff, counterclaim, recoupment or other defense, and shall be made free and clear of, and without deduction for, any Taxes.

Section 9.23.     Dealing with the Property.  The Beneficiary shall have the right to release any portion of the Property to or at the request of the Grantor, for such consideration as the Beneficiary may require without, as to the remainder of the Property, in any way impairing or affecting the Lien or priority of this Deed of Trust, or improving the position of any subordinate lienholder with respect thereto, and may accept by assignment, pledge or otherwise any other property in place thereof as the Beneficiary may require without being accountable therefor to any other lienholder.

Section 9.24.     Lien Absolute.  All rights of the Beneficiary and the other Secured Parties, all Liens and all obligations of the Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement or any other Loan Document, (b) any change in the time, manner or place of payment of, or in any other term or provision in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from the Credit Agreement or any other Loan Document, (c) any exchange or release of, or non-perfection of any Lien on any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations, or (d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, the Grantor in respect of the Obligations.

Section 9.25.    [Multistate Transaction.  The Grantor acknowledges that this Deed of Trust is one of a number of mortgages, deeds of trust or similar instruments ("Other Mortgages") that secure the Obligations.  The Grantor agrees that the Lien of this Deed of Trust shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of the Beneficiary, and without limiting the generality of the foregoing, the Lien hereof shall not be impaired by any acceptance by the Beneficiary of any security for or guarantees of the Obligations, or by any failure, neglect or omission on the part of the Beneficiary to realize upon or protect any obligation or any collateral security therefor including the Other Mortgages.  The Lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations or of any of the collateral security therefor, including the Other Mortgages or of any guarantee thereof, and, to the fullest extent permitted by applicable law, the Beneficiary may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages without first exercising or enforcing any of its rights and remedies hereunder.  Such exercise of the Beneficiary's rights and remedies under any or all of the Other Mortgages shall not in any manner impair the indebtedness hereby secured or by the Lien of this Deed of Trust and any exercise of the rights or remedies of the Beneficiary hereunder shall not impair the Lien of any of the Other Mortgages or any of the Beneficiary's rights and remedies thereunder.  To the fullest extent permitted by applicable law, the Grantor specifically consents and agrees the Beneficiary may exercise its rights and remedies hereunder and under the Other Mortgages separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.]

ARTICLE X

ADDITIONAL TEXAS LAW PROVISIONS

Section 10.01.   Foreclosure Pursuant to Power of Sale.  Any foreclosure by power of sale permitted by this Deed of Trust shall be conducted in accordance with Section 51.002 of the Texas Property Code as amended or superseded from time to time.

Section 10.02.   Deficiency Statute.  Alternative to Waiver.  In the event the waiver in Section 6.06(e) above is determined by a court of competent jurisdiction to be unenforceable, the following shall be the basis for the determination of the fair market value of the Property as of the date of the foreclosure sale in proceedings governed by Sections 51.003, 51.004 and 51.005 of the Texas Property Code (as amended from time to time):  (a) the Property shall be valued in an "as is" condition as of the date of the foreclosure sale, without any assumption or expectation that the Property will be repaired or improved in any manner before a resale of the Property after foreclosure; (b) the valuation shall be based upon an assumption that the foreclosure purchaser desires a resale of the Property for cash promptly (but no later than twelve (12) months) following the foreclosure sale; (c) all reasonable closing costs customarily borne by the seller in commercial real estate transactions should be deducted from the gross fair market value of the Property, including, without limitation, brokerage commissions, title insurance, a survey of the Property, tax prorations, attorneys' fees, and marketing costs; (d) the gross fair market value of the Property shall be further discounted to account for any estimated holding costs associated with maintaining the Property pending sale, including, without limitation, utilities expenses, property management fees, taxes and assessments (to the extent not accounted for in clause (c) above), and other maintenance, operational and ownership expenses; and (e) any expert opinion testimony given or considered in connection with a determination of the fair market value of the Property must be given by persons having at least five (5) years experience in appraising property similar to the Property and who have conducted and prepared a complete written appraisal of the Property taking into consideration the factor set forth above.

ARTICLE XI

TRUSTEE

Section 11.01.   Concerning the Trustee.  The Trustee shall be under no duty to take any action hereunder except as expressly required hereunder or by law, or to perform any act which would involve the Trustee in any expense or liability or to institute or defend any suit in respect hereof, unless properly indemnified to the Trustee's reasonable satisfaction.  The Trustee, by acceptance of this Deed of Trust, covenants to perform and fulfill the trusts herein created, being liable, however, only for gross negligence or willful misconduct, and hereby waives any statutory fee and agrees to accept reasonable compensation, in lieu thereof, for any services rendered by the Trustee in accordance with the terms hereof.  The Trustee may resign at any time upon giving thirty (30) days prior written notice to the Grantor and to the Beneficiary.  The Beneficiary may remove the Trustee at any time or from time to time, with or without cause or notice, and appoint a successor trustee.  In the event of the death, removal, resignation, refusal to act, or inability to act of the Trustee, or in its sole discretion for any reason whatsoever, the Beneficiary may, without notice and without specifying any reason therefor and without applying to any court, select and appoint a successor trustee, and all powers, rights, duties and authority of the Trustee, as aforesaid, shall thereupon become vested in such successor.  Such substitute trustee shall not be required to give bond for the faithful performance of the duties of the Trustee hereunder unless required by the Beneficiary.  The procedure provided for in this Section for substitution of the Trustee shall be in addition to and not in exclusion of any other provisions for substitution, by law or otherwise.  The Trustee shall not be responsible for the execution, acknowledgement, or validity of the Loan Documents, or for the property action taken thereof, or for the sufficiency of the lien and security interest created hereby, and the Trustee makes no respect of the rights and remedies of the Beneficiary.

Section 11.02.   Trustee's Fees.  The Grantor shall pay all reasonable costs, fees and expenses incurred by the Trustee and the Trustee's agents and counsel in connection with the performance by the Trustee of the Trustee's duties hereunder and all such costs, fees and expenses shall be Obligations secured by this Deed of Trust.

Section 11.03.   Certain Rights.  With the approval of the Beneficiary, the Trustee shall have the right to take any and all of the following actions:  (a) to select, employ, and advise with counsel (who may be, but need not be, counsel for the Beneficiary) upon any matters arising hereunder, including the preparation, execution, and interpretation of this Deed of Trust or the other Loan Documents, and shall be fully protected in relying as to legal matters on the advice of counsel, (b) to execute any of the trusts and powers hereof and to perform any duty hereunder either directly or through his/her agents or attorneys, (c) to select and employ, in and about the execution of his/her duties hereunder, suitable accountants, engineers and other experts, agents and attorneys-in-fact, either corporate or individual, not regularly in the employ of the Trustee, and the Trustee shall not be answerable for any act, default, negligence, or misconduct of any such accountant, engineer or other expert, agent or attorney-in-fact, if selected with reasonable care, or for any error of judgment or act done by the Trustee in good faith, or be otherwise responsible or accountable under any circumstances whatsoever, except for the Trustee's gross negligence or bad faith, and (d) any and all other lawful action as the Beneficiary may instruct the Trustee to take to protect or enforce the Beneficiary's rights hereunder.  The Trustee shall not be personally liable in case of entry by the Trustee, or anyone entering by virtue of the powers herein granted to the Trustee, upon the Property for debts contracted for or liability or damages incurred in the management or operation of the Property.  The Trustee shall have the right to rely on any instrument, document, or signature authorizing or supporting any action taken or proposed to be taken by the Trustee hereunder, believed by the Trustee in good faith to be genuine.  The Grantor shall reimburse the Trustee for all costs and expenses incurred by the Trustee in the performance of the Trustee's duties hereunder and for reasonable compensation for such of the Trustee's services hereunder as shall be rendered.  Notwithstanding anything herein to the contrary, the Trustee shall not exercise or waive the exercise of any of its rights, powers or remedies hereunder or otherwise act or refrain from acting hereunder unless directed to do so by the Beneficiary, and the Trustee shall exercise or waive the exercise of any of its rights, powers or remedies hereunder and otherwise act or refrain from acting when and in the manner directed by the Beneficiary, provided that the Trustee shall not be required to follow any direction of the Beneficiary if the Trustee has been advised by counsel that such action would violate applicable law.

Section 11.04.   Retention of Money.  All moneys received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by applicable law) and the Trustee shall be under no liability for interest on any moneys received by the Trustee hereunder.

Section 11.05.   Perfection of Appointment.  Should any deed, conveyance, or instrument of any nature be required from the Grantor by any the Trustee or substitute trustee to more fully and certainly vest in and confirm to the Trustee or substitute trustee such estates rights, powers, and duties, then, upon request by the Trustee or substitute trustee, any and all such deeds, conveyances and instruments shall be made, executed, acknowledged, and delivered and shall be caused to be recorded and/or filed by the Grantor.

Section 11.06.   Succession Instruments.  Any substitute trustee appointed pursuant to any of the provisions hereof shall, without any further act, deed, or conveyance, become vested with all the estates, properties, rights, powers, and trusts of its or his/her predecessor in the rights hereunder with like effect as if originally named as the Trustee herein; but nevertheless, upon the written request of the Beneficiary or of the substitute trustee, the Trustee ceasing to act shall execute and deliver any instrument transferring to such substitute trustee, upon the trusts herein expressed, all the estates, properties, rights, powers, and trusts of the Trustee so ceasing to act, and shall duly assign, transfer and deliver any of the property and moneys held by such the Trustee to the substitute trustee so appointed in the Trustee's place.

IN WITNESS WHEREOF, this Deed of Trust has been duly executed and delivered by the Grantor on [______], 20[__], and is intended to be effective as of the date first above written.

GRANTOR:

[	]

By:
Name:
Title:

THE STATE OF TEXAS	§
§
COUNTY OF __________	§

(A)           This instrument was acknowledged before me on the ____ day of ______________, 200__, by _____________________________________________ of [specify the Grantor], a [specify type of entity], on behalf of said _________________.

Notary Public in and for the State of Texas
Printed Name:

[SEAL]
My Commission Expires:_________

EXHIBIT A

Land

EXHIBIT B

Permitted Exceptions

EXHIBIT D TO
CREDIT AGREEMENT

FORM OF TERM NOTE

TERM NOTE
$25,000,000	March [__], 2009

FOR VALUE RECEIVED, the undersigned, Sanders Morris Harris Group, Inc., a Texas corporation (the "Borrower"), hereby unconditionally promises to pay to the order of Prosperity Bank (the "Lender"), at the Funding Office, in lawful money of the United States of America and in immediately available funds, the principal amount of (a) Twenty-Five Million Dollars ($25,000,000.00), or, if less, (b) the unpaid principal amount of the Loan made by the Lender to the Borrower pursuant to Section 2.01 of the Credit Agreement (as hereinafter defined).  The principal amount of this Note shall be payable in the amounts and on the dates specified in the Credit Agreement.  The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Note is authorized to endorse on the schedule annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of the Loan of the Lender and the date and amount of each payment or prepayment of principal thereof.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.  The failure to make any such endorsement (or any error therein) shall not affect the obligations of the Borrower in respect of any Loan or the Credit Agreement.

This Note (a) is the Term Note referred to in the Credit Agreement dated as of March [__], 2009 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), between the Borrower and the Lender, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.  This Note is secured and guaranteed as provided in the Security Documents.  Reference is hereby made to the Security Documents for a description of  the properties and assets in which a lien or security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the liens and security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest, notice of acceleration and intent to accelerate, and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

BORROWER:

SANDERS MORRIS HARRIS GROUP, INC.,
a Texas corporation

By:
Name:
Title:

Schedule to Term Note

Date Loan Made or Paid	Principal Amount of Loan	Amount of Principal Paid	Outstanding Principal Balance of Note	Notation Made By

EXHIBIT E TO
CREDIT AGREEMENT

FORM OF LEGAL OPINION

_______, 200_

____________________, as Lender

________________________

________________________

Ladies/Gentlemen:

We have acted as counsel to ___________, a _____________ (the "Borrower"), and its Subsidiaries in connection with (a) the Credit Agreement, dated as of ______,  ____ (the "Credit Agreement"), among the Borrower, Prosperity Bank, as administrative agent for the Lenders (in such capacity, the "Lender") and (b) the Term Note and the other Loan Documents referred to in the Credit Agreement.

The opinions expressed below are furnished to you pursuant to Section 3.01(h) of the Credit Agreement.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.  The State of Texas is referred to herein as the UCC Jurisdiction.

In arriving at the opinions expressed below,

we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of each of (1) the Credit Agreement, (2) the Term Note dated the date hereof and (3) the other Loan Documents listed on Schedule 1 attached hereto (the Credit Agreement, the Note and such other documents being hereinafter referred to collectively as the "Transaction Documents");

we have examined time-stamped copies of the financing statements listed on Schedule 2 (collectively, the "Financing Statements") naming the relevant Loan Party as debtor and the Lender as secured party and describing the Collateral (as defined in the Guarantee and Security Agreement) as to which security interests may be perfected by filing financing statements under the Uniform Commercial Code of the State of Texas (the "UCC Filing Collateral"), which have been filed in the filing offices listed on Schedule 2 (the "UCC Filing Offices");

we have examined the reports listed on Schedule 3 as to UCC financing statements (collectively, the "UCC Search Report"); and

we have examined such corporate documents and records of the Loan Parties and such other instruments and certificates of public officials, officers and representatives of the Loan Parties and other Persons as we have deemed necessary or appropriate for the purposes of this opinion.

In arriving at the opinions expressed below, we have made such investigations of law, in each case as we have deemed appropriate as a basis for such opinions.

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (a) the authenticity of all documents submitted to us as originals, (b) the genuineness of all signatures on all documents that we examined (other than those of the Loan Parties and officers of the Loan Parties), and (c) the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies.

When our opinions expressed below are stated "to the best of our knowledge," we have made reasonable and diligent investigation of the subject matter of such opinions and have no reason to believe that there exist any facts or other information that would render such opinions incomplete or incorrect.

Based upon and subject to the foregoing, we are of the opinion that:

1.           Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified could not, in the aggregate, have a Material Adverse Effect.

2.           The Borrower has the corporate power and authority, and the legal right, to execute, deliver and perform its obligations under the Credit Agreement and each of the other Transaction Documents to which it is a party and to borrow under the Credit Agreement.  Each other Loan Party has the corporate or other organizational power and authority, and the legal right, to execute, deliver and perform its obligations under each of the other Transaction Documents to which it is a party.  The Borrower has taken all necessary corporate action to authorize the borrowings on the terms and conditions of the Credit Agreement and the other Transaction Documents, to grant the liens and security interests contemplated by the Security Documents to which it is a party and to authorize the execution, delivery and performance of the Credit Agreement and the other Transaction Documents to which it is a party.  Each other Loan Party has taken all necessary corporate or other organizational action to grant the liens and security interests contemplated by the Security Documents to which it is a party and to authorize the execution, delivery and performance by it of the Transaction Documents to which it is a party.  Except for consents, authorizations, approvals, notices and filings described on Schedule 6 attached hereto, all of which have been obtained, made or waived and are in full force and effect, and the filings and recordings described on Schedules 2, 4 and 8 attached hereto, no consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings under the Credit Agreement or with the execution, delivery, performance, validity or enforceability of the Credit Agreement and the other Transaction Documents or the perfection of the liens and security interests created by the Security Documents.

5

3.           Each of the Transaction Documents to which a Loan Party is a party has been duly executed and delivered on behalf of each Loan Party that is a party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable against each such Loan Party in accordance with its terms.

4.           The execution and delivery of the Transaction Documents by the Loan Parties, the performance by the Loan Parties of their respective obligations thereunder, the consummation of the transactions contemplated thereby, the compliance by the Loan Parties with any of the provisions thereof, the borrowings under the Credit Agreement and the use of proceeds thereof, all as provided therein, of any Loan Party (a) will not violate, or constitute a default under, any Requirement of Law or any Contractual Obligation of any Loan Party and (b) will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues, except the liens and security interests created pursuant to the Security Documents.

5.           To the best of our knowledge, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or threatened by or against any Loan Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Agreement or any of the other Transaction Documents, or (b) which could reasonably be expected to have a Material Adverse Effect.

6.           To the best of our knowledge, none of the Loan Parties nor any of their respective Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.           None of the Loan Parties is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.  [None of the Loan Parties is subject to regulation under any Federal or state statute or regulation which limits its ability to incur Indebtedness.]

8.           Schedule 7 attached hereto sets forth, as of the date hereof, the number of authorized, issued and outstanding shares of each class of Equity Interests of each Subsidiary of Holdings, the names and record owners of such shares and the number of shares owned of record by each such owner.  There are no outstanding subscriptions, options, warrants, calls, rights (including preemptive rights) or any other agreements or commitments of any nature with respect to the Equity Interests of any Subsidiary.  All of the Equity Interests described on Schedule 7 attached hereto have been duly authorized and validly issued, and are fully paid and nonassessable and represent the percentages of the issued and outstanding Equity Interests of the issuers thereof specified on Schedule 7 attached hereto.

6

9.           The provisions of the Guarantee and Security Agreement create in favor of the Lender, a legal, valid and enforceable security interest in the Pledged Equity Interests, the Pledged Notes, the Pledged Debt Securities, and the Proceeds thereof (as those terms are defined in the Guarantee and Security Agreement) as security for the Obligations.  The actions specified in Schedule 3 of the Guarantee and Security Agreement are all of the actions necessary to perfect the security interest of the Lender in the Pledged Equity Interests, the Pledged Notes, and the Pledged Debt Securities and the security interest of the Lender in the Pledged Equity Interests, the Pledged Notes and the Pledged Debt Securities is a perfected security interest.  Assuming the Lender acquires its interest in the Pledged Equity Interests without notice of any adverse claims and that each certificate evidencing shares of the Pledged Equity Interests is either in bearer form or registered form, issued or indorsed in the name of the Lender or in blank, the Lender will acquire its security interest in the Pledged Equity Interests free of adverse claims.

10.           The provisions of the Guarantee and Security Agreement create in favor of the Lender, a legal, valid and enforceable security interest in the UCC Filing Collateral as security for the Obligations.  The provisions of the Guarantee and Security Agreement are sufficient to constitute authorization of the filing of the Financing Statements for purposes of Section 9-509 of the Uniform Commercial Code as in effect in each of the UCC Jurisdictions.  The Financing Statements include all of the types of information required by Section 9-516 of the Uniform Commercial Code as in effect in each of the UCC Jurisdictions in order for the Financing Statements to be in appropriate form for filing in the UCC Filing Offices in such jurisdictions.  Each Loan Party is a "registered organization" within the meaning of the Uniform Commercial Code as in effect in the UCC Jurisdiction in which it was incorporated or otherwise organized.  The  Lender, upon the filing of the Financing Statements in the UCC Filing Offices, will have a perfected security interest in the UCC Filing Collateral.  The UCC Search Report sets forth the proper filing offices and the proper debtors necessary to identify those Persons who have on file in the jurisdictions listed on Schedule 2 financing statements covering the UCC Filing Collateral as of the dates and times specified on Schedule 3.  Except for the matters listed on Schedule 3, the UCC Search Report identifies no Person who has filed in any UCC Filing Office a financing statement describing the UCC Filing Collateral prior to the effective dates of the UCC Search Report.

11.           The provisions of the Guarantee and Security Agreement create in favor of the Lender, a legal, valid and enforceable security interest in the Intellectual Property as security for the Obligations.  The Lender, upon the filing of the Intellectual Property Filings in the Intellectual Property Filing Offices, will have a perfected security interest in the Intellectual Property.  The Intellectual Property Search Report sets forth the proper filing offices and the proper debtors necessary to identify those Persons who have on file in the jurisdictions listed on Schedule 4 and in the United States Patent and Trademark Office or the United States Copyright Office financing statements or other filings covering the Intellectual Property as of the dates and times specified on Schedule 5.  Except for the matters listed on Schedule 5, the Intellectual Property Search Report identifies no Person who has filed in any Intellectual Property Filing Office a financing statement or other Lien instrument describing the Intellectual Property prior to the effective dates of the Intellectual Property Search Report.

7

12.           [The Guarantee and Security Agreement and the Deposit Account Control Agreement identified on Schedule 1 together create in favor of the Lender as security for the Obligations, a perfected security interest in the rights of [specify Loan Party] in the deposit account[s] that [is] [are] subject to such Deposit Account Control Agreement.]

13.           [The Guarantee and Collateral Agreement and the Securities Account Control Agreement identified on Schedule 1 together create in favor of the Administrative Agent, as security for the Obligations, a perfected security interest in the rights of [specify the Loan Party] in the security entitlements that constitute Investment Property (as defined in the Guarantee and Collateral Agreement) of [specify Loan Party] ..  No security interest of any creditor of such Loan Party will be equal to or prior to such security interest of the Administrative Agent in such security entitlements.]

14.           The provisions of the Loan Documents (without regard for any provisions thereof limiting the payment of interest or any other sums thereunder to the highest rate permitted by applicable law) do not violate any Requirement of Law of the State of Texas or any political subdivision thereof pertaining to usury.

15.           The making of the Loans and the issuance of Letters of Credit and the application of the proceeds thereof will not violate Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

Our opinions set forth in paragraph [3] and paragraph [14(d)] above are subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

We are members of the bar of the State[s] of _____________ and we express no opinion as to the laws of any jurisdiction other than the laws of the State[s] of ________, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America [and, to the extent relevant to the opinions expressed in paragraph 10, the Uniform Commercial Code as in effect in the UCC Jurisdictions].

This opinion has been rendered solely for your benefit and for the benefit of the permitted assigns of the Lenders and Participants pursuant to Section 8.06 of the Credit Agreement in connection with the Credit Agreement and the transactions contemplated thereby and may not be used, circulated, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent; provided, however, that this opinion may be delivered to your regulators, accountants, attorneys and other professional advisers and may be used in connection with any legal or regulatory proceeding relating to the subject matter of this opinion.

Very truly yours,

8

Schedule 1

TRANSACTION DOCUMENTS

9

Schedule 2

FINANCING STATEMENTS

State	Filing Office

10

Schedule 3

UCC SEARCH REPORT[S]

Search Service	Search Date	Effective Date	State	UCC Filing Office	Name of Debtor	Exceptions Disclosed

11

Schedule 4

FINANCING STATEMENTS

AND OTHER FILINGS

FOR THE INTELLECTUAL PROPERTY COLLATERAL

UCC Financing Statements

State	Filing Office

Federal Filings

United States Patent and Trademark Office	United States Copyright Office

[Foreign Filings]

12

Schedule 5

INTELLECTUAL PROPERTY SEARCH REPORT[S]

UCC Financing Statements

Search Service	Search Date	Effective Date	State	Filing Office	Name of Debtor	Exceptions Disclosed

Federal Filings

Search Service	Search Date	Effective Date	Filing Office	Name of Debtor	Exceptions Disclosed

U.S. Patent and Trademark Office
U.S. Copyright Office

13

Schedule 6

CONSENTS, AUTHORIZATIONS, APPROVALS,

NOTICES AND FILINGS

14

SCHEDULE 7

EQUITY INTERESTS OF

SUBSIDIARIES OF THE BORROWER

15

Schedule 8

MORTGAGE RECORDING OFFICE[S]

16

EXHIBIT F TO
CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

I, ____________________, hereby certify that I am the chief financial officer of each of the companies listed on Schedule I hereto (the "Companies") and that I am duly authorized to execute this Solvency Certificate, which is hereby delivered on behalf of each of the Companies pursuant to Section 3.01 of that certain Credit Agreement, dated as of March [__], 2009 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; the terms used but not defined herein having the meanings therein defined), between Sanders Morris Harris Group, Inc., a Texas corporation, as Borrower, and Prosperity Bank, as Lender.

I further certify that I am generally familiar with the properties, businesses and assets of each of the Companies and its Subsidiaries and have carefully reviewed the Loan Documents and the contents of this Solvency Certificate and in connection herewith, have reviewed such other documentation and information and have made such investigations and inquiries as I have deemed necessary and prudent therefor.  I further certify that the financial information and assumptions that underlie and form the basis for the representations made in this Solvency Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

I understand that the Lender is relying on the truth and accuracy of this Solvency Certificate in connection with the transactions contemplated in the Loan Documents.

I hereby further certify that:

•           On the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the other Loan Documents, the present fair saleable value of the assets of each of the Companies exceeds the amount that will be required to pay the probable liabilities of such Company on its debts as they become absolute and matured.

•           On the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the other Loan Documents, each Company does not have an unreasonably small capital with which to engage in its anticipated businesses.  In reaching this conclusion, I understand that "unreasonably small capital" depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusions based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by such Company.

•           Each Company does not intend or believe that it will incur debts and liabilities that will be beyond its ability to pay or refinance such debts or liabilities as they mature.

•           Each Company does not intend, in consummating the transactions contemplated by the Credit Agreement and the other Loan Documents, to hinder, delay or defraud either present or future creditors or any other Person to which such Company is or will become on or after the date hereof, indebted.

•           In reaching the conclusions set forth in this Solvency Certificate, I have considered, among other things:

 o           the cash and other current assets of each Company reflected in the December 31, 2008 consolidated and consolidating balance sheet of such Company and its consolidated Subsidiaries;

 o           all contingent liabilities of each Company, including without limitation, any claims arising out of, pending or, to the best knowledge of the undersigned, threatened litigation against such Company, and in so doing, such Company has computed the amount of each such contingent liability as the amount that, in light of all the facts and circumstances existing on the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability;

 o           all obligations and liabilities of each Company, whether matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, subordinated, absolute, fixed or contingent, including, among other things, claims arising out of, pending, or to the best knowledge of the undersigned, threatened litigation against such Company, and in so doing, such Company has computed the amount of each such contingent liability as the amount that, in light of all the facts and circumstances existing on the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability;

 o           historical and anticipated growth in the sales volume of each Company and in the income stream generated by such Company;

 o           the customary terms of the trade payables of each Company;

 o           the amount of the credit extended by and to customers of each Company;

 o           the amortization requirements of the Credit Agreement and the anticipated interest payable on the Loans under the Credit Agreement; and

 o           the level of capital customarily maintained by each Company and other entities engaged in the same or similar business as the business of such Company.

Delivery of an executed counterpart of a signature page to this Solvency Certificate by facsimile shall be effective as delivery of a manually executed counterpart of this Solvency Certificate.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Chief Financial Officer has executed this Solvency Certificate in his corporate capacity and on behalf of each of the Companies specified herein this ____ day of March, 2009.

By:
Name:
Title: Chief Financial Officer

On Behalf of Each of the Companies

SCHEDULE I TO SOLVENCY CERTIFICATE

[Companies]

EXHIBIT G TO
CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

March [_________], 2009

Prosperity Bank, Lender
777 Walker Street, Suite L140
Houston, TX  77002
Attention: [____________]

Ladies and Gentlemen:

The undersigned, Sanders Morris Harris Group, Inc., a Texas corporation (the "Borrower"), refers to the Credit Agreement dated as of March [   ], 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), between the Borrower and Prosperity Bank (the "Lender").  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you irrevocable notice pursuant to Section 2.02 of the Credit Agreement that it hereby requests the Term Loan under the Credit Agreement (the "Requested Loan"), and in that connection sets forth below the information relating to such Requested Loan as required by Section 2.02 of the Credit Agreement:

The Borrowing Date of the Requested Loan is __________.

The aggregate principal amount of the Requested Loan is $25,000,000.

The undersigned hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the Borrowing Date of the Requested Loan:

The representations and warranties of each of the Loan Parties contained in each Loan Document are true and correct on and as of the date hereof and will be true and correct on and as of the Borrowing Date of the Requested Loan, both before and after giving effect to the Requested Loan and to the application of the proceeds thereof on and as of such earlier date)];

No Default or Event of Default has occurred and is continuing or would result from such Requested Loan or from the application of the proceeds thereof; [and]

Delivery of an executed counterpart of this Notice of Borrowing by facsimile will be effective as delivery of an original executed counterpart of this Notice of Borrowing.

Very truly yours,

SANDERS MORRIS HARRIS GROUP, INC.

By
Name:
Title:

EXHIBIT H TO
CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _________

To:           Prosperity Bank, as Lender

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March [____], 2009 (as amended, restated, extended, supplemented or otherwise modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined), among Sanders Morris Harris Group, Inc., a Texas corporation (the "Borrower") and Prosperity Bank, as Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ___________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for Fiscal Year-end financial statements]

1.           Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 5.01(a) of the Credit Agreement for the Fiscal Year of the Borrower and its Subsidiaries ended as of the Financial Statement Date shown above (the "Statement Date"), together with the report and opinion of an independent certified public accountant required by such section:

[Use following paragraph 1 for Fiscal Quarter-end financial statements]

1.           Attached hereto as Schedule 1 are the unaudited financial statements required by Section 5.01(b) of the Credit Agreement for the Fiscal Quarter of the Borrower and its Subsidiaries ended as of the Financial Statement Date shown above (the "Statement Date").  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.           The undersigned has reviewed and is familiar with the terms of the Credit Agreement and the other Loan Documents and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.           A review of the activities of the Borrower and the other Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and each of the other Loan Parties performed and observed all their respective Obligations under the Loan Documents, and

 [to the best knowledge of the undersigned during such fiscal period, the Borrower and each of the other Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4.           The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

For purposes of this Certificate, the information described on Schedule 1 and Schedule 2 attached hereto is provided as of _______________, 20___, and pertains to the period commencing on ___________, _____ and ending on ___________, ______ (the "Measurement Period").

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ___________, ____.

SANDERS MORRIS HARRIS GROUP, INC.

By:

Name:

Title:

SCHEDULE 1

To the Compliance Certificate

Schedule 1

SCHEDULE 2

To the Compliance Certificate
[to be provided]

EXHIBIT I TO
CREDIT AGREEMENT

FORM OF EDELMAN SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT, dated as of May [__], 2009 (as amended, restated, supplemented or otherwise modified from time to time, this "Agreement"), by and among Sanders Morris Harris Group Inc., a Texas corporation (together with its successors and permitted assigns, the "Borrower"), Frederic M. Edelman, an individual resident of the Commonwealth of Virginia (together with his successors and permitted assigns, the "Subordinated Creditor", and Prosperity Bank, a Texas corporation (together with its successors and assigns, the "Senior Creditor"; each of the Borrower, the Subordinated Creditor and the Senior Creditor are referred to herein from time to time individually as a "Party" and collectively as the "Parties").  Unless otherwise specified herein, capitalized terms used but not defined herein shall have the meanings specified in the Senior Credit Agreement (defined below).

WHEREAS, the Borrower has entered into (a) that certain Reorganization and Purchase Agreement, dated as of May 10, 2005, among the Borrower, the Subordinated Creditor, The Edelman Financial Center, Inc. ("EFC Inc.") and The Edelman Financial Center, LLC ("EFC LLC"), pursuant to which the Borrower has and will from time to time purchase certain limited liability company membership interests in EFC LLC from EFC Inc. and the Subordinated Creditor from time to time (the "Purchase Agreement"), (b) that certain Letter Loan Agreement and Letter Agreement, each dated December 8, 2006, between the Borrower and Edelman Financial Advisors, LLC ("EFA LLC"), pursuant to which the Borrower agreed to make certain loans to EFA and acquired 10 units (10%) of the limited liability company membership interests in EFA (the "Letter Agreements"), and (c) that certain Credit Agreement, dated as of May [__], 2009, between the Borrower and the Senior Creditor (as amended, restated, renewed, replaced, refinanced, restructured, supplemented or otherwise modified from time to time, the "Senior Credit Agreement"), pursuant to which the Borrower has issued that certain Term Note, dated May [__], 2009 (as amended, restated, renewed, replaced, refinanced, restructured, supplemented or otherwise modified from time to time, the "Senior Note"), payable to the order of the Senior Creditor in the original principal amount of $25,000,000 (the "Senior Loan") (the Senior Credit Agreement, the Senior Note, all other Loan Documents, and all other agreements, instruments and documents from time to time made, entered into, executed or delivered in connection therewith, as any of the foregoing may be amended, restated, renewed, replaced, refinanced, restructured, supplemented or otherwise modified from time to time being referred to herein individually as a "Senior Loan Document" and collectively as the "Senior Loan Documents"; the Senior Loan, all accrued and unpaid interest thereon, and any and all other loans, indebtedness, liabilities, obligations, indemnities, costs, fees, covenants and expenses of any kind owing at any time and from time by to time by the Borrower to the Senior Creditor arising from, out of, under or in connection with any Senior Loan Document, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter arising (including, without limitation, all interest accruing at the then applicable rate provided in the Senior Credit Agreement after the maturity of the Senior Loan and interest accruing at the then applicable rate provided in the Senior Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) being referred to herein individually and collectively as the "Senior Debt");

WHEREAS, under the Purchase Agreement, the Borrower has agreed to acquire certain additional limited liability company membership interests in EFA LLC (the "Specified EFA Interests") from Edward Moore, an individual, and the Subordinated Creditor (collectively, the "Sellers") as described further therein;

WHEREAS, as partial consideration for the Specified EFA Interests, the Borrower has on or about the date hereof issued that certain Unsecured Subordinated Promissory Note, dated May [__], 2009 (as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms and provisions of this Agreement, the "Subordinated Note"), payable to the order of the Subordinated Creditor in the original principal amount of $10,000,000 (the "Subordinated Loan") the terms of which provide that the original principal amount of and all accrued and unpaid interest on the Subordinated Loan shall be due and payable on [____] [__], 2010 (the "Subordinated Loan Maturity Date") (the Subordinated Note, the Purchase Agreement, the Letter Agreements, and all other agreements, instruments and documents at any time and from time to time made, entered into, executed or delivered between the Borrower and the Subordinated Creditor with respect to the Subordinated Loan or any other Subordinated Debt (defined below) being referred to herein individually as a "Subordinated Loan Document" and collectively as the "Subordinated Loan Documents"; the Subordinated Loan and all other loans, indebtedness, liabilities, obligations, indemnities, costs, fees, covenants and expenses of any kind owing at any time and from time to time by the Borrower to the Subordinated Creditor arising from, out of, under or in connection with any Subordinated Loan Document, or any other agreement, instrument or document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising (other than the Purchase Agreement and the Registration Rights Agreement dated May 10, 2005, among the Borrower, the Subordinated Creditor and EFC, Inc.) are referred to herein individually and collectively as the "Subordinated Debt");

WHEREAS, the Subordinated Creditor will benefit directly and indirectly from the Senior Loan, the sale of the Specified EFA Interests, the issuance of the Subordinated Note, the incurrence by the Borrower of the Subordinated Loan and the other Subordinated Debt, and the execution, delivery and performance of the Subordinated Loan Documents;

WHEREAS, as consideration for and as an inducement to the Senior Creditor to make the Senior Loan and to enter into the Senior Loan Documents with the Borrower, the Subordinated Creditor has agreed to enter into this Agreement and to subordinate all of its rights to collect, receive payment of and to enforce the Subordinated Debt as set forth herein; and

WHEREAS, the Parties desire to enter into this Agreement to evidence such subordination.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

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Section 1.     Recitals.  Each recital to this Agreement is hereby incorporated by reference into this Agreement.  The Parties hereby acknowledge and agree that each such recital is true and correct in all respects.

Section 2.     Subordination.

(a)           Notwithstanding any term or provision in any Subordinated Document to the contrary, the Subordinated Creditor hereby covenants and agrees that the Subordinated Debt shall be junior and subordinate in right of payment, to the extent and in the manner set forth in this Agreement, to the indefeasible payment and performance in full of the Senior Debt.

(b)           Except as and to the extent expressly permitted under this Section 2 or Section 11 of this Agreement, the Borrower shall not at any time pay, give or permit, directly or indirectly, and the Subordinated Creditor shall not demand, accept or receive, directly or indirectly, by set-off, prepayment, purchase, redemption or in any other manner, any payment, distribution, dividend, prepayment or any other assets or properties of the Borrower of any kind of, on, with respect to, or on account of, any of the Subordinated Debt at any time (i) prior to the Subordinated Loan Maturity Date or (ii) on or after the Subordinated Loan Maturity Date, if (A) a Default or Event of Default has occurred and is continuing under the Senior Credit Agreement at such time or (B) in the determination of the Senior Creditor at such time, a Default or an Event of Default would occur under the Senior Credit Agreement as a result of the making of such payment (each such Default, Event of Default, and other event or circumstance described or referred to in clause (A) and (B) above being referred to herein as a "Senior Default").

(c)           If the Borrower intends to pay any portion of the Subordinated Debt at any time on or after the Subordinated Loan Maturity Date, the Borrower shall deliver to the Senior Creditor, at least five (5) business days prior to the date the Borrower expects to make (and, for the avoidance of doubt, at least five (5) business days prior to the date the Borrower actually makes) such payment (any such date of expected or actual payment, a "Subordinated Debt Payment Date"), a certificate, signed by the Chief Financial Officer of the Borrower, specifying the expected Subordinated Debt Payment Date and the proposed amount of such payment and certifying to the Senior Creditor that no Senior Default has occurred and is continuing and no Senior Default will occur as a result of the Borrower making such payment on such Subordinated Debt Payment Date.  Notwithstanding the foregoing, if the Senior Creditor delivers notice to the Borrower on any day at any time prior to the making of such payment on such Subordinated Debt Payment Date that a Senior Default has occurred and is continuing or that in its determination a Senior Default will occur as a result of the making of such payment on such Subordinated Debt Payment Date (any such notice, a "Senior Default Notice"), then such payment shall be prohibited by this Section 2, the Borrower shall not make and the Subordinated Creditor shall not collect, receive or accept such payment, and the Subordinated Creditor shall not take or commence any Enforcement Action (defined below) of any kind on or with respect to such payment, any other Subordinated Debt or any Subordinated Loan Document, at any time and for any reason until the earlier to occur of (i) the date on which no Senior Default of any kind exists, as determined by the Senior Creditor and notified to the Subordinated Creditor, and (ii) with respect to any Permitted Enforcement Action (defined below) during the existence of a Senior Default, the date immediately following the last day of the Standstill Period (defined below).  [The Senior Creditor shall not deliver more than two (2) Senior Default Notices in any consecutive twelve month period after the third anniversary of the date of this Agreement.  If the Senior Creditor does not deliver a Senior Default Notice to the Borrower on or prior to such Subordinated Debt Payment Date, the Borrower may pay and the Subordinated Creditor may receive the payment on the Subordinated Debt on the Subordinated Debt Payment Date.]

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Section 3.     Insolvency Proceedings.  Without limiting any other term or provision of this Agreement, during any Insolvency Proceeding:

(a)           the Senior Creditor shall first be entitled to receive the indefeasible payment and performance in full of all of the Senior Debt and the Senior Loan Documents shall be satisfied and terminated before the Subordinated Creditor is entitled to receive any payment from the Borrower of principal or interest, whether in equity interests, cash, property or securities to which the Subordinated Creditor would, in the absence of this agreement be entitled, on the Subordinated Note or any other payment directly or indirectly arising from, out of or in connection with any of the Subordinated Debt or the Subordinated Loan Documents.

(b)           The Senior Creditor is hereby irrevocably authorized and empowered by the Subordinated Creditor (in its own name or in the name of the Subordinated Creditor or otherwise), but shall have no obligation, to (i) file proofs of claim and to vote claims pertaining to the Subordinated Debt in any Insolvency Proceeding if the Subordinated Creditor fails to so file such proof of claim or vote such claim and to take such actions as it may deem necessary or advisable for the enforcement of the provisions of this Agreement, and (ii) demand, sue for, collect and receive every payment or distribution on account of the Subordinated Debt payable or deliverable in connection with such Insolvency Proceeding to be applied toward the payment in full of the Senior Debt; provided that the Senior Creditor shall have no obligation to execute, verify, deliver or file any such proof of claim, to vote such claim or to demand, or to sue or collect such payments.  In the event that the Senior Creditor votes any claim pursuant to the authority granted hereby, the Subordinated Creditor shall not change or withdraw such vote.

(c)           The Subordinated Creditor shall, if and when requested by the Senior Creditor, execute and deliver such powers of attorney, assignments or proofs of claim or other instruments as the Senior Creditor may reasonably request to enable the Senior Creditor or the Subordinated Creditor to enforce any and all claims in respect of the Subordinated Debt and to collect and receive any and all payments and distributions which may be payable or deliverable at any time upon or in respect of any of the Subordinated Debt.

Section 4.     Turnover of Prohibited Transfers.

(a)           If any payment or distribution, whether in connection with any Insolvency Proceeding or otherwise, of any kind or character, and whether in cash, equity interests, securities or other properties, and whether through the exercise of any set-off or otherwise, shall be (i) collected, accepted or received (actually or constructively) by the Subordinated Creditor in violation of any of the terms of this Agreement, such payment or distribution shall be deemed to be received by the Subordinated Creditor in trust for the benefit of, and shall then promptly be paid or delivered and transferred to, the Senior Creditor to be applied against the Senior Debt, or (ii) proposed to be made by a liquidating trustee, agent or other Person pursuant to any order or decree made by any court of competent jurisdiction in which any Insolvency Proceeding is pending, such payment or distribution shall be paid by such liquidating trustee, agent or other Person directly to the Senior Creditor to be applied against the Senior Debt, and if, notwithstanding the foregoing, any such payment or distribution is made to or received by the Subordinated Creditor, the Subordinated Creditor shall immediately transfer and turn over any such payment or distribution to the Senior Creditor to be applied against the Senior Debt.

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(b)           In connection with any payment or distribution of cash, equity interests, securities or other properties of the Borrower in any Insolvency Proceeding, the Subordinated Creditor shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such Insolvency Proceeding is pending, or a certificate of the liquidating trustee, agent or other Person making such payment or distribution, delivered to the Subordinated Creditor, for the purpose of ascertaining the Person(s) entitled to receive payment from the Subordinated Creditor pursuant to the foregoing provisions of this Section 4, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all of the facts pertinent thereto or to this Agreement.

Section 5.     Representations, Warranties, and Covenants of Borrower.  The Borrower hereby represents and warrants to, and covenants and agrees with, the Senior Creditor on the date hereof and at all times hereafter until the earlier to occur of (i) the indefeasible payment and performance in full of all of the Senior Debt and the termination of all of the Senior Loan Documents or (ii) the date of termination of this Agreement pursuant to Section 32 hereof (the "Termination Date"), that:

(a)           the Borrower has not relied on and will not rely on any representation or information of any nature made by or received from the Senior Creditor relative to the Borrower or the Senior Debt in entering into and performing its obligations under this Agreement and any Subordinated Loan Document;

(b)           no consent or authorization of, filing with, or other act by or in respect of, any Governmental Authority or any other Person is or will be required on the part of or with respect to the Borrower in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(c)           the Borrower has no knowledge of, and has not authorized or consented to, any sale, assignment or transfer by the Subordinated Creditor of any of the Subordinated Debt or any Subordinated Loan Document, or any right, title or interest therein, to any other Person in violation of this Agreement;

(d)           attached hereto as Exhibits A, B and C are true, correct and complete executed copies of the Subordinated Note, the Purchase Agreement and the Letter Agreements, and none of the Subordinated Note, the Purchase Agreement nor the Letter Agreements have been amended, restated, replaced or modified as of the date hereof;

(e)           the Borrower has not made, and the Subordinated Creditor has not collected, accepted or received, any payment or distribution of any kind on, in satisfaction of or with respect to any of the Subordinated Debt at any time prior to the Subordinated Loan Maturity Date or otherwise in violation of this Agreement;

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(f)           as of the date hereof, no default, event of default, or other similar event or circumstance has occurred and is continuing under any Subordinated Loan Document; and

(g)          except to the extent expressly permitted under the Senior Credit Agreement, (i) the Borrower shall not enter into any other agreements, instruments or documents that cause the Borrower to make, incur, assume, or otherwise become liable for any other Subordinated Debt (except to the extent otherwise expressly permitted under this Agreement) that evidence, govern, document, or otherwise relate to any Subordinated Debt, and (ii) the original principal amount specified in such Subordinated Note, together with any accrued and unpaid interest thereon and all other liabilities, obligations, indemnities, costs, fees, and expenses of any kind incurred at any time and from time to time by the Borrower to the Subordinated Creditor under the Subordinated Loan Documents as in effect on the date hereof, shall comprise and represent all of the Subordinated Debt of any kind now or hereafter owing by the Borrower to the Subordinated Creditor.

Section 6.     Representations, Warranties and Covenants of Subordinated Creditor.  The Subordinated Creditor hereby represents and warrants to, and covenants and agrees with, the Senior Creditor on the date hereof and at all times hereafter until the earlier to occur of (i) the indefeasible payment and performance in full of all of the Senior Debt and the termination of all of the Senior Loan Documents or (ii) the Termination Date, that:

(a)           the Subordinated Note and each other Subordinated Loan Document:

(i)           has been issued to and executed by the Subordinated Creditor for good and valuable consideration;

(ii)          is owned by the Subordinated Creditor free and clear of any security interests, liens, charges or encumbrances whatsoever arising from, through or in connection with the Subordinated Creditor (other than the interest of the Senior Creditor under this Agreement);

(iii)         is payable solely and exclusively to the Subordinated Creditor and to no other Person and is payable without deduction for any defense, offset or counterclaim; and

(iv)         constitute the only agreements, instruments and documents evidencing the Subordinated Debt.

(b)          the Subordinated Debt (i) is and shall be and remain unsecured at all times and (ii) is not an shall not be supported by any lien or security interest in any assets or properties of the Borrower or any guarantee, letter of credit or other credit enhancement provided by or on behalf of the Borrower or any of its Subsidiaries;

(c)          the Subordinated Creditor has the capacity and the legal right to execute and deliver and to perform his obligations under this Agreement;

(d)          no consent or authorization of, filing with, or other act by or in respect of, any Governmental Authority or any other Person is or will be required on the part of or with respect to the Subordinated Creditor in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

6

(e)          this Agreement constitutes a legal, valid and binding obligation of the Subordinated Creditor, and is enforceable against the Subordinated Creditor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(f)           the Subordinated Creditor has received, reviewed, been advised of, understands and obtained legal and financial counsel regarding this Agreement and, in connection with such understanding and in consideration of same, has voluntarily elected to enter into this Agreement and to receive, as partial consideration for the Specified EFA Interests, the Subordinated Note;

(g)          the execution, delivery and performance of this Agreement will not violate any provision of any requirement of law affecting or any contractual obligation of the Subordinated Creditor or any of his affiliates or related parties and will not result in the creation or imposition of any lien on any of the properties or revenues of the Subordinated Creditor pursuant to any requirement of law affecting, or any contractual obligation of, the Subordinated Creditor;

(h)          the Subordinated Creditor has not relied on and will not rely on any representation, statement or other information of any kind or nature made by or received from the Senior Creditor in entering into and performing his obligations under this Agreement and any Subordinated Loan Document;

(i)           the Subordinated Creditor is on the date hereof the sole lawful and beneficial owner of all of the Subordinated Debt;

(j)           the Subordinated Creditor has not sold, assigned or transferred and will not sell, assign or transfer any right, title or interest in any of the Subordinated Debt or any Subordinated Loan Document to any other Person, except to the extent expressly permitted under this Agreement;

(k)          as of the date hereof, no default, event of default, or other similar event or circumstance has occurred and is continuing under any Subordinated Loan Document;

(l)           the Borrower has not made, and the Subordinated Creditor has not collected, accepted or received, any payment or distribution of any kind on, in satisfaction of or with respect to any of the Subordinated Debt at any time prior to the Subordinated Loan Maturity Date or otherwise in violation of this Agreement;

(m)         attached hereto as Exhibits A, B, and C are true, correct and complete executed copies of the Subordinated Note, the Purchase Agreement, and the Letter Agreements, and none of the Subordinated Note, the Purchase Agreement, nor the Letter Agreements have been amended, restated, replaced or modified as of the date hereof;

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(n)          except to the extent expressly permitted under the Senior Credit Agreement, (i) the Subordinated Note, the Purchase Agreement and the Letter Agreements are and shall be the only Subordinated Loan Documents (other than this Agreement) that evidence, govern, document, or otherwise relate to any Subordinated Debt, and (ii) the original principal amount specified in the Subordinated Note, together with any accrued and unpaid interest thereon and all other liabilities, obligations, indemnities, costs, fees and expenses of any kind incurred at any time and from time to time by the Borrower to the Subordinated Creditor under the Subordinated Loan Documents as in effect on the date hereof, shall comprise and represent all Subordinated Debt of any kind now or hereafter owing by the Borrower to the Subordinated Creditor; and

(o)          the Subordinated Creditor (i) has received, reviewed and analyzed the Subordinated Note, the Letter Agreements and this Agreement and all of the terms and provisions hereof and thereof prior to the date hereof, and (ii) is capable of assessing and has assessed the merits and risks represented by the Subordinated Note, the Letter Agreements and this Agreement and has voluntarily elected to enter into the Subordinated Note, the Letter Agreements and this Agreement.

Section 7.     Waivers and Consents of Subordinated Creditor.

(a)          The Subordinated Creditor hereby acknowledges, consents, covenants and agrees that the payment and performance by the Borrower of any of the Senior Debt will not cause or constitute a Subordinated Default (defined below) and, without the necessity of any reservation of any rights or remedies by the Senior Creditor against the Subordinated Creditor or any other Person, and without any notice to or any further assent by the Subordinated Creditor, until the earlier to occur of (i) the indefeasible payment and performance in full of the Senior Debt and the termination of the Senior Loan Documents or (ii) the Termination Date:

(i)           any demand for payment of any Senior Debt made by the Senior Creditor may be rescinded in whole or in part by the Senior Creditor for a period of up to six (6) months following the maturity date for the Senior Loan specified in the Senior Credit Agreement on the date hereof (the "Senior Maturity Date"), and any Senior Debt may be continued, and any of the Senior Debt, or the liability of the Borrower or the Subordinated Creditor or any other Person upon or for any part thereof, or any Collateral or guarantee therefor or right of offset with respect thereto, or any obligation or liability of the Borrower or any other Person under any Senior Loan Document, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Senior Creditor for a period of up to six (6) months following the Senior Maturity Date; and

(ii)           any of the Senior Debt and any Senior Loan Document may be amended, restated, renewed, restructured, refinanced, replaced, extended, modified, supplemented or terminated, in whole or in part, as the Senior Creditor may deem advisable at any time and from time to time in its sole discretion, any Collateral securing the payment of any of the Senior Debt may be sold, exchanged, waived, surrendered or released, in accordance with the terms of the Senior Loan Documents, and the Senior Creditor may exercise (or refrain from exercising) any of its rights and remedies with respect to any of the Senior Debt, any Senior Loan Document, applicable law, or otherwise, in each case all without notice to or further assent by the Subordinated Creditor, which will remain bound under this Agreement, and all without impairing, abridging, releasing or otherwise affecting in any way the subordination provided for in this Agreement.

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(b)           The Subordinated Creditor hereby irrevocably and unconditionally waives any and all notice of the creation, renewal, restatement, restructuring, replacement, refinancing, extension or accrual of any of the Senior Debt and notice of or proof of reliance by the Senior Creditor upon this Agreement.  The Senior Debt shall be deemed conclusively to have been created, contracted, continued and incurred in reliance upon this Agreement, and all dealings between the Borrower and the Senior Creditor shall be deemed to have been consummated in reliance upon this Agreement.  The Subordinated Creditor hereby further irrevocably and unconditionally waives protest, demand for payment, notice of default, and any other notice of any kind whatsoever relating to any of the Senior Debt or any Senior Loan Document.

(c)           To the maximum extent permitted by law, the Subordinated Creditor hereby irrevocably and unconditionally waives any claim of any kind or character which it now has or may at any time hereafter have against the Senior Creditor with respect to, or arising out of, any action or omission or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Senior Creditor or any of its respective directors, officers, employees, attorneys or agents with respect to any of the Senior Debt, the Collateral, any exercise (or failure to exercise) of rights or remedies under the Senior Loan Documents or any transaction relating to the Borrower or any of the Collateral, except to the extent such claim arises from the gross negligence or willful misconduct of the Senior Creditor and, without limiting the generality of the foregoing, none of the Senior Creditor nor any of its respective directors, officers, employees, attorneys or agents shall be (i) liable for failure to demand, collect or realize upon any of the Senior Debt or the Collateral or for any forbearance or delay in doing so, (ii) under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or the Subordinated Creditor or any other Person or (iii) required to take any other action whatsoever with regard to any of the Senior Debt or the Collateral, except to the extent such claim arises from the gross negligence or willful misconduct of the Senior Creditor.

Section 8.     Senior Debt Unconditional.  All rights and interests of the Senior Creditor hereunder, and all agreements and obligations of the Subordinated Creditor and the Borrower hereunder, shall be absolute, irrevocable and unconditional and shall remain in full force and effect irrespective of:

(a)           any lack of validity, enforceability, perfection or priority of any Senior Debt or any Senior Loan Document;

(b)           any change in the time, amount, manner or place of payment of, or in any other term of, all or any of the Senior Debt, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of any Senior Loan Document;

(c)           any exchange, release or nonperfection of any security interest in any Collateral, or any release, amendment, waiver or other modification, pursuant to the terms of the Guarantee and Security Agreement or any of the other Senior Loan Documents, of all or any of the Senior Debt or any guarantees thereof or any Senior Loan Document; or

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(d)           any other event or circumstance which otherwise might constitute a defense, counterclaim or other right or remedy available to, or a discharge of, the Borrower or any other Loan Party in respect of any of the Senior Debt or any Senior Loan Document, or of the Subordinated Creditor or the Borrower in respect of this Agreement.

Section 9.     Subordinated Note Legend.  The Subordinated Creditor and the Borrower further covenant and agree with the Senior Creditor that the Subordinated Note shall contain the following language (or a statement substantially similar to the following language) on the face thereof set forth conspicuously and in capital letters:

NOTWITHSTANDING ANY TERM OR PROVISION SET FORTH IN THIS INSTRUMENT, THE RIGHTS AND OBLIGATIONS EVIDENCED BY THIS INSTRUMENT ARE SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH A CERTAIN SUBORDINATION AGREEMENT TO WHICH THE MAKER OF THIS INSTRUMENT IS A PARTY AND WHICH PROHIBITS CERTAIN TRANSFERS, SALES OR ASSIGNMENTS OF THIS INSTRUMENT.  ANY SUCH TRANSFER, SALE OR ASSIGNMENT OF THIS INSTRUMENT SHALL BE NULL AND VOID.

NOTWITHSTANDING THE FOREGOING, ANY ASSIGNEE OR HOLDER OF THIS INSTRUMENT THAT TAKES THIS INSTRUMENT SUBJECT TO THE TRANSFER, SALE OR ASSIGNMENT OF SAME IS BOUND BY AND SUBJECT IN ALL RESPECTS AND FOR ALL PURPOSES TO THE TERMS AND PROVISIONS OF THE SUBORDINATION AGREEMENT AS IF SUCH ASSIGNEE OR HOLDER WERE A PARTY TO SUCH SUBORDINATION AGREEMENT.

Section 10.     Negative Covenants of Subordinated Creditor.  The Subordinated Creditor hereby covenants and agrees that it shall not, without the prior written consent of the Senior Creditor, until the earlier to occur of (i) the indefeasible payment and performance in full of the Senior Debt and the termination of all of the Senior Loan Documents or (ii) the Termination Date:

(a)           sell, assign, or transfer, directly or indirectly, in whole or in part, any of the Subordinated Debt or any Subordinated Loan Document or any right, title or interest therein (each, a "Subordinated Interest") to any other Person (a "Transferee"), other than any family member of the Subordinated Creditor or any trust created by or on behalf of the Subordinated Creditor for estate planning or tax purposes (each, a "Permitted Transferee"), provided that (x) any such Permitted Transferee shall contemporaneously with any such sale, assignment or transfer execute a counterpart to this Agreement and thereupon become a "Subordinated Creditor" under this Agreement in all respects and for all purposes to the extent of the Subordinated Interest and (y) any sale, assignment or transfer of any Subordinated Interest that is made or consummated in violation of this Section 10(a) shall be null and void in all respects);

(b)           permit any Subordinated Loan Document to be directly or indirectly amended, restated, modified, restructured, renewed, replaced or otherwise supplemented, if and to the extent such amendment, restatement, modification, restructuring, renewal or replacement would in any manner:

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(i)           increase the then outstanding amount of any of the Subordinated Debt;

(ii)          increase the interest rate on or any of the yield provisions applicable to any of the Subordinated Debt;

(iii)         change or supplement any of the terms or provisions of any of the representations and warranties, covenants, indemnities, cost and expense reimbursement provisions, defaults or events of default thereunder in any manner that makes them more restrictive or burdensome on the Borrower;

(iv)         increase materially any of the other obligations or liabilities of the Borrower thereunder;

(v)          change to an earlier date any date on which any payment of principal, interest or other amount of any Subordinated Debt is required to be made; or

(vi)         otherwise be materially adverse to the rights and interests of the Senior Creditor; or

(c)           contest, challenge, disrupt, interfere with or otherwise impair, or support any other Person in contesting, challenging, disrupting, interfering with or otherwise impairing, in each case in any claim, action or proceeding (including, without limitation, any Insolvency Proceeding), (i) any of the Senior Debt, the validity, enforceability, perfection or priority of any Senior Loan Document or any Liens or guarantees created thereunder, (ii) any right, title or interest of the Senior Creditor in, to, or under any of the Collateral, or any claim, right, remedy, motion, objection, or proceeding relating to or in respect of the Borrower any modification or relief from automatic stay, adequate protection, cash Collateral or post-petition interest, fees or expenses, under 11 U.S.C. §§ 361, 362, 363 or 364, or any other provision of the Bankruptcy Code, applicable law, or otherwise, or (iii) any other claim, right, remedy, power or privilege asserted, exercised, enforced or pursued by the Senior Creditor at any time and from time to time in respect of any of the Senior Debt or under or in connection with the Borrower or any Insolvency Proceeding of or involving the Borrower or any Senior Loan Document.

Section 11.     Enforcement Actions.

(a)           Notwithstanding any term or provision in any Subordinated Loan Document, the Subordinated Creditor shall not, at any time and for any reason, unless and until all of the Senior Debt shall have been indefeasibly paid and performed in full, and only except to the extent expressly permitted in this Section 11(b), (i) accelerate the scheduled maturity of or otherwise declare to be due and payable any of the Subordinated Debt prior to the Subordinated Debt Maturity Date, (ii) commence or join with any other creditor in commencing an Insolvency Proceeding against the Borrower, or (iii) continue or take any other Enforcement Action or other action to collect or receive, or enforce any right or remedy to collect or receive, any payment or distribution of, on, in satisfaction of or on account of any of the Subordinated Debt, including, without limitation, the exercise of any right or remedy available to the Subordinated Creditor under any Subordinated Loan Document, applicable law or otherwise, if and for so long as any Senior Default has occurred and is continuing or if a Senior Default would in the determination of the Senior Creditor result from the taking of any such Enforcement Action.

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(b)           Notwithstanding Section 11(a) above, if an Event of Default (as defined in the Subordinated Note) occurs and is continuing at any time as a result of any failure on the part of the Borrower to make any payment when due on the Subordinated Debt to the Subordinated Creditor or for any other reason (each, a "Subordinated Default"), the Subordinated Creditor shall promptly provide written notice of such Subordinated Default to the Senior Creditor (which notice shall describe such Subordinated Default in reasonable detail) (each, a "Subordinated Default Notice") and shall take no Enforcement Action or any other action in respect of the payment or collection of any Senior Debt or with respect to any Subordinated Loan Document until the occurrence of the date which is 180 days after the later to occur of the date of (i) delivery by the Senior Lender to the Subordinated Creditor of the most recent Senior Default Notice identifying any Senior Default or (ii) delivery by the Subordinated Creditor to the Senior Creditor of such Subordinated Default Notice (such 180-day period, the "Standstill Period") make a written demand to the Borrower for payment of that portion of the Subordinated Debt which is then due and payable (any such written demand, a "Permitted Enforcement Action"); and provided further that any such Standstill Period (x) shall be tolled during any Insolvency Proceeding involving the Borrower of which the Subordinated Creditor has received notice and (y) shall be tolled for a period not to exceed 180 days during which no Insolvency Proceeding involving the Borrower exists but due to other circumstances the Senior Creditor reasonably believes that it is prevented by applicable law (including, for the avoidance of doubt, judicial ruling) from exercising its enforcement rights and remedies against all or any part of the Collateral, provided that in the case of this clause (y) the Senior Creditor is diligently attempting in good faith to obtain relief from such applicable law and is not so prevented by applicable law because of action taken by the Senior Creditor in violation of applicable law and provided that the Subordinated Creditor has received notice of such circumstances from the Senior Creditor.

(c)           Notwithstanding the foregoing, the Subordinated Creditor may receive and retain payments on the Subordinated Debt as and to the extent expressly permitted under Section 2 of this Agreement and may file a proof of claim in any Insolvency Proceeding instituted by another Person and may vote such claim in any manner which is permitted hereunder and is not inconsistent with the terms hereof.

(d)           If the Subordinated Creditor takes or attempts to take any such action which the Senior Creditor determines is in violation of or inconsistent with the terms of this Agreement, the Senior Creditor may at any time and from time to time in its sole discretion, in accordance with and pursuant to the terms hereof, object to, interfere with, impose upon and take any action to prevent such action, either in its own name, in the name of the Borrower or any other Loan Party or otherwise.

Section 12.     Reinstatement.  The provisions of this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment in respect of the Senior Debt is rescinded, avoided or must otherwise be returned by the Senior Creditor thereof upon the filing by or against the Borrower or Subordinated Creditor of any Insolvency Proceeding or otherwise, all as if such payment had never been made.

Section 13.     Provisions Applicable After Insolvency Proceeding.  The provisions of this Agreement shall continue in full force and effect notwithstanding the occurrence of any event or proceeding contemplated under the definition of "Insolvency Proceeding".

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Section 14.     Permitted Equity Conversion.  Notwithstanding any other term or provision to the contrary in this Agreement, the Subordinated Creditor and the Borrower may at any time upon ten (10) business days' prior written notice to the Senior Creditor, effect and consummate a Permitted Equity Conversion, provided that the consummation of any such Permitted Equity Conversion would not in the determination of the Senior Creditor give rise to a Default or an Event of Default or violate or otherwise conflict with any term or provision contained in the Senior Credit Agreement or any other Senior Loan Document.

Section 15.     Validity of Senior Debt and Senior Loan Documents.  Each of the Borrower and Subordinated Creditor acknowledges and agrees that (a) the Borrower is or will be indebted to the Senior Creditor for all of the Senior Debt, without any right of rescission, cross complaint, claim, demand, defense, counterclaim or offset of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of the Senior Debt, and (b) neither the Borrower nor the Subordinated Creditor has as of the date hereof any claim, right or cause of action of any kind or nature against Senior Creditor as a result of or in connection with the Senior Debt, and any of the Senior Loan Documents, or the transactions contemplated hereby or thereby.

Section 16.     Interpretation.  If any term or provision of this Agreement requires judicial or other interpretation, the Parties hereby agree that any court or any other Person interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Party by reason of the rule of construction that a document is to be construed more strictly against the Party who itself or through its agent prepared the same.

Section 17.     Expenses; Indemnification.

(a)           The Borrower shall pay and reimburse to the Senior Creditor, upon demand any and all fees, costs and expenses (including, without limitation, all attorneys' fees and disbursements) paid or incurred by the Senior Creditor from time to time, as a result of, or in connection with the preparation, negotiation, execution, delivery, performance, amendment, waiver, collection or enforcement of this Agreement.

(b)           The Borrower shall indemnify and hold the Senior Creditor and each of its respective partners, members, shareholders, officers, managers, directors, employees, attorneys, agents and other representatives (each an "Indemnitee") harmless from and against any and all claims, losses, damages, actions, causes of action, liabilities, obligations, costs and expenses, suits and proceedings (including, without limitation, reasonable attorneys' fees and disbursements) of any kind or nature whatsoever, threatened or brought against or incurred by the Senior Creditor, in any manner and for any reason, directly or indirectly arising from, out of, as a result of, relating to or in connection with this Agreement; provided, however, that the Borrower shall not be obligated to indemnify any Indemnitee for any acts or omissions of the Senior Creditor in connection with matters described in this Section 17 arising directly from the gross negligence or willful misconduct of the Senior Creditor, as determined by a court of competent jurisdiction in a final, non-appealable judgment.  WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNITEE SHALL BE INDEMNIFIED AND HELD HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, ACTIONS, CAUSES OF ACTION, LIABILITIES, PENALTIES, SUITS, PROCEEDINGS, JUDGMENTS, DISBURSEMENTS, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, FEES AND EXPENSES OF COUNSEL) ARISING OUT OF OR CAUSED IN WHOLE OR PART BY THE ORDINARY NEGLIGENCE OF ANY SUCH INDEMNITEE.  THE AGREEMENTS IN THIS SECTION 17 SHALL SURVIVE REPAYMENT OF THE SENIOR DEBT.

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(c)           All obligations and liabilities of the Borrower under this Section 17 shall survive the termination of the Senior Loan Documents, and shall be in addition to and shall supplement the obligations and liabilities of the Borrower and each other Loan Party under any of the Senior Loan Documents.

Section 18.     Term.  This Agreement shall become effective when executed by each of Borrower, Subordinated Creditor, and Senior Creditor, and, when so accepted, shall constitute a continuing agreement, and shall remain in effect until the earlier to occur of (i) the indefeasible payment and performance in full of all of the Senior Debt and the termination of all of the Senior Loan Documents or (ii) the termination of this Agreement pursuant to the payment and performance in full of all of the Subordinated Debt in accordance with the terms hereof.

Section 19.     Further Assurances.  Each of the Borrower and the Subordinated Creditor, at its own respective cost and expense and at any time and from time to time, shall promptly and duly execute and deliver any further agreements, documents and instruments and to take such other actions as may be reasonably requested, directed or instructed by Senior Creditor to effect the purpose of obtaining or preserving the full benefits of this Agreement and the rights and powers granted herein, all as and when requested, directed or instructed by the Senior Creditor.

Section 20.     Powers Coupled with an Interest.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Senior Debt is indefeasibly paid and performed in full and all of the Senior Loan Documents are terminated.

Section 21.     Notices.  All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to the relevant Party at its address provided on the signature page hereto, or as to each such party at such other address as such party shall designate in a written notice to the other parties.  Each such notice, request or other communication shall be effective (a) on the earlier of the date of receipt or the date three (3) Business Days after deposit of such notice in the United States mail, if sent postage prepaid, certified mail, return receipt requested or (b) when actually received, if personally delivered.

Section 22.     No Duties of Senior Creditor.  The rights and remedies of the Senior Creditor under this Agreement are solely for its protection and nothing herein contained shall create or impose on the Senior Creditor any duties of any kind with respect to any property either of the Borrower or of the Subordinated Creditor heretofore or hereafter received by the Senior Creditor.

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Section 23.     Entire Agreement.  This Agreement constitutes and expresses the entire understanding between the Parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements or conditions, whether express or implied, oral or written.

Section 24.     Loan Document.  This Agreement shall constitute a Loan Document (as defined in the Senior Credit Agreement) in all respects and for all purposes.

Section 25.     Amendments.  Neither this Agreement nor any portion or provision hereof may be amended, modified, supplemented or waived in any manner other than by an agreement in writing signed by the all of the Parties.

Section 26.     Governing Law; Consent to Jurisdiction.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

(b)           EACH OF THE BORROWER AND THE SUBORDINATED CREDITOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN HARRIS COUNTY, TEXAS AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF TEXAS AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER SENIOR LOAN DOCUMENT OR SUBORDINATED LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.

(c)           EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER SENIOR LOAN DOCUMENT OR SUBORDINATED LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE SENIOR CREDITOR MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER SENIOR LOAN DOCUMENT OR SUBORDINATED LOAN DOCUMENT AGAINST THE BORROWER OR THE SUBORDINATED CREDITOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(d)           EACH OF THE BORROWER AND THE SUBORDINATED CREDITOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER SENIOR LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 26.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 27.     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Subordinated Creditor and the Borrower and each of their respective successors and permitted assigns, and inure to the benefit of the Senior Creditor and its successors and assigns; provided that (a) neither the Borrower nor the Subordinated Creditor may assign or transfer any of its rights, interest or obligations under this Agreement or any interest herein or delegate any of its or his obligations or duties hereunder to any other Person (except by the Subordinated Creditor to a Permitted Transferee in accordance with Section 10(a) of this Agreement) without the prior written consent of the Senior Creditor and (b) the Senior Creditor may assign any of its rights and interests under this Agreement to any other Person in its sole discretion.

Section 28.     Severability.  The provisions of this Agreement are independent of and separable from each other.  If any provision hereof shall for any reason be held invalid or unenforceable, it is the intent of the parties that such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, and that this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

Section 29.     Execution in Counterparts.  This Agreement may be executed by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telecopier or in PDF format via electronic mail shall be effective as delivery of an original counterpart of this Agreement.

Section 30.     No Waiver; Cumulative Remedies; Enforcement.  Except as expressly set forth herein, no failure to exercise and no delay in exercising, on the part of the Senior Creditor, any right, remedy, power or privilege hereunder or under the other Senior Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 31.     Independence of Covenants.  All covenants and agreements hereunder and under the Senior Loan Documents with respect to the Borrower shall be given independent effect so that if a particular action or condition on the part of the Borrower is not permitted by any of such covenants or agreements, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant or agreement, shall not avoid the occurrence of a Senior Default or a violation of this Agreement (as applicable) if such action is taken or such condition exists.

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Section 32.     Termination.  This Agreement shall terminate with respect to the Parties upon the delivery of written notice by the Senior Creditor to each other Party of the termination of this Agreement.

Section 33.     Definitions. In addition to such other terms as are elsewhere defined herein, as used in this Agreement the following terms shall have the following meanings:

"Bankruptcy Code" means Title 11 of the United States Code, as in effect from time to time.

"Collateral" has the meaning specified in the Guarantee and Security Agreement.

"Enforcement Action" means any action, claim or proceeding of any kind or character to (i) collect, enforce payment of or preserve or protect or accelerate any of the Subordinated Debt or (ii) exercise any other right or remedy (including commencing, prosecuting, or participating in any private, judicial, or administrative action) on or in respect of payment or collection of the Subordinated Debt, or any Subordinated Loan Document, applicable law, or otherwise, in respect of any of the Subordinated Debt.

"Governmental Authority" means any government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

"Guarantee and Security Agreement" means that certain Guarantee and Security Agreement, dated as of May [__], 2009, among the Senior Creditor, the Borrower and the other signatories thereto, as amended, restated, supplemented, renewed, replaced or otherwise modified from time to time.

"Guarantor"  means each Guarantor (as such term is defined in the Guarantee and Security Agreement).

"Insolvency Proceeding" means (i) the Borrower commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower making a general assignment for the benefit of its creditors; or (ii) there being commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there being commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower generally not paying, or being unable to pay, or admitting in writing its inability to pay, its debts as they become due.

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"Loan Party" means the Subordinated Creditor and each Guarantor.

"Permitted Equity Conversion" means the conversion at any time and from time to time by the Subordinated Creditor and the Borrower of all or any portion of the Subordinated Debt into equity interests of the Borrower.

"Person" means any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any governmental authority.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

FREDERIC M. EDELMAN

By:
Name:

ADDRESS:

[__________]
Attention: [___________]
Telephone: [___________]

SANDERS MORRIS HARRIS GROUP INC.

By:
Name:
Title:

ADDRESS:

600 Travis Street, Suite 5800
Houston, Texas 77002
Attention: Rick Berry, Chief Financial Officer
Telephone: (713) 993-4614

PROSPERITY BANK

By:
Name:
Title:

ADDRESS:

777 Walker Street, L140
Houston, Texas 77002
Attention: Randall R. Reeves, President Houston Area
Telephone: (713) 693-9251